As filed with the Securities and Exchange Commission on September 10, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Home Director, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3669	52-2143430
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2525 Collier Canyon Road
Livermore, California 94551
(925) 373-0438
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

Michael Liddle
Chief Executive Officer
Home Director, Inc.
2525 Collier Canyon Road
Livermore, California 94551
(925) 373-0438
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Russell S. Berman, Esq.
Kronish Lieb Weiner & Hellman LLP
1114 Avenue of the Americas
New York, New York 10036
(212) 479-6000

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box .

Pursuant to Rule 429, this registration statement contains a combined prospectus that covers 10,293,013 unsold shares being carried forward from the registrant's Registration Statement No. 333-113408 in addition to the 24,350,666 shares initially registered hereunder. This registration statement also constitutes Post-Effective Amendment No. 1 to Registration Statement No. 333-113408. In the event that any of the shares covered by Registration Statement No. 333-113408 are resold prior to the effective date of this registration statement, such shares will not be included in the combined prospectus included herein.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Common Stock	34,643,679 shares	$0.75	$25,982,759.25	$3,085.23

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the amount to be registered includes an indeterminate number of additional shares that may be issuable in certain events pursuant to anti-dilution provisions contained in certain outstanding warrants. Pursuant to Rule 429 under the Securities Act, the amount includes 10,293,013 unsold shares included in and carried forward from the registrant's Registration Statement No. 333-113408 declared effective on March 19, 2004 and 24,350,666 shares initially registered hereunder. In accordance with the undertakings of the registrant set forth in Registration Statement No. 333-113408, the registrant hereby deregisters 26,172 shares that were registered under Registration Statement No. 333-113408 but were not sold under such registration statement and are not being carried forward under this registration statement.

(2) Of these shares, 12,032,475 are currently outstanding shares to be offered for resale by selling stockholders and 22,611,204 are currently unissued shares to be offered for resale by selling stockholders following issuance upon exercise of outstanding warrants.

(3) Estimated solely for the purpose of calculating the registration fee for the 24,350,666 shares initially registered hereunder and calculated pursuant to Rule 457(c) under the Securities Act. For purposes of this table, the registrant has used the average of the closing bid and asked prices of the registrant's Common Stock on September 7, 2004, as reported by the OTC Bulletin Board.

(4) Aggregate filing fees of $2,964.89 were previously paid by the registrant in connection with the registration under Registration Statement No. 333-113408 of 10,293,013 unsold shares that are carried forward and included in this registration statement. A filing fee of $3,085.23 is being paid in connection with the filing of this registration statement to cover the 24,350,666 shares initially registered hereunder.

The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
SUBJECT TO COMPLETION, SEPTEMBER [    ], 2004

HOME DIRECTOR, INC.

34,643,679 Shares of Common Stock

This prospectus relates to the sale of up to 34,643,679 shares of our Common Stock by some of our stockholders. For a list of the selling stockholders, please see "Selling Stockholders." We are not selling any shares of Common Stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of up to 22,611,204 of such shares to warrant holders upon the exercise of outstanding warrants held by the selling stockholders in the event that such warrants are exercised. We will bear all costs associated with this registration.

On September 7, 2004, the average of the closing bid and asked prices of our Common Stock was $0.75 per share. Our Common Stock is quoted on the OTC Bulletin Board under the symbol "HMDR."

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

Investing in our Common Stock involves a high degree of risk. Please refer to "Risk Factors" beginning on page 4.

We have not engaged any underwriter or other person to facilitate the sale of shares in this offering. This offering will continue for up to 24 months after the related registration statement is declared effective by the Securities and Exchange Commission or for so long thereafter as sales of shares offered by the selling stockholders would otherwise be subject to volume limitations imposed under the Securities Act.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                          , 2004.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	4
Cautionary Statement Concerning Forward Looking Statements	9
Use of Proceeds	10
Market Price of Common Stock	10
Capitalization	11
Management's Discussion and Analysis of Financial Condition and Results of Operations	12
Business	19
Management	25
Certain Relationships and Related Transactions	31
Principal Stockholders	33
Selling Stockholders	36
Plan of Distribution	47
Description of Securities	48
Commission Position on Indemnification for Securities Act Liabilities	49
Legal Matters	49
Experts	49
Changes in and Disagreements with Accountants	50
Where You Can Find More Information	50
Financial Statements	F-1

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to an investor. We encourage you to read this entire prospectus, including our consolidated financial statements and the notes to our consolidated financial statements, completely and carefully before deciding whether to invest in our Common Stock. You should also review the other available information referred to in the section entitled "Where You Can Find More Information" on page 50.

Summary of our Business

We design, manufacture and install electronically wired junction boxes, called the Network Connection Center, which, when installed in a home, can interconnect televisions, audio systems, personal computers and the Internet and connect security systems and utilities. In 2003, this aspect of our business represented approximately 27% of our sales. We sell these manufactured products primarily to new home builders throughout the United States and Canada. As contractors to new home builders, we also physically install and integrate these and other related products as networking solutions in new home developments, primarily in the western United States and Florida. In 2003, 73% of our sales came from our installation services activities.

We believe that as information and telecommunications technology continue to develop and electronic access to entertainment and other content becomes increasingly a staple of contemporary culture, a home networking infrastructure that offers central and distributed access to information sources located throughout the home will become a virtually standard new-home feature. Based on this expectation, we have targeted the new home construction market and positioned our business to provide a cost-effective and flexible infrastructure option for the average new home buyer.

Our installation services consist primarily of wiring and integration of our manufactured products and related products. We perform these services under the Digital Interiors name and market them primarily to new home builders seeking skilled and reliable configuration and installation of home networking systems directly responsive to their specific requirements.

New Management

In an effort to improve our operating results, since the start of 2004 we have made several key management changes. In January 2004, Michael Liddle became our Chief Executive Officer. Mr. Liddle has begun to implement a new strategic vision for the Company, emphasizing improved and expanded hardware and software product offerings. Also in January 2004, we hired Jerry Steckling in the new positions of Vice President, Advanced Technology and Chief Technology Officer. In April 2004, we hired Tom Wilky and Scott Garrison as Vice President–Marketing and Vice President–Sales, respectively.

Recent Significant Equity Financings

In June and July 2004, we raised gross proceeds of $5.2 million in a private sale of equity units consisting of 8,813,569 shares of Common Stock and three-year warrants to purchase 8,813,569 shares of Common Stock at $0.74 per share. The gross proceeds included the conversion of $1,015,000 aggregate principal amount of convertible notes that we sold in a bridge financing in May 2004 (described below). Spencer Trask Ventures, Inc. ("Spencer Trask"), the placement agent in this transaction, received cash compensation of $657,000, including reimbursement for its non-accountable expenses, and five-year warrants to purchase 3,525,427 shares of Common Stock at $0.74 per share.

In May 2004, we privately sold $1,015,000 aggregate principal amount of convertible notes and three-year warrants to purchase 1,015,000 shares of Common Stock at $1.00 per share to accredited investors, including some of our officers and directors and certain affiliates of Spencer Trask. Gross proceeds from the sale of the notes and warrants were $1,015,000. On June 18, 2004, the entire

$1,015,000 principal amount of the notes was automatically converted into equity units in the private placement at a conversion price of $0.59 per unit.

In December 2003 and January 2004, we raised gross proceeds of $3,226,315 in a private sale of equity units consisting of 3,470,679 shares of Common Stock and three-year warrants to purchase 3,470,679 shares of Common Stock at prices ranging from $1.068 to $1.298 per share. As placement agent in this transaction, Spencer Trask received five-year warrants which now represent the right to purchase 1,791,917 shares of Common Stock at prices ranging from $0.86 to $0.96 per share.

All of the shares of Common Stock issued in these transactions (including the shares underlying the warrants) may be offered for resale pursuant to this prospectus.

Our History

Until December 19, 2002, we were known as Netword, Inc. On that date, we acquired all of the stock of Home Director Technologies, Inc. (formerly Home Director, Inc. and referred to in this prospectus as "HDT") in a merger of Netword's special purpose subsidiary into HDT. Immediately before the merger, we completed a one-for-40 reverse split of our outstanding Common Stock.

As a result of the merger, HDT became our wholly-owned subsidiary, we changed our name from Netword, Inc. to Home Director, Inc., and the business of HDT became our only business. When we refer to "Netword" in this prospectus, we are referring to the Company as it existed before the merger, and when we refer to "the merger," we are referring to the merger in which we acquired HDT.

HDT commenced operations on December 8, 1999, subsequent to acquiring the assets and assuming certain liabilities of IBM Corporation's Home Director business unit.

We were incorporated in Delaware on February 18, 1999. We have approximately 134 full time employees. Our executive offices are located at 2525 Collier Canyon Road, Livermore, California 94551. Our telephone number is (925) 373-0438, and our web site address is www.homedirector.com.

THE OFFERING

Registrant	Home Director, Inc.

OTC Bulletin Board Market Symbol	HMDR

Securities Offered by Selling Stockholders	34,643,679 shares of Common Stock, consisting of 12,032,475 outstanding shares owned by selling stockholders and up to 22,611,204 shares issuable to selling stockholders upon exercise of outstanding warrants.

Offering Price	Determined at the time of sale by selling stockholders.

Use of Proceeds	We will not receive any proceeds from the sale of shares of Common Stock by selling stockholders. We intend to use the proceeds from the exercise of outstanding warrants, if any, for working capital purposes.

Shares of Common Stock outstanding before the offering	16,120,461 shares

Shares of Common Stock outstanding after the offering, assuming no exercise of warrants or options	16,120,461 shares

Shares of Common Stock outstanding after the offering, assuming issuance of 22,611,204 shares of Common Stock underlying warrants	38,731,665 shares

Risk Factors	An investment in the Company involves significant risks and uncertainties. See "Risk Factors," beginning on page 4.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below before deciding to purchase shares of our Common Stock. These risks are not the only ones that we face. Additional risks that generally apply to publicly traded companies, that are not yet identified or that we currently think are immaterial, may also adversely affect us.

If any of the events, contingencies, circumstances or conditions described below actually occurs, our business, financial condition or results of operations could be seriously harmed. The trading price of our Common Stock could, in turn, decline, and you could lose all or part of your investment.

The report of our independent auditors on our financial statements contains an explanatory paragraph on our ability to continue as a going concern.

The report of our independent auditors contains an explanatory paragraph concerning the uncertainty of our ability to continue as a going concern because of our operating losses and our need for additional capital. Our financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might occur if we are unable to continue in business as a going concern.

We have a history of operating losses and may never be profitable.

We experienced a net loss of approximately $30.4 million for 2001, a loss of approximately $6.5 million (before an extraordinary item of approximately $4.5 million) for 2002, a net loss of approximately $5.0 million for 2003, and a net loss of approximately $2.8 million for the six months ended June 30, 2004. We have incurred significant operating losses in every quarterly fiscal period since our inception. There is no assurance that we will ever be profitable. Our ability to achieve profitability will depend upon a number of factors, including, but not limited to, whether we:

•	have funds available for working capital, product development and sales and marketing efforts;

•	develop new products for existing and new markets;

•	maintain sales prices, achieve higher sales volume and achieve contract manufacturing efficiencies in order to maintain or improve our gross margins;

•	control our operating expenses;

•	expand the distribution network for our products; and

•	withstand competition in our marketplace.

Our activities may require additional financing, which may not be obtainable.

As of June 30, 2004, we had a cash and cash equivalents balance of approximately $430,900 and working capital of approximately $43,746. Based on our expectations as to future performance, we consider these resources, together with net proceeds of approximately $2.6 million from the private sale of equity units in July 2004 and existing and anticipated credit facilities, to be adequate to meet our anticipated cash and working capital needs at least through June 30, 2005. We have, however, historically needed to raise capital to fund our operating losses, and, even if our losses should significantly improve from historic rates, we may need to seek additional working capital through increased credit and possible additional equity offerings. We may also need to raise additional capital to fund expansion of our business by way of one or more strategic acquisitions. Unless our results improve significantly, it is doubtful that we will be able to obtain additional capital for any purpose if and when we need it.

We are currently in default under our Factoring Agreement and, although the lender has continued to make advances under the agreement, it is not required to do so and could require us to immediately repay all outstanding advances.

As a result of our failure to pay certain federal and state withholding taxes during periods prior to June 30, 2004, an event of default currently exists under our Factoring Agreement, which is essentially a revolving secured credit facility that provides for maximum advances of $750,000 at a designated prime rate plus 6% per year (subject to an increase of 5% per year during an event of default). A total of approximately $493,000 was outstanding under the Factoring Agreement as of September 9, 2004. Although the lender has continued to make advances under the Factoring Agreement and has not imposed default interest charges, we cannot be certain that it will not exercise its default remedies, which include termination of further advances and acceleration of repayment of outstanding balances. If the lender were to exercise some or all of its default remedies, we would need to seek alternative financing which might not be available to us or might be significantly more costly.

The public offering by selling stockholders of a large quantity of our shares as contemplated by this prospectus may adversely affect the trading price of our Common Stock and our ability to raise capital in new stock offerings.

As of September 7, 2004, there were 16,120,461 shares of our Common Stock outstanding, of which 7,239,829 shares were freely tradable (including shares re-saleable pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act). The 34,643,679 shares of Common Stock that may be freely offered for resale pursuant to this prospectus (including the shares issuable upon exercise of warrants), include virtually all of the shares that were previously restricted from public sale. Efforts to sell all or a significant portion of these shares during a limited period pursuant to this prospectus could have a depressing effect on the market price of our Common Stock and could make it more difficult for us to raise capital through sales of our equity securities.

All authorized shares of our Common Stock have been reserved for issuance pursuant to outstanding options and warrants, so that any future equity financing or use of Common Stock for business acquisitions or employee incentives may require us to amend our certificate of incorporation to increase our authorized Common Stock. You should expect that we will seek stockholder approval of such an amendment at or before our next annual meeting of stockholders.

As of September 7, 2004, there were issued and outstanding 16,120,461 shares of Common Stock and warrants and options to purchase 24,869,698 additional shares of Common Stock, exceeding the total of 40,000,000 shares of Common Stock authorized under our certificate of incorporation. Although certain officers and directors have agreed to suspend their rights to exercise options and warrants to purchase a total of 1,599,394 shares of Common Stock until such time, if ever, as our authorized Common Stock is increased, the proposed issuance of more than 609,235 shares of Common Stock in addition to those currently reserved for issuance would require us to amend our certificate of incorporation to increase our authorized Common Stock. You should expect that such an amendment will be proposed for stockholder approval at or before our next annual meeting of stockholders. No decision has been made as to the size of any increase that may be sought, and no assurance can be given that any such increase will be approved by our stockholders. Failure to increase our authorized Common Stock could limit or restrict our ability to raise working capital in a future equity financing and severely limit our ability to use Common Stock for desirable business acquisitions or employee incentives.

Liquidity on the OTC Bulletin Board is limited, and we may be unable to obtain listing of our Common Stock on a more liquid market.

Our Common Stock is quoted on the OTC Bulletin Board, which provides significantly less liquidity than a securities exchange (such as the American or New York Stock Exchange) or an automated quotation system (such as the Nasdaq National or SmallCap Market). There is uncertainty that any of our securities will ever be accepted for listing on an automated quotation system or securities exchange.

Our Common Stock has been thinly traded, and the public market may provide little or no liquidity for holders of our Common Stock.

Purchasers of shares of our Common Stock may find it difficult to resell their shares at prices quoted in the market or at all. There is currently a limited volume of trading in our Common Stock,

and on many days there has been no trading activity at all. Due to the historically low trading price of our Common Stock, many brokerage firms may be unwilling to effect transactions in our Common Stock, particularly because low-priced securities are subject to an SEC rule that imposes additional sales practice requirements on broker-dealers who sell low-priced securities (generally those below $5.00 per share). We cannot predict when or whether investor interest in our Common Stock might lead to an increase in its market price or the development of a more active trading market or how liquid that market might become.

Our stock price may be particularly volatile, which could result in substantial losses for purchasers of our Common Stock.

The relative illiquidity of trading in our Common Stock makes it particularly susceptible to price volatility which could cause purchasers of our Common Stock to incur substantial losses. Among factors that could cause significant fluctuation in the market price of our Common Stock are the following:

•	an increase in the volume of public resales of our Common Stock pursuant to this prospectus;

•	changes in market valuations of similar companies;

•	announcements by us or our competitors of new or enhanced products, technologies or services or significant contracts, acquisitions, strategic relationships, joint ventures or capital commitments; and

•	additions or departures of key personnel.

We depend heavily on our senior management who may be difficult to replace.

We believe that our future success depends to a significant degree on the skills, experience and efforts of Michael Liddle, our Chief Executive Officer, who joined us on January 1, 2004, Jerry Steckling, our Vice President, Advanced Technology and Chief Technology Officer, who joined us on January 7, 2004, and Tom Wilky, our Vice President–Marketing and Scott Garrison, our Vice President–Sales, both of whom joined us in April 2004. Any of these executives would be difficult to replace. While all of them have incentives to remain with the Company and Messrs. Liddle and Steckling are bound by employment contracts with certain competitive restrictions, there is no assurance that all or any of them will not elect to terminate his services to us at any time.

Improvement in our business depends on our ability to increase consumer demand for our products and services and home builder participation in our marketing programs.

Unless and until otherwise motivated by consumer demand, additional home builders may be unwilling to introduce or bear the costs of offering our systems to new home purchasers. Adverse events or economic or other conditions affecting markets for new homes, potential delays in product development, product and service flaws, changes in technology and the availability of competitive products are among a number of factors that could limit home builder and consumer demand for our products and services.

If our name does not achieve and maintain broad market recognition, we may fail to maintain or increase our market share.

We believe that brand recognition is important to our marketing efforts and we have spent substantial amounts to promote our name. These efforts and expenditures may not have achieved their objective or, even if our brand becomes more generally known, may not result in a recovery of advertising and promotional expenses or in any significant market penetration or increase in revenues.

A third party has asserted that our use of the Home Director name in connection with the marketing of certain of our products violates certain trademark and contractual restrictions. If this claim were to be resolved adversely, we could be compelled to pay royalties or damages and/or limit or discontinue use of the name as a trademark.

In June 2003, we received written notice from a third party alleging that we had breached the terms of an agreement by using the "Home Director" mark without displaying a distinctive corporate identifier in connection with some of our products. We have taken what we believe is appropriate remedial action and do not believe that there is any remaining basis for a claim by the third party, nor has the third party taken further action to pursue its claim. Nevertheless, it is possible that the third party will initiate legal action seeking damages and/or injunctive relief against us. If any such litigation should be resolved adversely, we could be compelled to pay damages and/or royalties to the third party for our use of the Home Director name and/or to limit or discontinue its use as a trademark. Any significant limitations on our use of the Home Director name could adversely impact our marketing program and our efforts to establish brand recognition.

We are dependent on our relationships with a limited number of home builders in limited geographical areas for a material portion of our revenues.

Installation services accounted for approximately 83% of our total revenues in the first half of 2004, and one home builder accounted for approximately 27% of this share of our revenue. The work that we do for a relatively small number of significant new home builders who account for a significant portion of our sales represents a small proportion of their overall new home development activities, both locally and nationally. Our installation services activities are currently confined to portions of four western states and Florida, and we do not have the means to provide these services in other major homebuilding markets. Loss or reduction of demand or increased pricing pressure from any of the builders we currently serve could adversely affect our revenues and our ability to achieve profitability.

The Sears Connected Home program, which is an important element of our business plan, could be discontinued by Sears at any time and is set to expire in April 2005.

A significant portion of our current marketing and sales efforts and expectations is focused on the Sears Connected Home program. The program is directly tied to our relationship with Sears Roebuck & Company, which is promoting the program and our products through its extensive marketing and distribution resources. The agreement governing the program expires in April 2005, and Sears or we can terminate it at any time on 120 days' notice. Although we expect that the Sears agreement will be renewed at the end of the current term, we have no assurances that it will be. Failure or discontinuance of the Sears program would have an adverse impact on our marketing and sales activities and could compel us to seek other financial and distribution resources to support these activities. We can provide no assurance that we would be able to obtain any such alternative resources.

Our business is tied to the new housing market, which is inherently cyclical, seasonal and subject to continuing uncertainties.

Our business is directly related to the level of housing starts, especially in those areas where we operate our systems installation business. The housing industry is cyclical, and our revenues from new residential installations will be affected by factors that affect the housing industry, both generally and in the limited areas where we operate. The home building market is also seasonal in many areas of the United States. As a result of all or any of these factors, our revenues and operating results may fluctuate from period to period.

Regulatory constraints on the home construction industry may negatively affect our business.

The home construction industry is subject to various local, state and federal laws and regulations. Sales of our products may be adversely affected by periodic delays in homebuilding projects for a variety of regulatory reasons, including factors relating to local and regional environmental and infrastructure conditions and tax and assessment issues which may delay or halt construction or increase the costs of home development and decrease potential sales of our products.

The market in which we operate is highly competitive and subject to rapid technological and other changes.

Price competition has adversely affected our revenues and margins in the recent past. We expect competition to increase and to continue to exert downward pressure on our margins. Many of our current and potential competitors have significantly greater financial, technical, marketing and other resources and significantly greater name and brand recognition than we have. Many of them also have well-established relationships with current and potential distributors of our products. All or any of these factors may limit or prevent any further development of our business and our ability to achieve profitability. We believe that in order to remain competitive, we will need to respond to frequent and rapid changes in technology and industry standards affecting the market for our products. For a variety of reasons, including lack of financial, technological and proprietary resources, we may fail to recognize or be unable to respond to these changes in a timely or cost-effective manner. We may also encounter capabilities or technologies developed by others that render our products obsolete or not competitive.

Our networking hardware and software products may, from time to time, suffer from design or manufacturing defects which could adversely affect our reputation and business.

Our networking software products are complex. Errors by us or our suppliers could result in software, design or manufacturing defects that could be difficult to detect and correct. Any such defects could adversely impact market interest in or demand for our products and our reputation, credibility and relationships with home builders, current and prospective distributors and consumers. Despite our efforts and testing, our products (including new products and enhancements) may be susceptible to flaws or performance degradation, which could result in:

•	loss of or delay in revenue;

•	loss of market share;

•	failure to achieve market acceptance;

•	adverse publicity;

•	diversion of development resources;

•	claims against us by customers; or

•	injury to our reputation.

We may be exposed to significant costs of defense and damages in litigation stemming from product liability and related claims.

In spite of our best efforts, we may become subject to claims that give rise to litigation resulting from the installation of our products and those of other manufacturers in a consumer's premises. While we carry insurance that we believe is adequate to cover our potential exposure in these matters, the possibility exists that we may become subject to claims in amounts or for reasons that are outside the scope of our insurance coverage. Litigation involving personal injury or loss of life could lead to awards of enormous sums, which could exceed our insurance coverage and force us to liquidate or seek bankruptcy protection.

Our technology, whether or not patented, may be vulnerable to misappropriation by our competitors and the effects of competitive, non-infringing technology.

We own or have rights to use proprietary technology that we believe affords us a current competitive advantage. This technology is not, however, fully protected from infringement by competitors or from their introduction of non-infringing technologies. Our patent rights and the additional steps we have taken to protect our intellectual property may not be adequate to deter misappropriation, and our proprietary position remains subject to the risk that our competitors will independently develop non-infringing technologies that are substantially equivalent or superior to our technologies.

We may be subject to the costs and risks of claims for patent and/or trademark infringement asserted against us by others.

We remain subject to the risk that third parties will assert infringement claims against us that will result in costly litigation, require us to redesign infringing products or obtain a license to use the intellectual property of third parties. Such licenses may not be available on reasonable terms or at all. Any intellectual property claims resolved against us (including the trademark-related claim against us for use of the Home Director name) could adversely affect our ability to continue in business.

Our ability to operate and compete effectively requires that we hire and retain skilled technical personnel, who have been in short supply from time to time and may be unavailable to us when we need them.

Our business requires us to be able to continuously attract, train, motivate and retain highly skilled employees, particularly engineers and other senior technical personnel. Our failure to attract and retain the highly trained technical personnel who are integral to our sales, development and service teams may limit the rate at which we can generate sales and develop new products or product enhancements. Our inability to attract and retain the individuals we need could adversely impact our business and our ability to achieve profitability.

Our installation business requires us to hire, train and retain skilled tradesman, but we may periodically be unable to do so in the labor markets in which we operate.

We must continue to attract, train, motivate and retain highly skilled tradesmen at competitive wage rates, to install and service our systems. Qualified skilled tradesmen are scarce and in great demand throughout the construction industry and particularly in the geographic areas where our systems installation activities are currently conducted. Our inability to attract and retain necessary skilled personnel, when we need them and at rates we can afford, could adversely impact our business and our ability to achieve profitability.

We have issued a substantial number of options and warrants which remain outstanding. The existence of such options and warrants may have a depressing effect on the market price of our Common Stock and impair our ability to raise additional capital, while any exercise of such options and warrants will dilute the interests of the holders of outstanding Common Stock.

There are outstanding options and warrants (including those held by the selling stockholders) to purchase approximately 24,869,698 shares of Common Stock at exercise prices ranging from $0.36 to $453.56 per share, as compared to a total of only 16,120,461 shares of Common Stock currently outstanding. The existence of these options and warrants may have a depressing effect on the market price of our Common Stock and may impair our ability to raise additional capital through sales of our Common Stock or adversely affect the terms of any such sales. The exercise of such options and warrants (including by cashless exercise, where permitted) may result in dilution of the relative interests of holders of our Common Stock in our stockholders equity and earnings, if any.

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING STATEMENTS

This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management and information currently available to management. The use of words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely" or similar expressions, indicates a forward-looking statement although not all forward-looking statements contain such identifying words.

Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future results may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results are beyond the ability of Home Director to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statements, which speak only to the date made. For those statements, Home Director claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "Risk Factors" beginning on page 4.

The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of Common Stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

USE OF PROCEEDS

There will be no proceeds to the Company from the sale of shares of Common Stock by selling stockholders in this offering. The Company may receive up to approximately $15,544,000 from the sale of Common Stock to selling stockholders for resale in this offering pursuant to the exercise of outstanding warrants. (This estimate assumes that warrants having an exercise price exceeding the closing sale price for our Common Stock on September 7, 2004, will not be exercised and that there will be no "cashless" exercise of warrants.) We intend to use any proceeds from the exercise of warrants for working capital purposes.

MARKET PRICE OF COMMON STOCK

Market Information

Our Common Stock is quoted on the OTC Bulletin Board under the symbol HMDR. Prior to the merger, Netword's Common Stock was quoted on the OTC Bulletin Board under the symbol NTWD.

The following approximate high and low bid information for the Common Stock is as reported by the OTC Bulletin Board. The prices stated represent inter-dealer quotations, which do not include retail mark-ups, mark-downs or commissions. Such prices do not necessarily represent actual transactions. The high price during the fourth quarter of 2002 (and all periods thereafter) reflects a one-for-40 reverse split of our Common Stock on December 19, 2002.

As of September 7, 2004, there were approximately 825 holders of record of our Common Stock.

	Price
2002	High	Low
First quarter	$0.14	$0.07
Second quarter	0.12	0.06
Third quarter	0.09	0.04
Fourth quarter	8.00	0.04
2003
First quarter	8.00	2.85
Second quarter	3.00	1.50
Third quarter	2.10	0.75
Fourth quarter	1.50	0.85
2004
First quarter	2.52	1.22
Second quarter	1.20	0.65

Dividends

We have not paid any dividends on our Common Stock and do not anticipate declaring or paying any cash dividends in the foreseeable future. The holders of our Common Stock are entitled to dividends when and if declared by our board of directors from legally available funds.

CAPITALIZATION

The following table sets forth our (1) actual capitalization as of June 30, 2004 and (2) pro forma capitalization as of June 30, 2004 as adjusted to reflect our receipt of $2,600,000 of net proceeds from our private sale of Common Stock and warrants in July 2004. This table does not reflect the potential effects of exercise of outstanding options and warrants, including warrants issued in connection with the sale, and should be read in conjunction with our financial statements included elsewhere in this prospectus. See the second full paragraph under "Risk Factors" on page 5 and the last paragraph under "Risk Factors" on page 9.

	Actual	Pro Forma
Long-term portion of capital lease obligation	$37,728	$37,728
Other long-term liabilities	326,380	326,380
Stockholders' equity:
Preferred stock, $0.01 par value Authorized – 2,000,000 shares No shares issued or outstanding	—	—
Common stock, $0.01 par value Authorized – 40,000,000 shares Issued and outstanding shares – 11,024,184 at June 30, 2004 and 16,120,461 pro forma shares	110,242	161,205
Additional paid-in capital	80,293,219	82,842,256
Accumulated deficit	(74,411,656)	(74,411,656)
Total stockholders' equity	$5,991,805	$8,591,805
Total capitalization	$6,355,913	$8,955,913

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read together with the financial statements and related notes included elsewhere in this prospectus. Some of the statements in this section that are not historical facts are forward-looking statements. You are cautioned that the forward-looking statements contained in this section are estimates and predictions, and that our actual results could differ materially from those anticipated in the forward-looking statements due to risks, uncertainties or actual events differing from the assumptions underlying these statements. The risks, uncertainties, and assumptions include, but are not limited to, those disclosed under "Risk Factors" beginning on page 4.

Overview

As a result of the merger, on December 19, 2002, HDT became our wholly-owned subsidiary, we changed our name from Netword, Inc. to Home Director, Inc., and the business of HDT became our only business. Since the former stockholders of HDT acquired a majority of our voting interests in the merger, the transaction was treated as a reverse acquisition, with HDT treated as the acquirer for accounting purposes. Accordingly, the pre-merger financial statements of HDT are our historical financial statements. At the time of the merger, Netword had no continuing operations and its historical results would not be meaningful if combined with the historical results of HDT.

Our revenues consist primarily of revenues from the sale of home networking products and services. Our home networking products are sold primarily to distributors for use by integrators who install the products in homes throughout the United States and Canada. The Company also provides installation services, primarily to the new home construction market, in California, Florida, Colorado and Texas.

Research and development expenses consist primarily of salaries and related personnel expenses, subcontracted research expenses, and technology license expenses. As of June 30, 2004, all research and development costs had been expensed as incurred. We believe that continued investment in research and development is critical to attaining our strategic objectives, and we expect such expenses to increase during the second half of 2004.

General and administrative expenses consist primarily of expenses for executive, finance and administrative personnel, professional fees, and other general corporate expenses. As we add personnel and incur additional costs related to the anticipated growth of our business, general and administrative expenses will also increase.

Recent Developments

In June and July 2004, we raised gross proceeds of $5.2 million in a private sale of equity units consisting of 8,813,569 shares of Common Stock and three-year warrants to purchase 8,813,569 shares of Common Stock at $0.74 per share. The gross proceeds included the conversion of $1,015,000 aggregate principal amount of convertible notes that we sold in a bridge financing in May 2004 (described below). Spencer Trask Ventures, Inc. ("Spencer Trask"), the placement agent in this transaction, received cash compensation of $657,000, including reimbursement for its non-accountable expenses, and five-year warrants to purchase 3,525,427 shares of Common Stock at $0.74 per share.

In May 2004, we privately sold $1,015,000 aggregate principal amount of convertible notes and three-year warrants to purchase 1,015,000 shares of Common Stock at $1.00 per share to investors, including some of our officers and directors and certain affiliates of Spencer Trask. Aggregate proceeds from the sale of the notes and warrants were $1,015,000. On June 18, 2004, the entire $1,015,000 principal amount of the notes was automatically converted into equity units in the private placement at a conversion price of $0.59 per unit.

In December 2003 and January 2004, we raised gross proceeds of $3,226,315 in a private sale of equity units consisting of 3,470,679 shares of Common Stock and three-year warrants to purchase

3,470,679 shares of Common Stock at prices ranging from $1.068 to $1.298 per share. As placement agent in this transaction, Spencer Trask received five-year warrants which now represent the right to purchase 1,791,917 shares of Common Stock at prices ranging from $0.86 to $0.96 per share.

As of March 23, 2004, we entered into a Factoring Agreement with Pacific Business Funding, a division of Greater Bay Bank, N.A. The Factoring Agreement is essentially a revolving credit facility and provides for borrowings of up to 65% of the amounts of our eligible accounts receivable (each, an "advance"), subject to a maximum balance of $750,000, secured by substantially all of our assets. Advances are within the complete discretion of the lender. Outstanding advances are subject to a finance fee equal to the lender's prime rate plus 6% per year, which is subject to increase by an additional 5% per year during the pendency of a default. In connection with the Factoring Agreement, we issued to the lender's parent warrants to purchase 8,333 shares of Common Stock. As a result of our failure to pay certain federal and state withholding taxes during periods prior to June 30, 2004, an event of default currently exists under the Factoring Agreement. Although the lender has continued to make advances and has not imposed default interest charges, we cannot be certain that it will not exercise its default remedies, which include termination of further advances and acceleration of repayment of outstanding balances. The initial term of the Factoring Agreement is set to expire on May 5, 2005, subject to automatic renewal for successive one year terms. The Factoring Agreement is terminable at will by Pacific or us at any time.

On April 17, 2003, we entered into an agreement with Sears, Roebuck & Co., pursuant to which we are currently expanding a strategic marketing relationship with Sears called the Sears Connected Home program. This program began as a pilot program in Florida in 2002 and, under the terms of the agreement with Sears, is being implemented by Sears, with our support, on a national basis. For a description of the agreement with Sears and the Sears Connected Home program, see "Business."

During 2003, we signed new contracts to provide networking solutions and services to Shea Homes, Bright Development, SummerHill Homes, Richmond American Homes-Los Angeles Division, Greystone Homes, Cobblestone Homes, Jonathan Homes and Beazer Homes.

During the fourth quarter of 2003, we opened an office in Colorado Springs, Colorado to provide services to Classic Homes, and during the first quarter of 2004 we opened an office in Houston, Texas.

While we have high expectations for revenues stemming from these agreements and the commencement of operations in Colorado and Texas, we can provide no assurance that any of the relationships contemplated by these agreements or the new offices will continue or will result in any increase in our revenue.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. We believe the following critical accounting policies, which have been discussed by senior management and our audit committee, have significant effect in the preparation of our consolidated financial statements.

Revenue Recognition.    We generally recognize product revenue upon shipment. We also recognize revenue using the percentage of completion method on installation projects, primarily by comparing contractual billing milestones with total contract value. Accounting for revenue from services, payment of upfront fees, and achievement of contract-specific milestones involves management making assessments of business conditions and estimates regarding timing and cost of work associated with the revenue. Over time, these estimates may be adjusted based on then-current circumstances, such as changes in contract amounts, resulting in adjustment to revenues. Changes to total estimated contract costs or losses, if any, are recognized in the period in which they are identified.

Allowance for Doubtful Accounts.    Accounts receivable are unsecured and we maintain allowances for doubtful accounts for estimated losses from customers' inability to make payments. We assess each account that is more than 90 days delinquent or others when information known to us indicates amounts may be uncollectible; in order to estimate the appropriate level of the allowance, we consider such factors as historical bad debts, current customer creditworthiness, changes in customer payment patterns and any correspondence with the customer. In 2003, we experienced losses, or recorded provisions for potential losses, totaling $373,000, or 4% of revenues. If the financial condition of our customers were to deteriorate and impair their ability to make payments, additional allowances might be required in future periods. We incurred no material charges associated with doubtful accounts during the first half of 2004.

Inventory.    We present inventory value at the lower of cost or market and net of valuation allowances for excess and obsolete units. Establishing this reserve requires estimates of sales volumes and pricing. In 2003, we recorded expenses for disposal of obsolete inventory or recorded provisions to reduce the valuation of inventory, totaling $956,000, or 10% of revenues. The obsolete inventory was acquired primarily in 2000 and 2001, and we anticipate that the level of these expenses and write-downs will be lower in future periods. To the extent that we are not able to correctly anticipate trends in demand for our products and potential obsolescence, additional reserves may be required in future periods. We incurred no material charges associated with inventory disposals or writedowns during the first half of 2004.

Intangible Assets — Goodwill.    Intangible assets include costs in excess of net assets acquired ("goodwill") and other purchased intangibles. The carrying amount of goodwill is reviewed annually. If this review indicates that goodwill will not be recoverable, the carrying amount of the goodwill will be reduced to its estimated fair value. This requires us to estimate such factors as future sales volumes and costs of business produced by these intangibles. To the extent that we are not able to correctly anticipate these trends, additional adjustments to estimated fair value may be required in future periods.

Valuation of Warrants and Other Equity Instruments.    We have entered, and may continue to enter, into transactions whereby we grant warrants to purchase stock to non-employees. These transactions sometimes require us to determine the fair value of non-exchange traded instruments. The development of these fair values requires significant judgment and estimates by management. We disclose the principal assumptions used in determining these fair values in our financial statements and we believe these assumptions are reasonable. However, the use of different valuation models, or assumptions differing from ours, could cause materially different values to be assigned these instruments and could have a significant impact, positive or negative, on our reported results of operations. During 2003, we issued warrants in connection with a bank line of credit and certain agreements to provide investor relations services. Expenses relating to the value of those warrants totaled $144,000, which were recorded as interest expense. In the first quarter of 2004, we issued additional warrants in connection with the Factoring Agreement. Expenses relating to the value of these warrants totaled $7,000, which were recorded as interest expense. In the second quarter of 2004, we issued warrants in connection with a bridge financing. Expenses relating to the value of these warrants totaled $77,000 and are recorded as interest expense in the second quarter of 2004.

Results of Operations

Comparison of Three and Six Months Ended June 30, 2004 and June 30, 2003

Revenues

Revenues were $2,444,000 in the second quarter of 2004, compared to $2,497,000 in the second quarter of 2003, a decrease of 2%. Revenues were $4,492,000 in the first half of 2004, compared to $4,961,000 in the first half of 2003, a decrease of 9%. The reductions were primarily attributable to reduced product sales in 2004 (from $1,360,000 during the first half of 2003 to $749,000 during the first half of 2004, or a reduction of 45%), partially offset by increased services revenues (from $3,601,000 during the first half of 2003 to $3,743,000 during the first half of 2004, or an increase of 4%.) Product sales accounted for 21% of revenues in the second quarter of 2004, as compared to 22% in the second quarter of 2003, and accounted for 17% of revenues in the first half of 2004, as compared to 27% in the first half of 2003. The decline in product sales reflects several factors, including our strategic decisions to concentrate on cost reduction measures in the second half of 2003 and the sale of products primarily through the still-developing Sears Connected Home program, as well as intense price competition. Product sales grew from $238,000 in the first quarter of 2004 to $511,000 in the second quarter of 2004, and we believe that product sales will continue to grow in the second half of 2004.

On the services side, revenues increased by 4% in the first half of 2004 as compared to the first half of 2003. During 2004, we signed a number of new contracts to provide networking solutions to home builders, and, during the fourth quarter of 2003 and the first quarter of 2004, we opened offices in Colorado Springs and Houston to provide networking solutions in those areas. In the first seven months of 2004, sales orders for home installation services increased by 38% as compared to the same period in 2003. We anticipate that our total revenues for the second half of 2004 will exceed our total revenues for the second half of 2003.

Total Costs and Expenses

Total costs and expenses were $3,879,000 in the second quarter of 2004, compared to $3,534,000 in the second quarter of 2003. The increase in 2004 was primarily attributable to increased cost of revenues of $388,000, general and administrative expenses of $309,000, sales and marketing expenses of $158,000 and research and development expenses of $110,000, offset in part by the provision for abandonment of facility of $590,000 which was recorded in 2003. Cost of revenues was $1,796,000, or 73% of revenues, in the second quarter of 2004 as compared to $1,408,000, or 56% of revenues, in 2003. Cost of revenues in 2004 was adversely affected by decreased average product selling prices and a change in the mix of the Company's revenues. Total costs and expenses were $7,138,000 in the first half of 2004, compared to $6,460,000 in the first half of 2003. The increase in 2004 was primarily attributable to increased cost of revenues of $674,000, general and administrative expenses of $416,000, research and development expenses of $138,000 and sales and marketing expenses of $111,000, offset in part by the provision for abandonment of facility of $590,000 which was recorded in 2003. Cost of revenues was $3,528,000, or 79% of revenues, in the first half of 2004 as compared to $2,854,000, or 58% of revenues, in 2003. Cost of revenues in 2004 was adversely affected by decreased average product selling prices and the shift to a higher proportion of services revenues.

We expect our research and development expenses to continue to increase, due primarily to our hiring of additional engineering personnel and increased licensing costs as we undertake to improve and broaden our product offerings. From time to time, we may incur additional professional fees and other costs in connection with future attempts to expand our product line. We also expect our sales and marketing expenses to continue to increase, due primarily to our hiring of additional sales and marketing personnel, expanded marketing efforts undertaken to increase brand recognition and demand for our products, and increased commission expenses based on anticipated sales increases.

Net interest expense increased in 2004 ($108,000 in the second quarter and $130,000 for the first half of the year) compared to 2003 ($3,000 of net interest income in the second quarter and $13,000 of net interest expense for the first half of the year), primarily due to charges for warrants we issued during the second quarter of 2004 in connection with our bridge financing. Expenses for the value of these warrants totaled $77,000 which is recorded as interest expense in the second quarter of 2004.

Net Loss

Our net loss in the second quarter of 2004 was approximately $1,542,000, as compared to a net loss of approximately $1,053,000 in the second quarter of 2003. Our net loss for the six months ended June 30, 2004 was approximately $2,776,000, as compared to net loss of approximately $1,512,000 in the same period in 2003. The increase in the net loss for the second quarter and six months ended June 30, 2004 is primarily due to the decline in gross margin and increases in general and administrative expenses discussed above.

Comparison of Years Ended December 31, 2003 and December 31, 2002

Revenues

Revenues were $9,251,000 in 2003, compared to $10,447,000 in 2002, a decrease of 11%. The reduction was primarily attributable to reduced product sales in 2003 (from $4.3 million in 2002 to $2.5 million in 2003, or a reduction of 42%), partially offset by increased services revenues. During 2003, unit sales of products decreased by 20% (from 13.7 million units to 10.9 million units) and average product selling prices decreased by 27% (from $317 to $230). Product sales accounted for 27% of revenues in 2003, as compared to 42% in 2002. The decline in product sales reflects several factors, including our strategic decisions to concentrate on cost reduction measures and the sale of products primarily through the still-developing Sears Connected Home program, as well as price competition.

On the services side, revenues increased by 11% in 2003 as compared to 2002. During 2003, we signed several new contracts to provide networking solutions to numerous home builders and during the fourth quarter of 2003, we opened an office in Colorado Springs to provide networking solutions, with Classic Homes as our first customer.

Total Costs and Expenses

Total costs and expenses were $14,170,000 in 2003, compared to $9,210,000 in 2002. The increase in 2003 was primarily attributable to the gain on extinguishment of certain liabilities of $4,516,000 recorded in 2002 and the provision for abandonment of facility of $684,000 recorded in 2003, offset in part by reduced research and development expenses during 2003. Cost of revenues was $7,251,000, or 78% of revenues, in 2003 as compared to $7,021,000, or 67% of revenues, in 2002. Cost of revenues in 2003 was adversely affected by decreased average selling prices and charges related to inventory. During the fourth quarter of 2003, we recorded expenses for disposal of or provisions for obsolete inventory of approximately $956,000. Factors leading to the charges in the fourth quarter included a decline in product sales which we believe was related principally to the technological obsolescence of certain inventory and our inability to compete with products of a more recent design. We expect that research and development expenses will increase for periods subsequent to 2003, primarily due to the hiring of additional engineering personnel and the incurrence of increased licensing costs in connection with our efforts to expand and improve our product line. From time-to-time we may also incur additional professional fees and other costs in connection with these efforts and our efforts to expand our business into new geographic areas through one or more strategic acquisitions.

Net Loss

Our net loss in 2003 was approximately $4,986,000, as compared to a net loss of approximately $2,009,000 in 2002. The increase was primarily attributable to:

•	the fact that we had no gain on extinguishment of liabilities in 2003 while we had a gain of approximately $4.5 million from the extinguishment of certain liabilities in 2002;

•	other expenses (net) of approximately $3,258,000 associated with HDT's convertible notes that were retired on conversion in December 2002;

•	the provision of approximately $684,000 for abandonment of facility recorded in 2003; and

•	the inventory charge of $956,000 recorded in 2003.

Comparison of Years Ended December 31, 2002 and December 31, 2001

Revenues

Revenues were $10.4 million in 2002, compared to $13.2 million in 2001, a decrease of 21%. This decrease was due primarily to inventory shortages stemming from cash constraints that affected our relations with certain key vendors during the first half of 2002 and our inability to recapture or replace new home building projects and product sales in the second half of that year.

Total Costs and Expenses

Total expenses in all categories decreased substantially in 2002 compared to 2001. For 2002 compared to 2001, cost of revenues decreased by approximately $1.8 million (or 20%) which was primarily attributable to decreased revenues. For 2002, general and administrative expenses decreased by approximately $2.2 million (or 41%), sales and marketing expenses decreased by approximately $3.5 million (or 60%), and research and development expenses decreased by approximately $5.4 million (or 88%). Cost reduction measures which contributed to these decreases included a reduction in headcount, a reduction in spending on new product development, a reduction in marketing and promotional expenses and a change in sales strategy for our products.

Interest expense for 2002 was adversely affected by certain expenses related to HDT's sale of convertible notes. The charges included interest accrued on the notes, which was paid in HDT common stock immediately prior to the merger, and amortization of costs of the offering of the notes, which raised essential capital. All of the convertible notes were automatically converted into HDT common stock immediately prior to the merger. Although management views the underlying economic basis of issuance of convertible debt as a sale of HDT common stock, generally accepted accounting principles require the third-party costs associated with the convertible notes to be treated as fees paid for obtaining debt financing which are to be amortized over the expected term of the financing, which was from the date of the issuance of the convertible notes through the date of the merger.

We recognized a $4.5 million gain from the extinguishment of certain liabilities in 2002 as a result of a debt restructuring by HDT. There were no extraordinary gains or losses in 2001.

Net Loss

Our net loss in 2002 was approximately $2.0 million, as compared to a net loss of approximately $30.4 million in 2001. The substantial reduction in net loss was primarily attributable to the items discussed above, the elimination of goodwill amortization as a result of a required change in accounting principle, and the non-recurrence of various restructuring charges incurred in 2001.

Liquidity and Capital Resources

Historically our operations have never been self-sustaining, and we have financed our continuing operations through a series of private offerings of debt and equity and by asset-based borrowings from commercial lenders. We cannot predict when, if ever, our business will produce sufficient cash to reduce or eliminate our dependence on external financing as our primary source of working capital.

As a result of our financing efforts in May, June and July 2004, involving the successful completion of the bridge financing and sale of equity units referred to below, our working capital position improved considerably. We believe our working capital resources (including sums available under present and potential secured credit facilities) are adequate to meet our working capital needs at least through June 30, 2005. Nevertheless, if we continue to incur losses at the rate experienced during the first two quarters of 2004, we would be required to seek additional financing which would be difficult if not impossible to obtain.

Line of Credit

As of March 31, 2004, we owed $300,000 pursuant to a line of credit from Venture Banking Group, under which an event of default existed as a result of our failure to comply with certain financial covenants. On April 1, 2004, we obtained advances of $450,000 under the Factoring Agreement described above and applied approximately $300,000 of the advances to repay the line of credit, which was then terminated.

Factoring Agreement

As of June 30, 2004, we owed approximately $702,000 under the Factoring Agreement, which is essentially a revolving credit facility that provides for maximum borrowings of $750,000. As of

September 9, 2004, approximately $493,000 is outstanding under the Factoring Agreement. We are currently in discussions with other commercial lenders to obtain a new borrowing facility, to be used for working capital purposes. There can be no assurance that we will be able to obtain such a new facility on terms acceptable to us or at all.

We have notified the lender of a default under the Factoring Agreement attributable to our failure to pay federal and state withholding taxes for certain periods. Although the lender has continued to make advances and has not imposed default interest charges, we cannot be certain that it will not exercise its default remedies, which include termination of further advances and acceleration of repayment of outstanding balances. If the lender were to exercise its default remedies, we would need to seek alternative financing which might not be available on terms acceptable to us or at all.

Forbearance Agreement

Under the Factoring Agreement, we agreed to raise at least $2 million in equity financing before May 1, 2004. We had not done so by that date, but on May 6, 2004, the lender agreed to refrain from exercising its remedies with respect to the resulting default until July 1, 2004 and to waive the default if we raised the required financing by that date. We satisfied the condition of the waiver and cured the default by completing the bridge financing and a portion of the private sale of equity units described below.

Related Party Payables

During February and March 2004, one of our executive officers made a series of loans to us totaling $46,000 to help us meet working capital needs. These loans have been repaid in full as of September 2004.

May 2004 Bridge Financing and June and July 2004 Private Sale of Equity Units

In May 2004, we privately sold to investors a total of $1,015,000 face amount of our 8% convertible notes and warrants to purchase 1,015,000 shares of our Common Stock for gross proceeds of $1,015,000. The purchasers included certain of our officers, directors and other affiliates. The notes matured on June 18, 2004, when they were automatically converted into equity units at a price of $0.59 per unit in the first closing of the private sale of equity units described in the next paragraph. Purchasers of the notes received three-year warrants to purchase an aggregate of 1,015,000 shares of Common Stock at an exercise price of $1.00 per share. We recorded non-cash interest expense of approximately $77,000 associated with the issuance of these warrants.

In June and July 2004 we raised gross proceeds of $5.2 million ($2.2 million as of June 30, 2004) through the private sale of equity units at a price of $0.59 per unit, including proceeds from the conversion of $1,015,000 principal of notes issued in the bridge financing. Net proceeds of $1.8 million were received during the second quarter and are reflected in the balance sheet as of June 30, 2004, and net proceeds of approximately $2.6 million were received in July 2004. The units comprised a total of 8,813,569 shares of common stock and warrants to purchase an additional 8,813,569 shares at $0.74 per share. Spencer Trask was the placement agent for the transaction and received cash compensation of $657,000, including reimbursement for its non-accountable expenses, and five-year warrants to purchase 3,525,427 shares of common stock at $0.74 per share.

December 2003 and January 2004 Private Sale of Equity Units

In December 2003 and January 2004, we raised gross proceeds of $3,226,315 in a private sale of equity units consisting of 3,470,679 shares of Common Stock and three-year warrants to purchase 3,470,679 shares of Common Stock at exercise prices ranging from $1.068 to $1.298 per share. Net proceeds of $1,740,000 were received in 2003 and are reflected in the balance sheet as of December 31, 2003, and the remaining proceeds of $860,000 were received in 2004. Spencer Trask was the placement agent for the transaction and received $369,421 as cash compensation and reimbursement of its non-accountable expenses and five-year warrants which now entitle it to purchase 1,791,917 shares of Common Stock at exercise prices ranging from $0.86 to $0.96 per share.

Cash

As of June 30, 2004, we had approximately $431,000 of cash, cash equivalents, investments or interest receivable. Cash increased in the first half of 2004 by $365,000. Approximately $2,776,000 was used to fund our operating loss, an increase in accounts receivable ($1,467,000) and purchases of property and equipment ($167,000), offset in part by net proceeds from the issuance of Common Stock and warrants ($2,682,000), an increase in accounts payable and accrued expenses ($1,471,000), net bank borrowings ($402,000) and a decrease in inventories ($317,000).

Net cash used in operating activities was $2,505,000 for the first half of 2004. Net cash used for the period in operating activities was primarily for increases in accounts receivable and funding of operating losses, offset in part by increases in accounts payable and accrued expenses and a decrease in inventories.

Net cash used in investing activities was $167,000 for the first half of 2004. Cash used for the period in investing activities was primarily to purchase property and equipment.

Net cash provided by financing activities was $3,037,000 for the first half of 2004, attributable primarily to the proceeds from the bridge financing and sales of equity units described above.

Off Balance Sheet Arrangements

We have no off balance sheet arrangements.

BUSINESS

Overview

We design, manufacture and install electronically wired junction boxes, called the Network Connection Center, which, when installed in a home, can interconnect televisions, audio systems, personal computers and the Internet and connect security systems and utilities. In 2003, this aspect of our business represented approximately 27% of our sales. We sell these manufactured products primarily to new home builders throughout the United States and Canada. As contractors to new home builders, we also physically install and integrate these and other related products as networking solutions in new home developments, primarily in the western United States and Florida. In 2003, 73% of our sales came from our installation services activities.

Our home networking solutions are intended to function as the electronic foundation for linked access to third-party services and technologies, including those that are currently available and those that may be offered in the future. Within a "connected" or "networked" home, our proprietary Network Connection Center can be used to interconnect a number of devices, appliances or gateways so they can be centrally controlled. With a properly featured Home Director system, a home owner can listen to music from speakers throughout the home, play different music in different areas of the home, view and manage digital photographs on television, network a number of computers within the home, remotely view other areas of the home, change or reconfigure telecommunications options within the home, and perform a variety of other automated functions controlled from one or more central or remote locations.

We believe that as information and telecommunications technology continue to develop and electronic access to entertainment and other content becomes increasingly a staple of contemporary culture, a home networking infrastructure that offers central and distributed access to information sources located throughout the home will become a virtually standard new-home feature. Based on this expectation, we have targeted the new home construction market and positioned our business to provide a cost-effective and flexible infrastructure option for the average new home buyer.

Our installation services work consists primarily of wiring and integration of our manufactured products and related products. We perform these services under the Digital Interiors name and market them primarily to new home builders, offering them a single source for skilled and reliable configuration and installation of home networking systems that meet their project-specific needs.

Our Products and Services

Our home networking solution consists of structured wiring and proprietary hardware and software. This solution is based on our proprietary communications interface, called the Network Connection Center, which has received awards from the National Association of Home Builders, Popular Science Magazine and the Home Automation and Networking Association. The Network Connection Center is a highly functional metal junction box offered in several sizes and configurations which houses structured wiring terminals and, in conjunction with processors and applications software, connects and coordinates dedicated wiring that accesses all of the networked applications and devices within the home. The wiring infrastructure can be scaled to high or low capacity levels in accordance with specific builder or consumer requirements. With the Network Connection Center, we offer a menu of hardware and software add-ons and upgrades which determine the scope and capacity of each individual system. The cost of a system varies depending on the size of the home and the number of selected features. Typically, the price to consumers of a complete, installed home networking solution ranges from $1,500 to $4,000, plus the cost of any audio, video, security and other peripheral components and systems, including speakers, which may be linked to the network and included in the installed package. Complete high-end systems may have a retail price of several hundred thousand dollars.

Industry Overview and Market Opportunity

Target Market

The new home construction industry currently offers the principal market for our products and services. An average of more than 1.5 million new homes (including residential apartment units) have been built in the United States during each of the past 10 years, and 1.9 million new homes were built in 2003. (Source: United States Bureau of the Census.) Based on our own experience, we believe that only a relatively small number of these new homes were built with electronic networking capabilities but that the percentage of new homes incorporating these capabilities has been increasing.

We recognize an additional potentially large market for network retrofitting of existing homes and businesses. For the time being, however, the re-wiring or retrofitting of existing structures for internal networking installations is essentially a custom market and, we believe, represents a relatively small segment of the overall market for home networking solutions. While wireless technology promises an ultimate solution to the intrusive aspects of extensive home re-wiring, we believe existing wireless technologies are not yet sufficiently reliable for networking purposes. We expect that the market for retrofitting will expand rapidly as these wireless technologies improve and make retrofitting economically feasible on a larger scale. We plan to follow developments in wireless and other technologies to enable us to take advantage of any such developments as they occur.

Industry Evolution

The market for solutions that will facilitate the distribution and control of data within the home is relatively new and we believe is still in an early stage of evolution. This market appears to be driven by a number of trends, including the following:

•	a demand for video, audio and voice capabilities throughout the home rather than in a single location;

•	the growing number of households with multiple personal computers and Internet capabilities;

•	the rise in the number of people who work from home;

•	the increase in the availability of "last mile" high speed bandwidth, via cable modem, DSL and satellite;

•	the proliferation of new technology and digital applications;

•	the expectation that devices and technology will perform multiple functions; and

•	the decreasing cost of relatively sophisticated home networking solutions.

Our Solution

In our effort to exploit this evolving market, and by contrast to the many small-scale local businesses that offer limited low-tech network functions, we offer scaleable and upgradeable technology, established distribution channels, and, in sections of California, Florida, Colorado and Texas, and in other areas served by certified integrators of the Sears Connected Home program (see "Marketing and Distribution—Digital Interiors"), a single-source for products and professional installation. We believe we address prospective obsolescence by providing a structured wiring infrastructure that handles multiple mediums, is scaleable and can be functionally upgraded by adding or changing hardware and software components. Our home networking solutions can be controlled from inside the home or remotely from web-access devices. We offer a full range of support from pre-sale design and installation to post-installation service, at prices we believe to be competitive. To meet a broad range of demand from entry level to custom homes, we employ standardized base packages or modules with a menu of functional add-ons or upgrades to provide a range of performance capabilities responsive to the individual consumer's budget and needs.

Our home networking solutions enable shared high-speed Internet access, linked computer peripherals, centrally controlled home security systems, distributed entertainment content and other services and capabilities. These solutions allow home owners to access information and entertainment in any room in the home and centrally control their security, energy and lighting. We couple our networking hardware with scaleable and upgradeable proprietary software that delivers functionality and an intuitive "plug and play" user interface. Devices connected into our system can be controlled through television sets in the home or remotely by both wired and wireless web-access devices.

Our "Intelligent Home Marketing Program" is intended to standardize and streamline a home builder's sales, design, installation and customer support for our networking solutions. Using each participating builder's blueprints for a home development project, we recommend the most appropriate standard packages and application modules for potential buyers and identify standard locations for voice, video, data, security and home management features within the framework of the overall designs contemplated by the blueprints. We display our products and systems in the builder's showroom or model, where a sales representative is available to consult with each home buyer while the buyer is selecting other home options, such as cabinets, carpeting and tile. We try to obtain the builder's commitment to purchase and include a home networking package in all of the housing units within a new-home development. With this commitment, we receive revenue from each home built in the development, based on the package selected by the builder, and further revenue from sales of add-ons, upgrades and application modules selected by individual home buyers.

We believe our home networking solutions are flexible enough to accommodate builders' requirements for virtually all levels of housing units, including production, semi-custom and custom homes.

Builders generally are interested in including home networking packages in their new home developments for a variety of reasons which may include all or any of the following:

•	The home networking package is marked up and included in the gross sales price of each home and therefore represents an incremental item of net revenue to the builder.

•	The package represents a relatively inexpensive value enhancement to prospective home buyers, particularly younger buyers who have grown up with newer communications technologies, and increases the marketability of a new home.

•	Inclusion of a network package facilitates sales of video, security, telecommunications and other applications which represent further potential net revenue to the builder.

•	Consumer demand and competition from other builders make it essential.

Marketing and Distribution – Digital Interiors

Our business is channeled through several marketing programs.

Since January 2001, we have generated sales of our networking systems and related products and services through direct involvement as integrators and installers of our systems, acting primarily as subcontractors for builders in their new home developments. In the local areas where we perform these services, we act as a single source supplier, participating directly in sales to consumers and offering assistance ranging from pre-sale design to post-installation support and including pre-packaged and custom options. We currently carry on these systems installation activities in California, Florida, Colorado (since December 2003) and Texas (since February 2004).

Through a strategic relationship with Sears, Roebuck & Co., we are now actively engaged with Sears in an important marketing initiative called the Sears Connected Home program. This marketing initiative began as a pilot program in Florida in 2002, and, under an agreement with Sears entered into in April 2003, we are now supporting Sears in the implementation of the Connected Home program on a national basis. The Sears Connected Home program is intended to capitalize on Sears' established reputation and contacts in the home building industry by offering builders a reputable single source for home-networking solutions in their new home projects. Under the program, Sears offers builders a variety of home networking options, arranges for installation of selected network solutions through pre-certified local and regional integrators and provides quality assurances that differentiate its program from the limited local service typically available to developers. Home Director is the preferred product supplier for the Sears program and acts as an integrator for the program, primarily in areas where Sears has not yet certified other local service providers.

A builder participating in the Sears program contracts with Sears to have Sears install a Sears home networking system in the builder's new houses, typically in a multi-home development. At the same time, Sears contracts with one of its authorized integrators in the area of the development (which may be Home Director or its Digital Interiors subsidiary in the regions where we operate) to fulfill the Sears contract with the builder. Under our agreement with Sears we are the preferred supplier of products used in the home networking systems installed by Sears authorized integrators. Home Director products are supplied to these integrators (other than Digital Interiors) through an authorized Home Director distributor.

Important aspects of the Sears Connected Home program include:

•	Sears' objective is to have the largest nationwide network of certified installers providing home networking solutions to the homebuilding industry. To this end, it has showcased the Connected Home program at major builders' expos and tradeshows.

•	Sears is already a leading supplier of appliances and other products for new homes and has an established reputation in the home-builder community and existing relationships with many home builders.

•	Sears certifies local integrators for the program based on a thorough approval process which requires both technical and financial qualification. Sears has received numerous applications for certification by integrators seeking to participate in the program and has granted a limited number of certifications.

•	The network of certified integrators offers home builders easy access to financially reliable and technically qualified installers who may otherwise be difficult to identify in a market that is typically localized and fragmented.

•	Home Director is the preferred supplier of home networking hardware products for the program. We expect that this status will facilitate increased sales of our products over the next several years as more certified integrators and builders join the program.

While we have high expectations for the Sears Connected Home program, the lead time for new sales is significant and the impact on our revenue thus far has not been material. We can provide no assurance that our strategic relationship with Sears will continue or that it will result in any increase in our revenue. Our agreement with Sears expires in 2005. While we expect the agreement to be renewed, we cannot be certain that it will be or that Sears will not seek to negotiate other terms that may be less advantageous to us.

We also continue to sell our hardware and software networking products throughout the United States and Canada to distributors primarily for resale to regional integrators and installers who carry out their own installation activities, frequently with our technical and training assistance.

Production

Our employees design the hardware and software components that are offered as options within our Network Connection Centers. Hardware components are manufactured to our specifications by several third party suppliers in the United States and abroad. We are not currently dependent upon any single supplier, and we believe that alternative manufacturing sources would be readily available without material delay in the event of the interruption of supplies from any of our current sources.

Prior to July 2004, our extended losses depleted our working capital and caused strains in our relationships with certain contract manufacturers. As a consequence, we experienced chronic product shortages. Our recent equity financing has substantially improved our working capital position. As a result, we have improved our product deliveries and are able to fulfill orders on a timely basis.

New Product Development

Following management changes early in 2004, and as a direct result of a changing market environment, we have begun a new emphasis on the development and marketing of higher-end products. During the previous two years, we de-emphasized research and product development while concentrating on cost saving measures and installation and certain marketing activities. To advance our development program, we hired Jerry Steckling, our Chief Technology Officer, who has extensive experience in the development of high-end sound systems, most recently with Skywalker Sound, a division of Lucas Digital Ltd. Mr. Steckling heads our efforts to improve the range and quality of our audio products. At the same time, we are working to create high-end control panel interfaces which incorporate touch screens and digital displays. We expect our expenses for research and development to increase in the remainder of 2004 and in subsequent years consistent with our renewed commitment to new product development.

Our new products are intended to emphasize industry standard rather than proprietary software, upgrading our existing product line and increasing its functionality and our overall competitive position. Over time, we expect to significantly increase sales of our proprietary and other products while maintaining our installation business at or near current levels. There is no assurance that we will be successful in our development efforts or the implementation of our expansion strategy.

Intellectual Property

We own or have rights to use proprietary technology that we believe affords us a current competitive advantage. We have filed and intend to continue to file patent applications on various home networking technologies in the United States and have obtained two patents. We have also licensed intellectual property from several companies, including major computer and communications manufacturers. We also rely on a combination of trade secret, copyright and trademark law, nondisclosure agreements and technical measures to protect our proprietary technology. We have four trademarks registered and seven trademarks pending in the United States, as well as trademarks registered in other countries.

In June 2003, we received written notice from a third party alleging breach of contract and violation of trademark law in connection with our use of the "Home Director" trademark. We have taken what we believe is appropriate remedial action and do not believe that there is any remaining basis for a claim by the third party, nor has the third party taken further action to pursue its claim. Nevertheless, it is possible that the third party will initiate legal action seeking damages and/or injunctive relief against us. If any such litigation should be resolved adversely, we could be compelled to pay damages and/or royalties to the third party for our use of the Home Director name and/or to limit or discontinue its use as a trademark. Any significant limitations on our use of the Home Director name could adversely impact our marketing program and our efforts to establish brand recognition.

Competition

Our competitors are rapidly changing. They currently include domestic and foreign manufacturers of competitive products and local and regional systems integrators who piece together and install products and services from disparate hardware, software and residential gateway providers. Other competitors are businesses that offer various aspects of home networking using a home's existing electrical wiring or wireless home networking for data connectivity.

In the production and marketing of hardware for networking installations, our principal competitors include OnQ Technologies, Inc., Leviton, USTec, Greyfox and GE Smart.

Employees

As of September 7, 2004, we had approximately 134 full-time employees, 83 of whom were located in California, 18 in Colorado, 17 in Florida, 10 in Texas, and a total of six in other locations. Of our total workforce, 34 are engaged in business development, product research and development, finance and administration, and the balance in operations. None of our employees is covered by a collective bargaining agreement, nor have we experienced any work stoppages. We believe that our relations with our employees are good.

Description of Property

Our corporate headquarters are located in Livermore, California. The Livermore facility has 11,470 square feet and is also used as our northern California service center and for general warehouse storage. Our sublease for the Livermore facility expires in 2008 and requires average monthly lease payments of $14,390. We expect that we will need to seek additional corporate office space in or near our existing facilities in the near future. Based on the current market for office space in the area, we do not anticipate any difficulties in identifying and leasing sufficient space for our needs on appropriate terms in the foreseeable future. We have no current plans for improvements to the Livermore facility, and we believe it is adequately covered by insurance.

Legal Proceedings

On June 18, 2001, Point West Ventures, LP ("Point West") filed a complaint against HDT and Spencer Trask Ventures, Inc., the placement agent for HDT's Series B convertible preferred stock financing in 2000, in New York State Supreme Court. Point West, one of the investors in that financing, alleged misrepresentation in connection with that financing and sought rescission of its $500,000 investment. Subsequent to the filing of the complaint Point West was placed in receivership and the action was stayed. The receiver may determine to pursue the action at some future date.

We are occasionally subject to legal proceedings and claims that arise in the ordinary course of our business. It is impossible for us to predict with any certainty the outcome of pending disputes, and we cannot predict whether any liability arising from pending claims and litigation will be material in relation to our consolidated financial position or results of operations.

MANAGEMENT

Directors and Executive Officers

The following table provides information about our directors and executive officers. The term of each director expires at our next annual meeting of stockholders. All of our executive officers are appointed by our Board of Directors and hold office until our next annual meeting of stockholders or until replaced at the discretion of our Board of Directors.

Name	Age	Position
Michael Liddle	37	President, Chief Executive Officer and Director
Daryl Stemm	44	Chief Financial Officer and Secretary
Jerry Steckling	54	Vice President, Advanced Technology and Chief Technology Officer
Scott Garrison	39	Vice President, Sales
Tom Wilky	46	Vice President, Marketing
Ezra P. Mager	63	Chairman of the Board of Directors
Kent M. Klineman	72	Director
Stephen B. Ste. Marie	54	Director
Michael L. Wise	61	Director

Michael Liddle became our Chief Executive Officer as of January 1, 2004 and President and a director on March 3, 2004. From May 2002 to December 2003, Mr. Liddle was Managing Director of VBO Holdings, LLC, a consulting firm specializing in growth strategies for undervalued public software companies. From August 2001 to April 2002, he was President of Universal Internet, an internet service provider, and from November 2000 to August 2001, he was Managing Director of VBO Partners, LLC, a financial consulting firm. From August 1999 to November 2000, he was Executive Vice President and Chief Operating Officer of Eyematic Interiors. Prior to that, Mr. Liddle was a principal of Emerging Technology Partners, a firm providing strategic direction to venture capitalists and early-stage companies. Mr. Liddle received a B.A. in Economics from the University of California, San Diego.

Daryl Stemm became our Chief Financial Officer and Secretary upon the merger. He has been Director of Finance of HDT since January 2001. Prior to joining HDT, Mr. Stemm was Director of Finance of Digital Interiors, Inc. (now our wholly-owned subsidiary) since January 2000. From June 1998 to December 1999, Mr. Stemm was Director of Finance and Administration of Amazing Smart Card Technologies, and from September 1989 to May 1998, he was Chief Financial Officer and Controller of Catalyst Semiconductor, Inc. Mr. Stemm received a B.A. in business economics from the University of California, Santa Barbara.

Jerry Steckling became our Vice President, Advanced Technology, and Chief Technology Officer as of January 7, 2004. From June 1997 to November 2002, Mr. Steckling was the Chief of Acoustical Engineering at Skywalker Sound, a division of Lucas Digital Ltd.

Scott Garrison became our Vice President, Sales in April 2004. From April 2002 until March 2004, Mr. Garrison was Vice President of Sales for Monarch Promotions, a promotion company based in Nevada. From 2001 until March 2002, he was Vice President of Sales for Universal Internet, a wireless broadband and community web portal company. From 2000 to 2001, Mr. Garrison was Director of Sales for Club Essential, a web portal for private country clubs, and from 1998 to 2000, he was Manager of Construction Sales for Graybar Electric.

Tom Wilky became our Vice President, Marketing in April 2004. Since February, 1990, he had been principal of his own marketing consulting business where he developed and implemented integrated marketing plans for numerous clients and affiliates, including Motel 6, Starbucks and Insight.com. Mr. Wilky received a B.S. in marketing from the University of Arizona.

Ezra P. Mager has been a director of the Company since April 28, 2003, and Chairman of the Board since March 3, 2004. From March 1998 until February 2004 he was the President of The Torrey

Funds, a New York based investment fund that invests in hedge funds. He is a director of Casabyte, Inc., a manufacturer of cell phone reliability testing equipment, and Close-Call America, a provider of local, long distance and cellular telephone services. Mr. Mager was a founding member of Furman Selz, an investment banking firm. He received a B.A. from Cornell University and an M.B.A. from Harvard Business School.

Kent M. Klineman became an officer of Netword LLC (Netword's predecessor) in December 1996, a manager of that entity in 1997, and a director and officer of Netword at its inception in 1999. He continued to serve as a director and officer of Netword until the merger in December 2002, and has served as a director of the Company since the merger. Since 1994, he has owned and operated Klineman Holding Corp., a New York venture capital firm. He is also Chairman of the Board of Business Alliance Capital Corp., a commercial finance company, and a manager of UV Equities LLC, a private investment fund, and a managing partner of Eagle Pass Ranch L.P., a South Dakota cattle breeding ranch. Mr. Klineman is a graduate of Dartmouth College and Harvard Law School and holds a masters degree in taxation from N.Y.U. Law School's graduate tax program.

Stephen B. Ste. Marie became a director of the Company upon the merger and has been a director of HDT since January 2001. He is a founding partner of Comstock Capital Partners LLC, a private equity firm. From March 2001 until July 2002, he was President and Chief Operating Officer of Intertainer, an Internet Protocol and cable entertainment-on-demand service. From July 1998 until October 2000, he was Chief Executive Officer of CareerPath.com. Prior to that, he helped launch DIRECTV Inc. where he served for six years as Senior Vice President. Mr. Ste. Marie also previously served as Senior Vice President at American Television and Communications Corporation (now Time Warner Cable). Mr. Ste. Marie earned his M.B.A. at Pace University and a B.S. in industrial management at the Georgia Institute of Technology.

Michael L. Wise became an officer of Netword LLC (Netword's predecessor) in December 1996, a manager of that entity in 1997, and Chairman of the Board, President and Chief Executive Officer of Netword at its inception in 1999. He continued to serve in those capacities until the merger in December 2002, and has served as a director of the Company since the merger. Mr. Wise was a director from 1999-2002 of Finelot plc, which was in the art and antique auction business. He has been a director since 1996 of Chesapeake Composites Corp, a private company in the composite metals business. Mr. Wise has been a director of nStor Technologies, Inc., a manufacturer of RAID subsystems and information storage solutions, since 1988, and served as Chairman of the Board from 1992 to 1997. He founded IMNET Systems, Inc., an imaging and information solutions systems provider, and served as a director and officer of that company from 1986 to 1995. Mr. Wise has a Ph.D. in theoretical physics from Brandeis University.

Executive Compensation

Summary Compensation Table

The following table sets forth for the periods indicated the compensation we and our subsidiaries paid to our Chief Executive Officer and our other executive officers whose total compensation for 2003 exceeded $100,000. For information about the compensation of Michael Liddle and Jerry Steckling, who joined us in January 2004, see "Employment Contracts — Termination of Employment and Change-in-Control Arrangements."

	Annual Compensation			Long-Term Compensation
Name and Principal Positions	Year	Salary ($)		Securities Underlying Options
Donald B. Witmer(1)	2003	285,688	(2)	180,000	(3)
Chairman and Chief Executive Officer	2002	403,202	(4)	6,339
	2001	318,800	(5)	7,974
Robert N. Wise(6)	2003	219,926		180,000	(7)
President and Chief Operating Officer	2002	235,276		4,305
	2001	—		944
Daryl Stemm	2003	100,848		15,000
Chief Financial Officer and Secretary	2002	116,380		4,134
	2001	96,462		325

(1)	Mr. Witmer's employment terminated upon the expiration of his employment agreement on December 31, 2003. Michael Liddle was named Chief Executive Officer as of January 1, 2004.

(2)	Includes a $50,000 cash bonus earned in 2002 and paid to Mr. Witmer in 2003.

(3)	Of these options, 120,000 expired on December 31, 2003, and the remaining 60,000 expired on March 31, 2004.

(4)	Includes a $100,000 cash bonus paid to Mr. Witmer in connection with the merger.

(5)	Includes a $48,125 cash bonus earned in 2001 and paid to Mr. Witmer in 2002.

(6)	Mr. Wise resigned as President, Chief Operating Officer and a director on March 3, 2004. Mr. Wise is unrelated to Michael L. Wise, a director.

(7)	Of these options, 60,000 expired on March 3, 2004, and the remaining 120,000 may be exercised by Mr. Wise on or before March 3, 2005.

Option Grants in Fiscal 2003

The following table summarizes stock options that were granted to the above named executive officers during 2003. For information about stock options granted to Michael Liddle, our Chief Executive Officer, and Jerry Steckling, our Chief Technology Officer, see "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in 2003	Exercise Price	Expiration Date
Donald B. Witmer	180,000	33.2%	$3.75	03/31/2004(1)
Robert N. Wise	180,000	33.2%	3.75	06/03/2004(2)
Daryl Stemm	15,000	2.8%	3.75	01/16/2013

(1)	Mr. Witmer's employment terminated upon the expiration of his employment agreement on December 31, 2003. As of that date, Mr. Witmer held immediately exercisable options to purchase 73,718 shares of Common Stock. Under the terms of HDT's Stock Incentive Plan (which governs Mr. Witmer's pre-merger options), options to purchase 13,718 shares expired on December 31, 2003, and under the terms of the Company's Amended and Restated Stock Option Plan (which governed Mr. Witmer's post-merger options), the remaining options to purchase 60,000 shares expired on March 31, 2004.

(2)	Mr. Wise resigned as President, Chief Operating Officer and a director on March 3, 2004. His options to purchase 67,834 shares of Common Stock expired as of March 3, 2004. Under the terms of a Separation and Release Agreement (described below), Mr. Wise may exercise options to purchase 120,000 shares of Common Stock at $3.75 per share on or before March 5, 2005.

Option Exercises in 2003

The following table contains information about options exercised by our named executive officers during 2003 and the option values as of December 31, 2003.

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Underlying Unexercised Options at December 31, 2003 Exercisable/Unexercisable	Value of In-the-Money Options at December 31, 2003 Exercisable/Unexercisable (in dollars)
Donald B. Witmer	__	__	73,718/121,240(1)	—/—
Robert N. Wise	__	__	67,834/120,000(2)	—/—
Daryl Stemm	__	__	7,622/11,837	—/—

(1)	Upon termination of Mr. Witmer's employment as of December 31, 2003, his options to purchase 13,718 shares of Common Stock expired. His remaining options to purchase 60,000 shares of Common Stock expired on March 31, 2004.

(2)	Upon termination of Mr. Wise's employment on March 3, 2004, his options to purchase 67,834 shares of Common Stock expired. Under the terms of a Separation and Release Agreement (described below), Mr. Wise may exercise options to purchase 120,000 shares of Common Stock until March 3, 2005.

Employment Contracts; Termination of Employment and Change-in-Control Arrangements

Michael Liddle, Chief Executive Officer.    Mr. Liddle is employed by the Company as its Chief Executive Officer under an employment agreement dated December 31, 2003, for a term expiring on December 31, 2006, subject to automatic renewal for successive one-year terms unless terminated by the Company or Mr. Liddle prior to renewal. The agreement provides for an annual base salary of $216,000, subject to increase in the discretion of the Board of Directors. Mr. Liddle's annual base salary will increase to $300,000 if the Company achieves two consecutive profitable quarters, and he may be entitled to an annual cash bonus of up to 50% of his base salary, of which 75% is contingent upon the Company's achievement of certain targeted financial objectives approved by the Board of Directors and 25% is within the discretion of the Compensation Committee of the Board of Directors.

In connection with his employment, Mr. Liddle was granted options to purchase 420,464 shares of Common Stock at $1.30 per share (the market price of the Common Stock as of the date of grant), vesting in 36 equal monthly installments commencing on January 31, 2004. The number of shares of Common Stock underlying these options represents 3% of the Company's issued and outstanding Common Stock and shares of Common Stock underlying "in-the-money" warrants as of January 21, 2004. In addition to this initial grant, Mr. Liddle is entitled to receive additional stock option grants at the end of 2004 and again at the end of 2005 (up to a total of 1.75% of the outstanding Common Stock as of those dates), if the Company achieves certain targeted financial objectives approved by the Board of Directors for each of those years.

Under the terms of the Company's Amended and Restated Stock Option Plan, if Mr. Liddle's employment is terminated by the Company for cause, or if he terminates his employment without the Company's consent, his unexercised options will immediately expire.

If Mr. Liddle's employment is terminated without cause, he will be entitled to receive an amount equal to his base salary (as paid to him during the preceding 12 months or any shorter period of his employment), plus any unpaid bonus earned in the calendar year preceding such termination. If Mr. Liddle has been employed for at least six months during the calendar year in which his employment is terminated without cause, he will also be eligible to receive a pro-rata portion of any bonus earned during such year, based upon our achievement of applicable performance targets and subject to the discretion of the Compensation Committee of our Board of Directors. Also, in case of termination of Mr. Liddle's employment by us without cause, (1) all of his unvested stock options will become and remain immediately exercisable until expiration of their respective terms and (2) he will be entitled to receive benefits under our employee benefit plans for up to 12 months after the termination date or until he obtains employee benefits in connection with new employment.

Upon termination of his employment, Mr. Liddle will be subject to a two year restriction on certain activities that compete with us.

Jerry Steckling, Vice President of Advanced Technology and Chief Technology Officer.    Mr. Steckling is employed by the Company as its Vice President of Advanced Technology and its Chief Technology Officer under an employment agreement dated January 7, 2004, for a term expiring on January 7, 2007, subject to automatic renewal for successive one-year terms unless terminated by the Company or Mr. Steckling prior to renewal. The agreement provides for an annual base salary of $216,000, subject to increase in the discretion of the Board of Directors. Mr. Steckling also may be entitled to an annual cash bonus of up to 30% of his annual base salary upon the achievement of certain objective criteria determined by the Company's Chief Executive Officer.

In connection with his employment, Mr. Steckling was granted options to purchase 210,232 shares of Common Stock at $1.32 per share (the market price of the Common Stock on the date of grant). One-third of such options will vest on January 7, 2005 and the remaining options will vest in eight equal quarterly installments thereafter.

Under the terms of the Company's Amended and Restated Stock Option Plan, if Mr. Steckling's employment is terminated by the Company for cause, or if he terminates his employment without the Company's consent, his unexercised options will immediately expire.

If Mr. Steckling's employment is terminated without cause before January 7, 2005, he will be entitled to receive an amount equal to the portion of his base salary paid to him during the three months preceding such termination. If Mr. Steckling is terminated without cause on of after January 7, 2005, he will be entitled to receive an amount equal to the portion of his base salary paid to him during the four months preceding such termination. These amounts are subject to reduction by amounts received by Mr. Steckling under new employment, which he is obligated to seek in the event he is terminated without cause. Also, in the case of termination of Mr. Steckling's employment by the Company without cause, (1) all of his unvested stock options will become and remain immediately exercisable until the expiration of their respective terms and (2) he will be entitled to receive benefits under our employee benefit plans for up to 12 months after the termination date until he obtains employee benefits in connection with new employment or under his spouse's coverage. See also "Certain Relationships and Related Transactions."

Donald B. Witmer.    Mr. Witmer was employed as our Chairman and Chief Executive Officer under an employment agreement that expired on December 31, 2003, at which time he resigned from these positions. All options to purchase shares of Common Stock granted to Mr. Witmer before the merger expired on December 31, 2003, and the options granted to Mr. Witmer after the merger expired on March 31, 2004. Mr. Witmer resigned as a director on February 12, 2004.

Robert Wise.    On March 3, 2004, Mr. Wise resigned from his positions as our President, Chief Operating Officer and a director and entered into a Separation and Release Agreement with us. Under the terms of this agreement, we retained Mr. Wise as an independent consultant for a transition period of 30 days and our obligation to employ him as our President and Chief Operating Officer under our employment agreement with him was terminated. We agreed to pay Mr. Wise (1) $50,000 upon his resignation, (2) $10,000 during the transition period, (3) 2% of our first year revenues derived from certain contracts and projects, and (4) 1% of our second year revenues derived from such contracts and projects. In addition, we agreed to continue to provide Mr. Wise with benefits under our employee benefit plans until December 31, 2004, and to pay the remaining installments due under an automobile lease and the balance of the purchase price of the leased automobile upon expiration of the lease. We and Mr. Wise exchanged releases. Pursuant to his employment agreement, Mr. Wise remains subject to certain restrictions on his post-employment activities for up to 12 months after his resignation.

All options to purchase shares of Common Stock granted to Mr. Wise before the merger expired upon his resignation. On January 16, 2003, we granted Mr. Wise options to purchase 180,000 shares of

Common Stock at an exercise price of $3.75 per share. Upon Mr. Wise's resignation, 60,000 of such options expired. Under the terms of the Separation and Release Agreement, 120,000 of such options remain exercisable through March 3, 2005.

Compensation of Directors

As compensation for service to the Company, each director who is not an employee of the Company is entitled to receive (1) an annual fee of $12,000, (2) an additional fee of $1,000 for attendance at each meeting of the Board of Directors, and (3) $500 for attendance at each meeting of a committee of the Board of Directors (if such committee meeting is not on the same day as a meeting of the Board of Directors). Ezra P. Mager, the Chairman of the Board, is entitled to receive an annual fee of $50,000 for his services in that capacity. In addition, each non-employee director of the Company is entitled to receive an annual grant of non-qualified options to purchase 12,500 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 28, 2004, we retained Spencer Trask as our placement agent for the private sale of Common Stock and warrants which took place in June and July 2004. Pursuant to a Placement Agency Agreement, we paid Spencer Trask cash compensation of $657,000, including reimbursement of its non-accountable expenses. In addition, we granted Spencer Trask five-year warrants to purchase a total of 3,525,427 shares of Common Stock at $0.74 per share. The shares underlying these warrants may be offered for resale pursuant to this prospectus.

On November 10, 2003, we retained Spencer Trask as our placement agent for the private sale of Common Stock and warrants which took place in December 2003 and January 2004. Pursuant to a Placement Agency Agreement, we paid Spencer Trask cash compensation of $369,421, including reimbursement of its non-accountable expenses. In addition, we granted Spencer Trask five-year warrants which now entitle it to purchase a total of 1,791,917 shares of Common Stock at exercise prices ranging from $0.86 to $0.96 per share. The shares underlying these warrants may be offered for resale pursuant to this prospectus.

In connection with the merger, the Company agreed to include Michael L. Wise and Kent M. Klineman (who were officers and directors of Netword) in management's slate of nominees for director until December 19, 2005. In addition, certain former stockholders of HDT (who became stockholders of the Company) agreed to vote all of their shares of Common Stock for Mr. Wise and Mr. Klineman as directors of the Company for up to two years after the merger.

Prior to the merger, HDT retained Spencer Trask as placement agent for a private sale of HDT's convertible debt. Under a Placement Agency Agreement, HDT paid Spencer Trask cash compensation of $738,974, plus $213,550 as reimbursement for its non-accountable expenses, and granted Spencer Trask warrants to purchase shares of HDT common stock, now entitling the holder to purchase 2,283,261 shares of our Common Stock at $0.65 per share. The shares underlying these warrants may be offered for resale pursuant to this prospectus. Under this agreement, Spencer Trask was granted the right, until December 19, 2003, to designate either a nominee or an adviser to the Company's Board of Directors. Ezra P. Mager was designated by Spencer Trask as its nominee, and he has been a director of the Company since April 28, 2003, and Chairman of the Board since March 3, 2004. Mr. Mager had and has no affiliation with Spencer Trask. See also "Relationships and Transactions with Selling Stockholders."

On March 28, 2003, we retained Spencer Trask under a Consulting Agreement as our non-exclusive corporate finance consultant, financial adviser and investment banker. We agreed that until March 28, 2004, we would compensate Spencer Trask, in cash and/or warrants to purchase Common Stock, for advisory services in connection with acquisitions, business combinations, private and public equity offerings, debt financing and other similar business transactions. No compensation was paid under this agreement.

On June 18, 2004, each of Spencer Trask Private Equity Accredited Fund III LLC and Spencer Trask Illumination Fund LLC purchased 84,746 units as a participant in a larger private placement. On January 21, 2004, each of Spencer Trask Private Equity Fund I LP, Spencer Trask Private Equity Fund II LP, Spencer Trask Private Equity Accredited Fund III LLC and Spencer Trask Illumination Fund LLC purchased 24,085 units as a participant in a larger private placement. The shares of Common Stock included in the units purchased by these entities (including those underlying warrants) may be offered for resale pursuant to this prospectus. William P. Dioguardi, the president of Spencer Trask, is (1) the manager of Trask Partners LLC, the general partner of Spencer Trask Private Equity Fund I LP and Spencer Trask Private Equity Fund II LP, (2) the manager of Spencer Trask Private Equity Accredited Fund Management LLC, the manager of Spencer Trask Private Equity Accredited Fund III LLC, and (3) the president of LLC Management, Inc., the manager of Spencer Trask Illumination Fund LLC.

On January 21, 2004, each of Garfield Associates, LLC and Lincoln Associates, LLC purchased 14,933 units as a participant in a larger private placement. The shares of Common Stock included in these units (including those underlying warrants) may be offered for resale pursuant to this prospectus. Mr. Dioguardi, the president of Spencer Trask, is the managing member of Garfield Associates, LLC and Lincoln Associates, LLC.

In May 2002, HDT issued a warrant to purchase 162,500 shares of its common stock to the Dioguardi Family Trust in connection with a demand loan made to HDT by Mr. Dioguardi. After various adjustments, these warrants now entitle the holder to purchase 24,254 shares of Common Stock at $0.67 per share. The shares of Common Stock underlying these warrants may be offered for resale pursuant to this prospectus.

In February 2002, HDT issued a convertible promissory note and warrants to purchase shares of HDT's common stock to Spencer Trask Investment Partners, LLC in connection with a loan it made to HDT. The convertible note was converted into 74,412 shares of Common Stock, and, after adjustments, the warrants represent the right to purchase 53,616 shares of Common Stock at $5.04 per share. The shares of Common Stock underlying the warrants may be offered for resale pursuant to this prospectus.

On January 22, 2003, we transferred all of Netword's intellectual property to Rabbit Media, Inc. (then our wholly-owned subsidiary), and sold all of the stock of Rabbit Media, Inc. to Michael L. Wise, a director of the Company and former chief executive officer of Netword. As consideration for the sale, Mr. Wise agreed to (1) indemnify us against future claims related to the Netword intellectual property in the event that such claims are not discharged by Rabbit Media, Inc. and (2) pay us 10% of any consideration that he receives from any sale of the Rabbit Media stock on or before January 22, 2005.

In connection with our employment of Jerry Steckling as our Vice President of Advanced Technology and Chief Technology Officer, on January 14, 2004, he entered into an agreement with us under which, among other things, he assigned to us all works he creates during his employment with us and certain inventions and business relationships he had previously created or established. There were, however, no contracts, agreements or other similar arrangements with any future value assigned to us under this agreement. In return, we granted to Mr. Steckling options to purchase 119,500 shares of Common Stock at $0.74 per share. In the event the closing bid price of our Common Stock is less than $0.50 per share for 30 consecutive trading days ending on or before December 31, 2006, Mr. Steckling may terminate his employment with us and reacquire the assigned inventions, subject to our non-exclusive right of use for one year after the termination.

Effective July 1, 2004, we entered into an agreement with certain of our directors and officers under which they agreed not to exercise options and warrants to purchase an aggregate of 1,599,394 shares of Common Stock until such time, if ever, as we amend our certificate of incorporation to increase our authorized shares of Common Stock to a number that is sufficient to permit exercise of all of our outstanding options, warrants and other rights to acquire shares of our Common Stock. In exchange, we agreed to use our best efforts to seek stockholder approval of such an amendment at our 2005 annual stockholders meeting.

PRINCIPAL STOCKHOLDERS

The following table sets forth information known to us with respect to the beneficial ownership of Common Stock held of record as of September 7, 2004, by (1) all persons who are owners of 5% or more of our Common Stock, (2) each of our named executive officers, (3) each director, and (4) all of our executive officers and directors as a group.

Name and Address Of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned
Agile Partners LP	2,542,374	(1)	14.6
3500 Alameda, Suite 200 Menlo Park, CA 94025
Mark Boyce	847,458	(2)	5.1
342 School Street Watertown, MA 02472
Clariden Bank	847,458	(3)	5.1
Claridenstrasse 22 Zurich, CH-8002, Switzerland
Crestview Capital Master, LLC	2,542,374	(4)	14.6
95 Revere Drive, Suite F Northbrook, IL 60062
Kevin Kimberlin(5)	8,898,114	(6)	36.2
c/o Spencer Trask & Co. 535 Madison Avenue New York, NY 10022
London Family Trust	1,016,950	(7)	6.1
212 Aurora Drive Montecito, CA 93108
Kent M. Klineman	315,076	(8)	1.9
c/o Home Director, Inc. 2525 Collier Canyon Road Livermore, CA 94551
Michael Liddle	301,249	(9)	1.8
c/o Home Director, Inc. 2525 Collier Canyon Road Livermore, CA 94551
Ezra P. Mager	1,189,051	(10)	7.1
c/o Home Director, Inc. 2525 Collier Canyon Road Livermore, CA 94551
Jerry Steckling	119,500	(11)		*
c/o Home Director, Inc. 2525 Collier Canyon Road Livermore, CA 94551
Stephen B. Ste. Marie	19,577	(12)		*
c/o Home Director, Inc. 2525 Collier Canyon Road Livermore, CA 94551
Daryl Stemm	79,795	(13)		*
c/o Home Director, Inc. 2525 Collier Canyon Road Livermore, CA 94551

Name and Address Of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned
Michael L. Wise	39,364	(14)		*
c/o Home Director, Inc. 2525 Collier Canyon Road Livermore, CA 94551
Robert N. Wise(15)	148,011	(16)		*
5569 Perugia Circle San Jose, CA 95125
Donald B. Witmer(17)	32,941	(18)		*
2006 Margot Place San Jose, CA 95125
Executive officers and directors as a group (9 persons)	2,240,564		12.8

*	Less than 1%

(1)	Represents 1,271,187 shares of Common Stock held by Agile Partners LP and 1,271,187 shares of Common Stock issuable upon exercise of warrants held by Agile Partners LP that are exercisable within 60 days.

(2)	Represents 423,729 shares of Common Stock held by Mr. Boyce and 423,729 shares of Common Stock issuable upon exercise of warrants held by Mr. Boyce that are exercisable within 60 days.

(3)	Represents 423,729 shares of Common Stock held by Clariden Bank and 423,729 shares of Common Stock issuable upon exercise of warrants held by Clariden Bank that are exercisable within 60 days.

(4)	Represents 1,271,187 shares of Common Stock held by Crestview Capital Master, LLC and 1,271,187 shares of Common Stock issuable upon exercise of warrants held by Crestview Capital Master, LLC that are exercisable within 60 days.

(5)	Spencer Trask & Co. is a Delaware corporation of which Mr. Kimberlin is the controlling stockholder. Spencer Trask Ventures, Inc. is a Delaware corporation and a wholly-owned subsidiary of Spencer Trask & Co. Spencer Trask Investment Partners, LLC is a Delaware limited liability company of which Mr. Kimberlin is the non-member manager. William P. Dioguardi is the president of Spencer Trask Ventures, Inc. and the manager of Trask Partners LLC, the general partner of Spencer Trask Private Equity Fund I LP and Spencer Trask Private Equity Fund II LP, each a Delaware limited partnership. Mr. Dioguardi is also the manager of Spencer Trask Private Equity Accredited Fund Management LLC, the manager of Spencer Trask Private Equity Accredited Fund III LLC and the president of LLC Management, Inc., the manager of Spencer Trask Illumination Fund LLC. The mailing address of all of the foregoing entities is c/o Spencer Trask & Co., 535 Madison Avenue, New York, NY 10022.

(6)	Includes (i) 8,727 shares of Common Stock held by Spencer Trask Ventures, Inc., (ii) 134,325 shares of Common Stock held by Spencer Trask Private Equity Fund I LP, (iii) 79,205 shares of Common Stock held by Spencer Trask Private Equity Fund II LP, (iv) 108,831 shares of Common Stock held by Spencer Trask Private Equity Accredited Fund III LLC, (v) 108,831 shares of Common Stock held by Spencer Trask Illumination Fund LLC, (vi) 8,138,747 shares of Common Stock issuable upon exercise of warrants held by Spencer Trask Ventures, Inc. that are exercisable within 60 days, (vii) 53,616 shares of Common Stock issuable upon exercise of warrants held by Spencer Trask Investment Partners LLC that are exercisable within 60 days, (viii) 24,085 shares of Common Stock that are issuable upon exercise of warrants held by Spencer Trask Private Equity Fund I LP that are exercisable within 60 days, (ix) 24,085 shares of Common Stock that are issuable upon exercise of warrants held by Spencer Trask Private Equity Fund II LP that are exercisable within 60 days, (x) 158,831 shares of Common Stock issuable upon exercise of warrants held by Spencer Trask Private Equity Accredited Fund III that are exercisable within 60 days and (xi) 158,831 shares of Common Stock issuable upon exercise of warrants held by Spencer Trask Illumination Fund LLC that are exercisable within 60 days.

(7)	Represents 508,475 shares of Common Stock held by the London Family Trust and 508,475 shares of Common Stock issuable upon exercise of warrants held by the London Family Trust that are exercisable within 60 days.

(8)	Includes 18,750 shares of Common Stock issuable upon exercise of options held by Mr. Klineman that are exercisable within 60 days and 134,746 shares of Common Stock issuable upon exercise of warrants held by Mr. Klineman that are exercisable within 60 days.

(9)	Includes 81,757 shares of Common Stock issuable upon exercise of options held by Mr. Liddle that are exercisable within 60 days and 134,746 shares of Common Stock issuable upon exercise of warrants held by Mr. Liddle that are exercisable within 60 days. Does not include 338,707 shares of Common Stock that are issuable upon exercise of options held by Mr. Liddle that are not exercisable within 60 days.

(10)	Includes 18,750 shares of Common Stock issuable upon exercise of options held by Mr. Mager that are exercisable within 60 days and 673,729 shares of Common Stock issuable upon exercise of warrants held by Mr. Mager that are exercisable within 60 days.

(11)	Represents 119,500 shares of Common Stock issuable upon exercise of options held by Mr. Steckling that are exercisable within 60 days. Does not include 210,232 shares of Common Stock issuable upon exercise of options held by Mr. Steckling that are not exercisable within 60 days.

(12)	Represents 19,577 shares of Common Stock issuable upon exercise of options held by Mr. Ste. Marie that are exercisable within 60 days.

(13)	Includes 13,123 shares of Common Stock issuable upon exercise of options held by Mr. Stemm that are exercisable within 60 days and 40,424 shares of Common Stock issuable upon exercise of warrants held by Mr. Stemm that are exercisable within 60 days. Does not include 81,336 shares of Common Stock that are issuable upon exercise of options held by Mr. Stemm that are not exercisable within 60 days.

(14)	Includes 18,750 shares of Common Stock issuable upon exercise of options held by Mr. Wise that are exercisable within 60 days. Does not include (i) 43,337 shares of Common Stock beneficially owned by Mr. Wise's spouse or (ii) 219,492 shares of Common Stock beneficially owned by Mr. Wise's son, of which Mr. Wise disclaims beneficial ownership.

(15)	Robert N. Wise was President, Chief Operating Officer and a director of the Company until March 3, 2004. See "Management."

(16)	Includes 120,000 shares of Common Stock issuable upon exercise of options held by Mr. Wise that are exercisable within 60 days and 10,921 shares of Common Stock issuable upon exercise of a warrant held by Mr. Wise that is exercisable within 60 days. All unexercised options held by Mr. Wise will expire on March 3, 2005.

(17)	Mr. Witmer was Chairman and Chief Executive Officer of the Company until December 31, 2003, and a director until February 12, 2004. See "Management."

(18)	Includes 27,441 shares of Common Stock issuable upon exercise of warrants held by Mr. Witmer that are exercisable within 60 days.

SELLING STOCKHOLDERS

This prospectus and the related registration under the Securities Act cover the offering of 34,643,679 shares of Common Stock by selling stockholders, including up to 22,611,204 shares of Common Stock that may be issued to them upon the exercise of outstanding warrants.

The shares to be offered by the selling stockholders, including those that may be issued upon exercise of warrants, are or will be "restricted" securities under applicable federal and state securities laws and are being registered under the Securities Act to give the selling stockholders the opportunity to publicly sell these shares. The registration of these shares does not require that any of the shares be offered or sold by the selling stockholders or that any warrants be exercised. The selling stockholders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement. See "Plan of Distribution." Each of the selling stockholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the registered shares to be made directly or through agents. The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of registered shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

We have agreed to bear the expenses of registration of the shares, except for the underwriting discounts, selling commissions, expense allowances and attorney's fees and disbursements of the selling stockholders or their agents or broker-dealers.

We will sell the shares of Common Stock underlying the warrants listed below to the holders of such warrants if and when they choose to exercise them. If a registration statement is then in effect with respect to such shares, once the warrant holders have exercised their warrants, they will be free to re-sell the shares they receive at such time or times as they may choose, just as any purchaser of shares in the open market is allowed to do. We do not know how many of such shares these investors will hold or re-sell upon exercise of their warrants.

Selling Stockholder Information

The following is a list of the selling stockholders who own or who have the right to acquire the shares of Common Stock that may be offered pursuant to this prospectus. Some of these selling stockholders hold or have held a position, office or other material relationship with us or our predecessors or affiliates within the past three years. See "Relationships and Transactions with Selling Stockholders." As of September 7, 2004, there were 16,120,461 shares of Common Stock outstanding, including 12,032,475 shares that may be offered pursuant to this prospectus.

	Before Offering					After Offering
Name of Selling Stockholder	Number of Shares Owned	Shares Acquirable Upon Exercise of Warrants	Total Shares Beneficially Owned(1)	Percentage Owned(1)(2)	Number of Shares Offered(3)	Number of Shares Owned(4)	Percentage Owned(4)
Agile Partners LP	1,271,187	1,271,187	2,542,374	14.7	2,542,374	—	—
AS Capital Partners, LLC	84,746	84,746	169,492	1.1	169,492	—	—
Isaac Abishour	4,817	4,817	9,634	*	9,634	—	—
Clarence A. Abramson	10,616	10,616	21,232	*	21,232	—	—
Artie Agajanian	38,536	38,536	77,072	*	77,072	—	—

	Before Offering						After Offering
Name of Selling Stockholder	Number of Shares Owned	Shares Acquirable Upon Exercise of Warrants	Total Shares Beneficially Owned(1)	Percentage Owned(1)(2)		Number of Shares Offered(3)	Number of Shares Owned(4)	Percentage Owned(4)
Dr. Jan Arnett	12,042	12,042	24,084		*	24,084	—	—
Howard Asher	9,634	9,634	19,268		*	19,268	—	—
Albert Auer	—	33,543	33,543		*	33,543	—	—
Clariden Bank	423,729	423,729	847,458	5.1		847,458	—	—
David T. Barry	10,616	10,616	21,232		*	21,232	—	—
Craig Beem	48,170	48,170	96,340	1.3		96,340	—	—
Joe & Jamie Behrendt Revocable Trust 10/20/96	68,912	93,912	162,284	1.0		162,284	—	—
Lon Bell	190,903	240,903	431,806	2.7		431,806	—	—
Michael T. Berns	8,475	8,475	16,932		*	16,932	—	—
Harold S. Berzow	5,855	5,855	11,710		*	11,710	—	—
Robert G. Betterman	14,052	14,052	28,104		*	28,104	—	—
Blue & Gold Enterprises LLC	144,509	144,509	289,018	1.8		289,018	—	—
David Boim	40,368	40,368	80,736		*	80,736	—	—
Delaware Charter GTY & TR C/F Sep IRA Istvan Boksay M.D.	21,186	21,186	42,372		*	42,372	—	—
Delaware Charter G&T Co. FBO Elizabeth H. Bone SEP IRA	5,308	5,308	10,616		*	10,616	—	—
Mark Boyce	423,729	423,729	847,458	5.1		847,458	—	—
Bremer Family Partnership	111,864	111,864	223,728	1.4		223,728	—	—
Dorothy Breslin	201,842	201,842	403,684	2.5		403,864	—	—
Brockington Securities, Inc.(5)	—	350,000	350,000	2.1		350,000	—	—
Richard & Marian Cadenasso	21,187	21,187	42,374		*	42,374	—	—
Edward P. Callahan	16,949	16,949	33,898		*	33,898	—	—
William J. Callahan & Joan M. Callahan JTWROS	169,492	169,492	338,984	2.1		338,984	—	—
John J. Callahan	16,949	16,949	33,898		*	33,898	—	—
Capital Growth Equity Fund I, LLC	169,492	169,492	338,984	2.1		338,984	—	—
Castlerigg Master Investments Ltd.	351,288	351,288	702,576	4.3		702,576	—	—
Cedar Crescent Holdings, Ltd.	351,288	351,288	702,576	4.3		702,576	—	—
Chicago Private Investments, Inc.	84,569	84,569	169,138	1.0		169,138	—	—

	Before Offering						After Offering
Name of Selling Stockholder	Number of Shares Owned	Shares Acquirable Upon Exercise of Warrants	Total Shares Beneficially Owned(1)	Percentage Owned(1)(2)		Number of Shares Offered(3)	Number of Shares Owned(4)	Percentage Owned(4)
The Clifford Berger Retirement Plan	169,492	269,492	438,984	2.7		438,984	—	—
Donald E. Cohen	36,040	36,040	72,080		*	72,080	—	—
Donna Cohen	37,155	37,155	74,310		*	74,310	—	—
Thomas & Elizabeth Colacino	5,855	5,855	11,710		*	11,710	—	—
Anthony Coretto	16,949	26,949	43,898		*	43,898	—	—
Crestview Capital Master, LLC	1,271,187	1,271,187	2,542,374	14.7		2,542,374	—	—
Angel Cruz	—	8,760	8,760		*	8,760	—	—
Andrew Davidoff	500	—	500		*	500	—	—
Steven A. Dawes	43,532	63,532	107,064		*	107,064	—	—
Victor DeLucie	—	7,323	7,323		*	7,323	—	—
Steven H. Deutsch & Wilma K. Deutsch JTWROS	137,825	137,825	275,650	1.7		275,650	—	—
DioGuardi Family Trust(6) DTD April 14, 2000	—	24,254	24,254		*	24,254	—	—
James M. Domasek MD & April L. Hollis JTWROS	10,616	10,616	21,232		*	21,232	—	—
Double A Ventures Ltd.	100	—	100		*	100	—	—
Robert C. Eisele	21,187	21,187	42,374			42,374	—	—
Ronald Eller	14,451	14,451	28,902		*	28,902	—	—
Iona S. Elliott	5,855	5,855	11,710		*	11,710	—	—
E.P.S. DAS	2,000	—	2,000		*	2,000	—	—
Elliot Feit	10,616	10,616	21,232		*	21,232	—	—
Field & Field Limited Partnership	100,921	100,921	201,842	1.3		201,842	—	—
Jonathan Fleisig	117,096	117,096	234,192	1.5		234,192	—	—
Thomas Gallo	—	10,063	10,063		*	10,063	—	—
Douglas Gass	—	33,543	33,543		*	33,343	—	—
Harold S. Gault	109,395	109,395	218,790	1.4		218,790	—	—
Richard & Linda Gearns	17,564	17,564	35,128		*	35,128	—	—
Richard Genovese	106,157	106,157	212,314	1.3		212,314	—	—
Garfield Associates, LLC(6)	14,933	14,933	29,866		*	29,866	—	—
Rachel Glicksman	84,746	84,746	169,492	1.0		169,942	—	—
Greater Bay Bank, N.A.	—	32,017	32,017		*	32,017	—	—
Donald Greenwald	9,634	9,634	19,268		*	19,268	—	—
Francisco J. Gonzalez- Paez	625	—	625		*	625	—	—

	Before Offering								After Offering
Name of Selling Stockholder	Number of Shares Owned	Shares Acquirable Upon Exercise of Warrants	Total Shares Beneficially Owned(1)		Percentage Owned(1)(2)		Number of Shares Offered(3)		Number of Shares Owned(4)	Percentage Owned(4)
Steve Goodman	218,791	218,791	437,582		2.7		437,582		—	—
Glenn Gottfried	24,104	16,950	41,054			*	41,054		__	__
Maurice & Stacy Gozlan TIE	114,020	164,020	278,040		1.7		278,040		—	—
First Clearing LLC as Custodian for Craig Gross Roth IRA	169,492	169,492	338,984		2.0		338,984		—	—
G2 Investments	1,000	—	1,000			*	1,000		—	—
Yael Halevi	28,902	28,902	57,804			*	57,804		—	—
Kirk L. Haney	84,746	84,746	169,492		1.0		169,492		—	—
Gerald Hannahs	96,339	96,339	192,678		1.2		192,678		—	—
Joseph & Mary Hartigan JTWROS	9,634	9,634	19,268			*	19,268		—	—
Headwaters Holding LLC	169,492	169,492	338,984		2.0		338,984		—	—
DCG&T c/o Robert G. Heidenreich IRA	7,962	7,962	15,924			*	15,924		—	—
The Heller Family Foundation	200,000	200,000	400,000		2.5		400,000		—	—
Byron C. & Julie L. Hughey Tenants by the Entirety	11,710	11,710	23,420			*	23,420		—	—
Charlie Humber	100	—	100			*	100		—	—
Delaware Charter Guaranty & Trust Company FBO Ronald Hutchinson IRA	21,186	21,186	42,372			*	42,372		—	—
Alec Jaret	10,000	9,634	19,634			*	19,268		366		*
David Jeromin	—	12,745	12,745			*	12,745		—	—
Arthur Kamenoff & Marion Kamenoff JTWROS	16,949	16,949	33,898			*	33,898		—	—
David G. King Jr.	600	—	600			*	600		—	—
Anthony J. Kirincic	—	25,995	25,995			*	25,995		—	—
Kirlin Securities(7)	—	147,633	147,633			*	147,633		—	—
Abraham Klein & Dinah Klein JTWROS	5,973	5,973	11,946			*	11,946		—	—
Kent M. Klineman	161,580	134,746	315,076	(8)	1.9		219,492	(8)	95,584		*
Christian Kolster	31,847	31,847	63,694			*	63,694		—	—
Athanasios Koukoulis	5,308	5,308	10,616			*	10,616		—	—
Laddcap Value Partners, LP	169,492	269,492	438,984		2.7		438,984		—	—
Martin Lamb	1,000	—	1,000			*	1,000		—	—

	Before Offering								After Offering
Name of Selling Stockholder	Number of Shares Owned	Shares Acquirable Upon Exercise of Warrants	Total Shares Beneficially Owned(1)		Percentage Owned(1)(2)		Number of Shares Offered(3)		Number of Shares Owned(4)	Percentage Owned(4)
DCG&T c/o Scott Leishman IRA Rollover	14,637	14,637	29,274			*	29,274		—	—
Robert Levy Jr.	24,085	24,085	48,170			*	48,170		—	—
Michael Liddle	84,746	134,746	301,249	(9)	1.9		219,492	(9)	81,757		*
Lincoln Associates, LLC(6)	14,933	14,933	29,866			*	29,866		—	—
David O. Lindnder	—	25,995	25,995			*	25,995		—	—
London Family Trust	508,475	508,475	1,016,950		6.1		1,016,950		—	—
Ezra P. Mager	496,572	673,729	1,189,051	(10)	7.1		1,097,458	(10)	91,593		*
Thomas A. Masci, Jr.	9,634	9,634	19,268			*	19,268		—	—
Massaniso & Co. Inc.	42,373	42,373	84,746			*	84,746		—	—
Peter Massaniso	84,746	84,746	169,492		1.0		169,492		—	—
Richard J. McCready	250	—	250			*	250		—	—
Michael McGuire	84,746	84,746	169,492		1.0		169,492		—	—
Meister Brothers Investors LP	1,000	—	1,000			*	1,000		—	—
Craig H. Millet	84,746	84,746	169,492		1.0		169,492		—	—
Richard J. Mish	25,983	26,949	43,898			*	43,898		—	—
Richard Molinsky	103,299	146,299	249,598		1.5		249,598		—	—
Brian Neville	25,424	25,424	50,848			*	50,848		—	—
Gus & Karen Nicolopoulis	28,659	28,659	57,318			*	57,318		—	—
Northstar Capital Partners	10,000	—	10,000			*	10,000		—	—
Edward J. O'Connell	36,502	29,274	65,776			*	65,776		—	—
Mel Okeon M.D. Med. Corp. Profit Sharing Trust	42,373	42,373	84,746			*	84,746		__	—
Gilbert S. Omenn	9,634	9,634	19,268			*	19,268		—	—
John Orlando	58,548	58,548	117,096			*	117,096		—	—
Reed S. Oslan	21,231	21,231	42,462			*	42,462		—	—
Gregory Peck	400	—	400			*	400		—	—
Christopher K. Pepper	28,659	28,659	57,318			*	57,318		—	—
Sheldon Perl & Ruth Perl TIC	19,268	19,268	38,536			*	38,536		—	—
Michael J. Pierce	59,322	94,322	153,644		1.0		153,644		—	—
Michael M. Pierce	42,373	67,373	109,746			*	109,746		—	—
Pinnacle Asset Management, Inc.	42,373	42,373	84,746			*	84,746		—	—
Ponte Vedra Partners, Ltd.	84,746	84,746	169,492		1.0		169,492		—	—
K.V. Rajagopalan	8,189	8,189	16,378			*	16,378		—	—

	Before Offering								After Offering
Name of Selling Stockholder	Number of Shares Owned	Shares Acquirable Upon Exercise of Warrants	Total Shares Beneficially Owned(1)		Percentage Owned(1)(2)		Number of Shares Offered(3)		Number of Shares Owned(4)	Percentage Owned(4)
Brendan Rempel	—	5,031	5,301			*	5,301		—	—
Mikell Rigg	42,373	42,373	84,746			*	84,746		—	—
Elisha Rothman	143,294	143,294	286,588		1.8		286,588		—	—
Louis & Randi Rosen	10,616	10,616	21,232			*	21,232		—	—
Steven B. Rosner(11)	53,079	53,079	106,158			*	106,158		—	—
RP Capital LLP	84,746	84,746	169,492		1.0		169,492		—	—
Murray Rubin(12)	100	—	1,350	(12)		*	100		1,250		*
Richard Russey	20,678	20,678	41,356			*	41,356		—	—
Richard Sakakeeny	28,014	34,514	61,528			*	61,528		—	—
Wayne Saker	—	58,548	58,548			*	58,548		—	—
Richard Scheffel	4,817	4,817	9,634			*	9,634		—	—
Daniel R. Schmidt	11,710	11,710	23,420			*	23,420		—	—
C. Dennis Scott	16,949	16,949	33,898			*	33,898		—	—
Ralph Shaoul	7,962	7,962	15,924			*	15,924		—	—
Arla Sheinwald	14,451	14,451	28,902			*	28,902		—	—
Ronald M. Shippel	71,647	71,647	143,294			*	143,294		—	—
William Silva	—	24,795	24,795			*	24,795		—	—
Arthur Silverman	21,522	21,522	43,044			*	43,044		—	—
SLD Capital(11)	—	350,000	350,000		2.1		350,000		—	—
Douglas A. Smith	169,492	169,492	338,984		2.1		338,984		—	—
Elliott Sokolow	9,634	9,634	19,268			*	19,268		—	—
Spencer Trask Investment Partners, LLC	—	53,616	53,616	(13)		*	53,616		—	—
Spencer Trask Private Equity Fund I LP(6)	134,325	24,085	158,410			*	48,170		110,240		*
Spencer Trask Private Equity Fund II LP(6)	79,205	24,085	103,290			*	48,170		55,120		*
Spencer Trask Private Equity Accredited Fund III LLC(6)	108,831	158,831	267,662		1.7		267,662		—	—
Spencer Trask Illumination Fund LLC(6)	108,831	158,831	267,662		1.7		267,662		—	—
Spencer Trask Ventures, Inc. (14)	8,727	8,138,747	8,147,474	(15)	33.5	(15)	8,138,747	(15)	8,727		*
Melvin Spielman	42,373	42,373	84,746			*	84,746		—	—
Daryl Stemm	26,248	40,424	79,795	(16)		*	65,848	(16)	13,947		*
Adam K. Stern(17)	128,604	153,604	282,208		1.7		282,208		—	—
Stranco Investments, Ltd.	96,315	96,315	192,630		1.2		192,630		—	—
Robert Streett	94,380	94,380	188,760		1.2		188,760		—	—
Joanna Struett	24,085	24,085	48,170			*	48,170		—	—
Elias Strum & Elaine Strum	16,950	16,950	33,900			*	33,900		—	—

	Before Offering							After Offering
Name of Selling Stockholder	Number of Shares Owned	Shares Acquirable Upon Exercise of Warrants	Total Shares Beneficially Owned(1)		Percentage Owned(1)(2)		Number of Shares Offered(3)	Number of Shares Owned(4)	Percentage Owned(4)
Clayton Struve	42,373	67,373	109,746			*	109,746	—	—
Jack Swartz	28,660	28,660	57,320			*	57,320	—	—
Amy Taus	53,166	53,166	106,332			*	106,332	—	—
Vital Ventures, Inc.	159,236	159,236	318,472		2.0		318,472	—	—
WEC Partners, LLC	17,689	96,339	114,028			*	114,028	—	—
West End Convertible Fund, LP	14,589	96,339	110,928			*	110,928	—	—
Ralph C. Wintrode Trust dated May 9, 2001	21,231	21,231	42,462			*	42,462	—	—
Daniel Wise(18)	84,746	134,746	219,492		1.4		219,492	—	—
Gidon Wise	21,589	19,268	40,857			*	38,536	2,321		*
Robert N. Wise(19)	17,090	10,921	148,011	(20)		*	10,921	137,090		*
Donald B. Witmer(21)	5,500	27,441	32,941	(22)		*	27,441	5,500		*
Ray Y. Yamada	14,330	14,330	28,660			*	28,660	—	—
Michael Zimmerman	11,710	11,710	23,420			*	23,420	—	—

* Less than 1%.

(1)	Includes shares of Common Stock of which the selling stockholder has the right to acquire beneficial ownership within 60 days.

(2)	Based on 16,120,461 shares of Common Stock outstanding on September 7, 2004.

(3)	This table assumes that each selling stockholder will sell all shares which it may offer for sale pursuant to this prospectus. Stockholders are not required to sell their shares.

(4)	Assumes that all shares of Common Stock which may be sold pursuant to this prospectus have been sold.

(5)	Brockington Securities, Inc. received warrants to purchase a total of 350,000 shares of Common Stock in connection with its agreement to act as the Company's non-exclusive financial adviser. See "Relationships and Transactions with Selling Stockholders."

(6)	William P. Dioguardi is the president of Spencer Trask Ventures, Inc., the managing member of Garfield Associates, LLC and the managing member of Lincoln Associates, LLC. In addition, Mr. Dioguardi is (i) the president of LLC Management, Inc., the manager of Spencer Trask Illumination Fund LLC, (ii) the manager of Spencer Trask Private Equity Accredited Fund Management, LLC, the manager of Spencer Trask Private Equity Accredited Fund III LLC and (iii) the manager of Trask Partners LLC, the general partner of Spencer Trask Private Equity Fund I LP and Spencer Trask Private Equity Fund II LP. See "Relationships and Transactions with Selling Stockholders—Spencer Trask."

(7)	Kirlin Securities, Inc., acted as a sub-agent of Spencer Trask Ventures, Inc., the placement agent in a 2002 private placement by HDT. See "Relationships and Transactions with Selling Stockholders."

(8)	Includes 153,496 shares of Common Stock issuable upon exercise of options and warrants held by Mr. Klineman that are exercisable within 60 days. The 219,492 shares being offered by Mr. Klineman consist of 84,476 shares of Common Stock and 134,746 shares of Common Stock issuable upon exercise of warrants held by Mr. Klineman that are exercisable within 60 days. The shares being offered by Mr. Klineman (including the shares underlying the warrants) were issued in our May 2004 bridge financing and our private placement on June 18, 2004. See "Relationships and Transactions with Selling Stockholders—Kent M. Klineman."

(9)	Includes 216,503 shares of Common Stock issuable upon exercise of options and warrants held by Mr. Liddle that are exercisable within 60 days. The 219,492 shares being offered by Mr. Liddle consist of 84,476 shares of Common Stock and 134,746 shares of Common Stock issuable upon exercise of warrants held by Mr. Liddle that are exercisable within 60 days. The shares being offered by Mr. Liddle (including the shares underlying the warrants) were issued in our May 2004 bridge financing and our private placement on June 18, 2004. See "Relationships and Transactions with Selling Stockholders—Michael Liddle."

(10)	Includes 692,479 shares of Common Stock issuable upon exercise of options and warrants held by Mr. Mager that are exercisable within 60 days. The 1,097,458 shares being offered by Mr. Mager consist of 423,729 shares of Common Stock and 673,729 shares of Common Stock issuable upon exercise of warrants held by Mr. Mager that are exercisable within 60 days. The shares being offered by Mr. Mager were issued in our May 2004 bridge financing and our private placement on June 18, 2004. See "Relationships and Transactions with Selling Stockholders—Ezra P. Mager."

(11)	Steven B. Rosner is the president of SLD Capital Corp. On December 9, 2003, SLD Capital Corp. received warrants to purchase 100,000 shares of Common Stock pursuant to a consulting agreement with the Company. On December 19, 2003, Mr. Rosner purchased units consisting of 53,079 shares of Common Stock and three-year warrants to purchase 53,079 shares of Common Stock at $1.178 per share as part of a larger private placement. On July 2, 2004, SLD Capital Corp. received additional warrants to purchase 250,000 shares of Common Stock in connection with an extension of the term of the Consulting Agreement. See "Relationships and Transactions with Selling Stockholders—SLD Capital Corp."

(12)	Includes 1,250 shares of Common Stock issuable upon exercise of options held by Mr. Rubin that are exercisable within 60 days. Mr. Rubin was Netword's Chief Financial Officer and Treasurer until the merger.

(13)	Represents warrants to purchase 53,616 shares of Common Stock held by Spencer Trask Investment Partners LLC that are exercisable within 60 days. The warrants were received in connection with a loan made to HDT in February 2002. See "Relationships and Transactions with Selling Stockholders—Spencer Trask."

(14)	Kevin Kimberlin is the controlling stockholder of Spencer Trask & Co., a Delaware corporation. Spencer Trask Ventures, Inc. is a Delaware corporation and a wholly-owned subsidiary of Spencer Trask & Co. Spencer Trask Ventures, Inc. acted as the Company's placement agent in the private placements during 2003 and 2004 and also acted as placement agent in HDT's private convertible debt offering in 2002. See "Relationships and Transactions with Selling Stockholders—Spencer Trask."

(15)	Includes (i) 8,727 shares of Common Stock held by Spencer Trask Ventures, Inc. and (ii) 8,138,747 shares of Common Stock issuable upon exercise of warrants held by Spencer Trask Ventures, Inc. that are exercisable within 60 days. Does not include shares held by Spencer Trask Investment Partners LLC, Spencer Trask Private Equity Fund I LP, Spencer Trask Private Equity Fund II LP, Spencer Trask Private Equity Accredited Fund III LLC or Spencer Trask Illumination Fund LLC. The holdings of each of the foregoing entities are listed separately in this table but are included with Spencer Trask Ventures, Inc. under "Principal Stockholders."

(16)	Includes 53,547 shares of Common Stock issuable upon exercise of options and warrants held by Mr. Stemm that are exercisable within 60 days. The 65,848 shares being offered by Mr. Stemm consist of 25,424 shares of Common Stock and 40,424 shares of Common Stock issuable upon exercise of warrants held by Mr. Stemm that are exercisable within 60 days. The shares being offered by Mr. Stemm were issued in our May 2004 bridge financing and our private placement on June 18, 2004. See "Relationships and Transactions with Selling Stockholders—Daryl Stemm."

(17)	Adam Stern is an officer of Spencer Trask Ventures, Inc.

(18)	Daniel Wise is the son of Michael Wise, one of our directors.

(19)	Robert N. Wise resigned as the President, Chief Operating Officer and a director on March 3, 2004. Robert N. Wise is not related to Michael L. Wise, one of our directors. See "Management."

(20)	Includes 17,090 shares of Common Stock owned by Mr. Wise, 120,000 shares of Common Stock issuable upon exercise of options held by Mr. Wise that are exercisable within 60 days and 10,921 shares of Common Stock issuable upon exercise of warrants held by Mr. Wise that are exercisable within 60 days. See "Relationships and Transactions with Selling Stockholders" and "Principal Stockholders."

(21)	Donald B. Witmer resigned as our Chairman and Chief Executive Officer on December 31, 2003, and as a director on February 12, 2004. See "Management."

(22)	Includes 5,500 shares of Common Stock owned by Mr. Witmer, and 27,441 shares of Common Stock issuable upon exercise of warrants held by Mr. Witmer that are exercisable within 60 days. See "Relationships and Transactions with Selling Stockholders" and "Principal Stockholders."

Relationships and Transactions with Selling Stockholders

Spencer Trask

On May 28, 2004, we retained Spencer Trask Ventures, Inc. ("Spencer Trask") as our placement agent for the private sale of Common Stock and warrants which took place in June and July 2004.

Pursuant to a Placement Agency Agreement, we paid Spencer Trask cash compensation of $657,000, including reimbursement of its non-accountable expenses. In addition, we granted Spencer Trask five-year warrants to purchase a total of 3,525,427 shares of Common Stock at $0.74 per share.

On November 10, 2003, we retained Spencer Trask as our placement agent for the private sale of Common Stock and warrants which took place in December 2003 and January 2004. Pursuant to a Placement Agency Agreement, we paid Spencer Trask cash compensation of $369,421, including reimbursement of its non-accountable expenses. In addition, we granted Spencer Trask five-year warrants which now entitle it to purchase a total of 1,791,917 shares of Common Stock at exercise prices ranging from $0.86 to $0.96 per share.

Before the merger, Spencer Trask acted as placement agent in HDT's $8.9 million private sale of convertible notes. Pursuant to a Placement Agency Agreement dated April 10, 2002, HDT paid Spencer Trask $738,974 for its services plus $213,550 as a non-accountable expense allowance and granted Spencer Trask warrants to purchase shares of HDT's common stock that now entitle the holder to purchase 2,283,261 shares of Common Stock at $0.65 per share.

All of the warrants issued to Spencer Trask in the transactions described above contain weighted average anti-dilution provisions that require an adjustment in the number of shares purchasable and the exercise price per share if we issue shares of Common Stock at a price that is less than the then-adjusted exercise price of such warrants. All of the shares of Common Stock underlying these warrants may be offered pursuant to this prospectus.

Under the 2002 Placement Agency Agreement with HDT, Spencer Trask was granted the right to designate one nominee for election to our Board of Directors or an adviser to our Board of Directors. Ezra P. Mager was designated by Spencer Trask as its nominee and has been a director since April 28, 2003 and Chairman of the Board since March 3, 2004. Spencer Trask's right to designate a nominee or adviser to our board expired on December 19, 2003. Mr. Mager had and has no affiliation with Spencer Trask.

Adam Stern

Mr. Stern is an employee of Spencer Trask. He purchased 29,274 units as a participant in our private placement on December 9, 2004. In May 2004, he purchased a convertible note in the principal amount of $50,000 and a three-year warrant to purchase 50,000 shares of Common Stock at $1.00 per share for an aggregate purchase price of $50,000 as a participant in our bridge financing. The entire $50,000 principal of the note was automatically converted into 84,746 units in our June 18, 2004 private placement. Mr. Stern also purchased 14,584 units as a participant in our private placement on July 27, 2004. All of the shares of Common Stock purchased by Mr. Stern, including those underlying warrants, may be offered pursuant to this prospectus.

Kirlin Securities, Inc.

Kirlin Securities, Inc. was engaged as a sub-agent of Spencer Trask in HDT's 2002 private sale of convertible notes. For its services, Kirlin received cash compensation of $147,518 and warrants to purchase shares of HDT's Common Stock. After various adjustments, these warrants now entitle the holder(s) to purchase 335,426 shares of Common Stock at $0.65 per share. The shares of Common Stock underlying these warrants may be offered pursuant to this prospectus.

Brockington Securities, Inc.

On December 9, 2003, we engaged Brockington Securities, Inc. to provide us with certain financial advisory and investment banking services in exchange for three-year warrants to purchase 100,000 shares of Common Stock at $1.15 per share. These warrants are currently exercisable as to 50,000 shares and will become exercisable as to the remaining 50,000 shares if and when the Company satisfies the American Stock Exchange's initial listing requirements for 15 consecutive trading days. On July 2, 2004, we agreed to extend the term of Brockington's engagement until January 15, 2005 in exchange for warrants to purchase an additional 250,000 shares of Common Stock at $1.00 per share.

These warrants vested as to 62,500 shares of Common Stock on July 2, 2004 and will vest as to another 62,500 shares on each of October 2, 2004, January 2, 2005 and April 2, 2005. The shares of Common Stock underlying these warrants may be offered pursuant to this prospectus. Brockington makes a market in our Common Stock.

SLD Capital Corp.

On December 9, 2003, we engaged SLD Capital Corp. to provide us with certain investor relations services for a monthly fee of $6,000 and warrants to purchase 100,000 shares of Common Stock at $1.15 per share. These warrants are currently exercisable as to 50,000 shares and will become exercisable as to the remaining 50,000 shares if and when the Company satisfies the American Stock Exchange's initial listing requirements for 15 consecutive trading days. On July 2, 2004, we agreed to extend the term of SLD's engagement until January 15, 2005 in exchange for warrants to purchase an additional 250,000 shares of Common Stock at $1.00 per share. These warrants vested as to 62,500 shares of Common Stock on July 2, 2004 and will vest as to another 62,500 shares on each of October 2, 2005, January 2, 2005 and April 2, 2005. The shares of Common Stock underlying these warrants may be offered pursuant to this prospectus.

On December 19, 2003, Steven B. Rosner, SLD's president, purchased 53,079 units in our private placement. The shares of Common Stock included in these units (including the shares underlying warrants) may be offered pursuant to this prospectus.

Greater Bay Bank, N.A.

In connection with the extension of credit to us by Cupertino National Bank pursuant to a Loan and Security Agreement, dated July 2003, we issued warrants to purchase 23,684 shares of Common Stock at $1.90 per share to Greater Bay Bank, N.A., Cupertino's parent entity. The Loan and Security Agreement was terminated upon our repayment of the loan in April 2004.

In connection with our Factoring Agreement with Pacific Business Funding dated as of March 23, 2004, we issued warrants to purchase 8,333 shares of Common Stock at $1.20 per share to Greater Bay Bank, N.A., Pacific's parent entity.

The shares of Common Stock underlying these warrants may be offered pursuant to this prospectus.

Robert N. Wise

On March 3, 2004, Mr. Wise resigned as our President, Chief Operating Officer and a director and entered into a Separation and Release Agreement with us. He had served in these capacities since the merger. Prior to the merger, Mr. Wise was the President and Chief Operating Officer of HDT. In February 2002, he received warrants to purchase 785,714 shares of HDT's common stock in connection with a loan he made to HDT. After various adjustments, these warrants now represent the right to purchase 10,921 shares of Common Stock at $5.04 per share. The shares of Common Stock underlying these warrants may be offered pursuant to this prospectus. See also "Management."

Donald B. Witmer

Mr. Witmer resigned as our Chairman and Chief Executive Officer at the end of 2003 and as a director on February 12, 2004. He had served in these capacities since the merger. Prior to the merger, Mr. Witmer was the Chairman and Chief Executive Officer of HDT. In February and May 2002, Mr. Witmer received warrants to purchase 1,571,429 and 37,500 shares of HDT's common stock in connection with loans he made to HDT. After various adjustments, these warrants now represent the right to purchase 21,847 shares of Common Stock at $5.04 per share and 5,597 shares of Common Stock at $0.67 per share. The shares of Common Stock underlying these warrants may be offered pursuant to this prospectus. See also "Management."

Murray Rubin

Mr. Rubin was Netword's Chief Financial Officer and Treasurer until the merger.

Shares Acquired by our Directors and Officers in May 2004 Bridge Financing and June 2004 Private Sale of Units

In May 2004 we privately sold $1,015,000 face amount of our 8% convertible notes and three-year warrants to purchase an aggregate of 1,015,000 shares of Common Stock at $1.00 per share for aggregate consideration of $1,015,000. The entire $1,015,000 principal amount of the notes was automatically converted into equity units in our private sale of units on June 18, 2004.

The table below lists our directors and officers (and their immediate family members) who purchased convertible notes in the bridge financing and received equity units upon the automatic conversion of the notes, including (1) the principal amount of the notes purchased, (2) the number of shares underlying warrants received in the bridge financing, and (3) the aggregate number of shares of Common Stock acquired (including shares issuable upon exercise of warrants) after giving effect to the automatic conversion of the notes.

Investor	Title	Principal Amount of Notes	Shares underlying Bridge Warrants	Shares of Common Stock upon Conversion of Notes (including shares underlying Warrants)*
Kent M. Klineman	Director	$50,000	50,000	219,492
Michael Liddle	Chief Executive Officer	$50,000	50,000	219,492
Ezra P. Mager	Chairman of the Board	$250,000	250,000	1,097,458
Daryl Stemm	Chief Financial Officer	$15,000	15,000	65,848
Daniel Wise	See ** below	$50,000	50,000	219,492

*	Does not include shares acquired otherwise than in the bridge financing and private sale of units. For information on the aggregate holdings of these directors and officers, see "Principal Stockholders."

**	Daniel Wise is the son of Michael Wise, one of our directors.

PLAN OF DISTRIBUTION

We are registering shares of Common Stock under the Securities Act for sale by the selling stockholders. As used in this prospectus, "selling stockholders" includes the pledgees, donees, transferees or others who may later hold the selling stockholders' interests. We have agreed to pay the costs and fees of registering the shares, including the preparation of the registration statement that includes this prospectus, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares, including attorneys' fees.

The selling stockholders may sell the shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling stockholders may sell some or all of their shares through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

When selling the shares, the selling stockholders may enter into hedging transactions. For example, the selling stockholders may:

•	enter into transactions involving short sales of the shares by broker-dealers;

•	sell shares short themselves and redeliver such shares to close out their short positions;

•	enter into option or other types of transactions that require the selling stockholder to deliver shares to a broker-dealer, who will then resell or transfer the shares under this prospectus; or

•	loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

The selling stockholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholders may allow other broker-dealers to participate in resales. However, the selling stockholders and any broker-dealers involved in the sale or resale of the shares may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the Securities Act. If the selling stockholders qualify as "underwriters," they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act.

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Securities Exchange Act will apply to purchases and sales of shares of Common Stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our Common Stock while such selling stockholders are distributing shares pursuant to this prospectus. The selling stockholders are advised that if a particular offer of Common Stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the registration statement must be filed with the Securities and Exchange Commission.

In addition to selling their shares under this prospectus, the selling stockholders may:

•	agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act;

•	transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

•	sell their shares pursuant to Rule 144 under the Securities Act rather than pursuant to this prospectus, if the shares are eligible for such sale and the transaction meets the requirements of Rule 144.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 42,000,000 shares, including 40,000,000 shares of Common Stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share. Our Board of Directors may designate the rights and preferences of the preferred stock. Preferred stock could be used, under certain circumstances, as a way to discourage, delay or prevent a takeover of the Company. See "Anti-Takeover Provisions." As of September 7, 2004, there were issued and outstanding 16,120,461 shares of Common Stock and no shares of preferred stock.

All of our authorized shares of Common Stock have been reserved for issuance pursuant to outstanding options and warrants and we expect to seek stockholder approval of an amendment to our certificate of incorporation increasing our authorized common stock at or before our next annual stockholders meeting. See "Risk Factors" at page 5.

Common Stock

Under our Restated Certificate of Incorporation, shares of our Common Stock are identical in all respects, and each share entitles the holder to the same rights and privileges as are enjoyed by other holders and is subject to the same qualifications, limitations and restrictions as apply to other shares.

Holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of our Common Stock do not have cumulative voting rights. Accordingly, subject to any voting rights of holders of any preferred stock that may be issued, holders of a plurality of our Common Stock present at a meeting at which a quorum is present are able to elect all of the directors eligible for election. The presence of a majority of the voting power of our outstanding capital stock constitutes a quorum.

The holders of our Common Stock are entitled to dividends when and if declared by our board of directors from legally available funds. The holders of our Common Stock are also entitled to share pro rata in any distribution to stockholders upon the Company's liquidation or dissolution.

None of the shares of our Common Stock:

•	have preemptive rights;

•	are redeemable;

•	are subject to assessments or further calls;

•	have conversion rights; or

•	have sinking fund provisions.

Preferred Stock

We are currently authorized to issue 2,000,000 shares of preferred stock in one or more series. No series has been designated. Our Board of Directors may determine the terms of the preferred stock at the time of its issuance without action by our stockholders. The terms of any issuance of preferred stock may include:

•	voting rights, including the right to vote as a series on particular matters, which could be superior to those of our Common Stock;

•	preferences over our Common Stock as to dividends and distributions in liquidation;

•	conversion and redemption rights, including the right to convert into shares of our Common Stock; and

•	sinking fund provisions.

Anti-Takeover Effect of Certain Provisions

Certain provisions in our Restated Certificate of Incorporation could have the effect of making a change in control of the Company more difficult, even if a change in control would be beneficial to our stockholders. In particular, our Board of Directors may issue up to 2,000,000 shares of preferred stock with rights and privileges that might be senior to our Common Stock, without the consent of the holders of our Common Stock, and has the authority to determine the price, rights, preferences, privileges and restrictions of the preferred stock. Although the ability to issue preferred stock may provide us with flexibility in connection with possible acquisitions and other corporate purposes, any such issuance might make it more difficult for a third party to acquire a majority of our outstanding voting stock. Our Restated Certificate of Incorporation provides that stockholders may not act by written consent but only at a duly convened stockholders meeting after proper notice.

Transfer Agent

The transfer agent for our Common Stock is Continental Stock Transfer & Trust Company, located at 17 Battery Place, New York, New York 10002. Continental Stock Transfer & Trust Company's telephone number is (212) 509-4000.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Restated Certificate of Incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by Delaware law and that none of our directors will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director's duty of loyalty to the Company or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

•	under section 174 of the Delaware General Corporation Law for the unlawful payment of dividends; or

•	for any transaction from which the director derives an improper personal benefit.

These provisions require the Company to indemnify its directors and officers unless restricted by Delaware law and eliminate the Company's rights and those of its stockholders to recover monetary damages from a director for breach of his fiduciary duty of care as a director except in the situations described above. The limitations summarized above, however, do not affect the Company's ability or that of its stockholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty.

In addition, the Company maintains a directors' and officers' liability insurance policy to insure its directors and officers against liability asserted against, or incurred by them, in their capacities as the Company's directors and officers, including liabilities arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the shares of Common Stock offered pursuant to this prospectus will be passed upon for the Company by Kronish Lieb Weiner & Hellman LLP, New York, New York. Kronish Lieb Weiner & Hellman LLP owns beneficially 84,746 shares of Common Stock.

EXPERTS

The consolidated financial statements of Home Director, Inc. at December 31, 2003, included in and made a part of this prospectus, have been audited by Mahoney & Cohen & Company CPA, P.C.,

independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 14 to the consolidated financial statements), and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have not changed or had any material disagreements with our independent accountants within the last two fiscal years. Since the merger was a reverse acquisition and HDT was the acquirer for accounting purposes, the pre-acquisition financial statements of HDT are now our historical financial statements. Those financial statements were audited by Ernst & Young LLP.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

We have filed a registration statement on Form SB-2 under the Securities Act with the SEC covering the Common Stock to be offered by the selling stockholders. As permitted by the rules and regulations of the SEC, this document does not contain all information set forth in the registration statement and exhibits thereto, all of which are available for inspection as set forth above. For further information, please refer to the registration statement, including the exhibits thereto. Statements contained in this document relating to the contents of any contract or other document referred to herein are not necessarily complete, and reference is made to the copy of that contract or other document filed or incorporated as an exhibit to the registration statement, and each statement of this type is qualified in all respects by that reference.

No person is authorized to give any information or make any representation not contained in this document. You should not rely on any information provided to you that is not contained in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to purchase the securities described herein in any jurisdiction in which, or to any person to whom, it is unlawful to make the offer or solicitation. Neither the delivery of this document nor any distribution of shares of Common Stock made hereunder shall, under any circumstances, create any implication that there has not been any change in our affairs as of any time subsequent to the date hereof.

HOME DIRECTOR, INC.

HOME DIRECTOR, INC.

Consolidated Balance Sheets
June 30, 2004 and December 31, 2003
(Unaudited)

ASSETS
	June 30, 2004	Dec 31, 2003
Current assets:
Cash and cash equivalents	$430,900	$65,733
Accounts receivable, net of allowances	2,920,161	1,452,934
Inventories, net of allowances	501,341	818,421
Other current assets	301,299	195,128
Total current assets	4,153,701	2,532,216
Property and equipment, net	411,815	280,463
Customer lists, net of accumulated amortization	74,700	87,075
Goodwill, net of accumulated amortization	5,825,652	5,825,652
	$10,465,868	$8,725,406
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$3,165,393	$1,770,922
Payables to related parties	48,250	—
Bank borrowings	702,140	300,000
Notes payable	125,000	125,000
Current portion of capital lease obligations	69,172	116,313
Total current liabilities	4,109,955	2,312,235
Capital lease obligations, less current portion	37,728	10,077
Other Long Term Liabilities	326,380	393,975
Commitments and contingencies (Note 6)
Shareholders' equity:
Preferred stock, $0.01 par value Authorized – 2,000,000 shares No shares issued or outstanding	—	—
Common stock, $0.01 par value Authorized – 40,000,000 shares Issued and outstanding – 11,024,184 and 6,163,071 shares as of June 30, 2004 and December 31, 2003, respectively	110,242	61,631
Additional paid-in capital	80,293,219	77,582,890
Accumulated deficit	(74,411,656)	(71,635,402)
Total shareholders' equity	5,991,805	6,009,119
	$10,465,868	$8,725,406

See accompanying notes to these financial statements.

HOME DIRECTOR, INC.

Consolidated Statements of Operations
For the Three & Six Month Periods Ended June 30, 2004 and 2003
(Unaudited)

	For the three months ended		For the six months ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Revenue	$2,444,128	$2,496,909	$4,492,245	$4,960,985
Costs and expenses:
Cost of revenue	1,796,290	1,407,865	3,528,244	2,854,497
General and administrative	1,027,090	718,247	1,779,307	1,362,565
Sales and marketing	819,610	662,194	1,413,759	1,303,439
Research and development	165,640	55,524	292,851	154,702
Depreciation and amortization	69,889	100,218	123,957	194,889
Provision for abandonment of facility	—	590,000	—	590,000
Total costs and expenses	3,878,519	$3,534,048	7,138,118	$6,460,092
Income (Loss) from operations	$(1,434,391)	$(1,037,139)	$(2,645,873)	$(1,499,107)
Other expense, net	(107,800)	(15,730)	(130,381)	(13,197)
Net income (loss)	$(1,542,191)	$(1,052,869)	$(2,776,254)	$(1,512,304)
Comprehensive income (loss)	$(1,542,191)	$(1,052,869)	$(2,776,254)	$(1,512,304)
Net income (loss) per common share – basic and diluted:
Shares used in computing basic net income (loss) per common share	7,637,776	3,751,467	7,301,941	3,751,467
Shares used in computing diluted net income (loss) per common share	7,637,776	3,751,467	7,301,941	3,751,467
Net income (loss) per share
Basic:	$(.20)	$(.28)	$(.38)	$(.40)
Diluted:	$(.20)	$(.28)	$(.38)	$(.40)

See accompanying notes to these financial statements.

HOME DIRECTOR, INC.

Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2004 and 2003
(Unaudited)

	2004	2003
Cash flows from operating activities:
Net loss	$(2,776,254)	$(1,512,304)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	123,957	194,890
Provision for abandonment of facility	—	590,000
Changes in operating assets and liabilities, net of assets and liabilities acquired:
Accounts receivable	(1,467,227)	(724,407)
Inventories	317,080	(44,123)
Other current assets	(106,171)	(20,838)
Accounts payable and accrued expenses	1,471,337	(397,689)
Other long-term liabilities	(67,595)	—
Net cash used in operating activities	(2,504,873)	(1,914,471)
Cash flows from investing activities:
Purchases of property and equipment	(167,477)	(81,862)
Net cash used in investing activities	(167,477)	(81,862)
Cash flows from financing activities:
Net proceeds from bank borrowings	402,140	—
Net receipts (payments) of payables to related parties	48,250	(291,793)
Repayment of capital lease obligations	(94,947)	(53,209)
Proceeds from convertible notes and issuance of common stock, net of issuance costs	2,682,074	—
Net cash provided by (used in)financing activities	3,037,517	(345,002)
Net increase (decrease) in cash and cash equivalents	365,167	(2,341,335)
Cash and cash equivalents at beginning of period	65,733	2,557,214
Cash and cash equivalents at end of period	$430,900	$215,879
Supplemental Disclosure of Cash Flow Information
	2004	2003
Cash paid during the period
Interest	$31,084	$17,316
Non-cash investing and financing activities:
Conversion of convertible notes to common stock	$784,402	$—
Capital lease obligations incurred	$75,457	$—

See accompanying notes to these financial statements.

Home Director, Inc.
Condensed Notes to Consolidated Financial Statements
(Unaudited)

Note 1 — Basis of Presentation and Description of Business

Home Director Technologies Inc. (formerly Home Director, Inc. "HDT") was incorporated on October 13, 1999 under the laws of the State of Delaware. On December 19, 2002, HDT was acquired by Netword, Inc. (now Home Director, Inc.) in a merger of Netword's special purpose subsidiary into HDT (the "Merger"). In the Merger, HDT's stockholders received shares of Netword common stock in accordance with the exchange ratio described in the merger agreement. Upon completion of the Merger, HDT's stockholders owned approximately 86% of the outstanding Netword common stock. The Merger was treated as a reverse merger, with HDT being the acquirer for accounting purposes. The pre-acquisition financial statements of HDT became the historical financial statements of the combined companies. The transaction was accounted for as the issuance of common stock by HDT for the net monetary assets of Netword, accompanied by a recapitalization to reflect the legally issued and outstanding shares of the merged companies. Pre-acquisition stockholders' equity of HDT was retroactively restated for the equivalent number of shares of Netword received by HDT in the Merger, with differences between the par value of Netword's and HDT's stock recorded as paid-in capital. Transaction costs related to the Merger were also charged directly to equity. The transaction did not result in any additional goodwill or other intangible assets. All common share and per share amounts for all periods presented in the accompanying consolidated financial statements have been retroactively restated to reflect the effect of the Merger. References in these notes to "the Company" are references to HDT as it existed before the Merger and the combined companies after the Merger.

The Company, which is headquartered in Livermore, California, commenced operations on December 8, 1999, subsequent to acquiring the assets of and assuming certain liabilities of IBM Corporation's Home Director business unit. The Company provides infrastructure components for home networking and is engaged in the design, sale and installation of home networking products and services for the new home construction market.

Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Home Director, Inc. (formerly Netword, Inc.) and its wholly-owned subsidiaries, HDT and Digital Interiors, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

Unaudited Interim Financial Statements

The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America and applicable Securities and Exchange Commission (SEC) regulations for interim financial information. These financial statements are unaudited and, in the opinion of management, include all adjustments necessary to present fairly the balance sheets, statements of operations and statements of cash flows for the periods presented in accordance with accounting principles generally accepted in the United States of America. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America have been condensed or omitted pursuant to SEC rules and regulations. Operating results for the six months ended June 30, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004. These financial statements and notes should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 2003 included in the Company's annual report on Form 10-KSB filed with the SEC on April 2, 2004. The balance sheet at December 31, 2003 has been derived from the audited consolidated financial statements of the Company.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions

Home Director, Inc.
Condensed Notes to Consolidated Financial Statements —(continued)
(Unaudited)

that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates include the allowance for doubtful accounts and the allowance for obsolete and slow-moving inventory. Actual results can differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original or remaining maturity of less than three months at the date of purchase to be cash equivalents.

Inventories

Inventories consist of finished goods and are stated at the lower of cost or market. Cost is determined by the weighted average costing method.

Fair Value of Financial Instruments

Carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accrued liabilities, note payable and bank borrowings approximate fair value because of their short maturities.

Credit Risk, Significant Customers and Concentrations

Financial instruments that potentially subject the Company to credit risk consist principally of accounts receivable and cash investments. Receivables are unsecured. The Company provides an allowance for doubtful accounts equal to the estimated losses expected to be incurred in the collection of accounts receivable.

Cash and cash equivalents consist of cash deposits, money market funds and highly rated commercial paper held at banks. Deposits held at banks may at times exceed the amount of insurance provided. Generally, these deposits may be redeemed upon demand and therefore bear minimal risk.

As of June 30, 2004, one customer accounted for 14% of the accounts receivable balance and one customer accounted for 22% of the revenue for the six months ended June 30, 2004. As of December 31, 2003, three customers accounted for 38% and one customer accounted for 36% of the accounts receivable balance and annual revenue, respectively.

The Company is not currently dependent upon any single manufacturer and it believes that alternative manufacturing sources would be readily available without material delay in the event of the interruption of supplies from any of its current sources.

Income (Loss) Per Share

In accordance with SFAS 128, basic and diluted net income (loss) per common share has been computed using the weighted-average number of shares of common stock outstanding during the period.

The effect of options to purchase 2,215,960 and 643,306 shares of the Company's common stock outstanding during the three and six month periods ended June 30, 2004 and 2003, respectively, were not included in the computation of diluted net loss per share because their effect would be anti-dilutive (i.e. increases the number of shares in the earnings per share calculations).

The effect of warrants to purchase 14,814,960 and 584,439 shares of the Company's common stock outstanding during the three and six month periods ended June 30, 2004 and 2003, respectively, were not included in the computation of diluted net loss per share because their effect would be anti-dilutive (i.e. increases the number of shares in the earnings per share calculations).

Home Director, Inc.
Condensed Notes to Consolidated Financial Statements —(continued)
(Unaudited)

Revenue Recognition

The Company's revenues consist primarily of sales of home networking products and services. The Company generally recognizes product revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is reasonably assured. The Company accrues for sales returns, rebate programs and warranty costs based on historical information.

The Company recognizes revenue on installation projects using the percentage of completion method, based primarily on revenue milestones. On certain other installation projects, the Company recognizes revenue using the percentage of completion method, based upon actual costs incurred compared to total estimated contract costs under the project. Changes to total estimated contract costs or losses, if any, are recognized in the period in which they are determined. For these other installation projects, which represent less than 5% of the total revenues, revenue recognized in excess of amounts billed of $111,737 and $203,808 at June 30, 2004 and December 31, 2003, respectively, is classified as current assets under "Accounts Receivable." Amounts billed in excess of revenue recognized to date of $14,002 and $17,675 at June 30, 2004 and December 31, 2003, respectively, are classified as current liabilities under "Accounts Payable and Accrued Expenses."

Property and Equipment

Property and equipment is recorded at cost and depreciated using the straight-line method over their estimated useful lives which generally range from two to five years. Property and equipment includes certain equipment under capital leases. These items are depreciated over the shorter of the lease period or the estimated useful life of the equipment.

Intangible Assets

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," which was required to be applied for fiscal years beginning after December 15, 2001. The Company adopted SFAS 142 as of January 1, 2002. SFAS 142 eliminated the amortization of goodwill and certain other intangible assets. It also required the Company to complete a test for impairment of these assets annually, as well as a transitional goodwill impairment test within six months from the date of adoption. The results of these tests did not indicate additional impairment of the Company's recorded goodwill. The Company does not believe there have been any events that have occurred that would cause it to assess impairment of goodwill. For example, the Company has successfully completed a bridge financing and private placement raising $5.2 million of gross proceeds (See Note 7 — Liquidity). The Company will perform its next annual impairment test as of December 31, 2004.

Research and Development Costs

Research and development costs are charged to operations as incurred.

Advertising Costs

The Company expenses advertising costs as incurred. The amount of advertising expensed during the six months ended June 30, 2004 and 2003 was $47,933 and $43,618, respectively.

Income Taxes

The Company accounts for income taxes using the liability method which requires the recognition of deferred tax assets or liabilities for the temporary differences between the financial reporting and

Home Director, Inc.
Condensed Notes to Consolidated Financial Statements —(continued)
(Unaudited)

tax bases of the Company's assets and liabilities and for tax carryforwards at enacted statutory rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. The Company has not recorded any income tax expense or benefit as a result of its available net operating loss carryforwards, which are fully reserved by a valuation allowance.

Accounting for Stock-Based Compensation

As permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company has elected to account for its stock-based compensation to employees and outside directors, where appropriate, under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations and amendments. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

At June 30, 2004, the Company has a stock-based compensation plan (the "Plan"), more fully described in the Company's proxy statement for its 2004 annual meeting of stockholders. The Company accounts for the Plan under the recognition and measurement principals of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based employee compensation is reflected in net income, as all options granted under the Plan had an exercise price equal to the market value of the underlying common stock on the date of grant.

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation.

	Three Months Ended June 30, 2004	Three Months Ended June 30, 2003	Six Months Ended June 30, 2004	Six Months Ended June 30, 2003
Net loss, as reported	$(1,542,191)	$(1,062,869)	$(2,776,254)	$(1,512,304)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of income tax effects	(133,552)	(124,273)	(300,910)	(135,856)
Pro forma net loss	$(1,675,743)	$(1,177,142)	$(3,077,164)	$(1,648,160)
Net loss per share:
Basic – as reported	$(0.20)	$(0.28)	$(0.38)	$(0.40)
Diluted – as reported	$(0.20)	$(0.28)	$(0.38)	$(0.40)
Basic – proforma	$(0.22)	$(0.31)	$(0.42)	$(0.44)
Diluted – proforma	$(0.22)	$(0.31)	$(0.42)	$(0.44)

Pro forma information regarding net loss is also required by SFAS 123 and has been determined as if the Company had accounted for all of its employee stock options under the fair value method of that statement. The Company computes fair value for this purpose using the minimum value option-pricing model. The weighted-average assumptions used in this model to estimate fair value and the resulting values are as follows:

Home Director, Inc.
Condensed Notes to Consolidated Financial Statements —(continued)
(Unaudited)

	2004	2003
Expected dividend yield	0.0%	0.0%
Risk-free interest rate	4.4%	4.4%
Expected life (in years)	10.0	10.0
Weighted-average fair value per share	$2.58	$3.57

As of June 30, 2004, the Company had reserved a total of 2,488,620 shares of common stock for issuance under the Plan. The Plan permits the granting of incentive stock options and non-qualified stock options. The terms of stock option grants are determined by the Compensation Committee of the Board of Directors. Options granted to employees under the Plan generally vest over three years and generally expire ten years after the grant date. Shares available for future issuance under the Plan total 272,660 at June 30, 2004.

The following summarizes the stock option activity as of June 30, 2004:

	Options Outstanding	Weighted Average Exercise Price
Balance at December 31, 2002	101,206	$64.84
Grant (exercise price = fair value)	542,100	3.72
Exercised	—	—
Cancelled	(166,178)	(9.08)
Balance at December 31, 2003	477,128	$14.82
Granted (exercise price = fair value)	1,935,467	0.99
Exercised	—	—
Cancelled	(196,635)	(26.72)
Balance at June 30, 2004	2,215,960	$1.69

Selected information regarding stock options as of June 30, 2004 follows:

Range of Exercise Prices And Weighted Average Exercise Prices	Number of Options Outstanding	Weighted Average Remaining Life in Years	Number of Options Exercisable
$0.74	1,059,500	9.92	190,000
1.30	875,967	9.54	70,077
2.50	12,500	8.79	12,500
3.63	11,024	7.83	9,876
3.75	244,600	8.54	193,792
7.26	23	5.50	23
60.00	1,875	0.14	1,875
79.83	197	7.22	197
80.00	7,875	0.69	7,875
163.28	96	6.33	96
362.84	2,303	6.56	2,303
$1.69	2,215,960		488,614

Home Director, Inc.
Condensed Notes to Consolidated Financial Statements —(continued)
(Unaudited)

Note 2 — Capital Stock

On April 1, 2002, the Company's Board of Directors approved a one-for-ten reverse common stock split which was subsequently approved by the Company's stockholders as of May 2, 2002. An amendment to the Company's Certificate of Incorporation effecting the stock split was filed with the State of Delaware on May 2, 2002. All common share and per common share amounts for all periods presented in the accompanying consolidated financial statements have been restated to reflect the effect of this common stock split.

As of June 30, 2004, the Company had authorized 40,000,000 shares of common stock with a par value of $0.01. The Company also had authorized 2,000,000 shares of preferred stock, which are undesignated, with a par value of $0.01.

Note 3 — Common Stock Reserved for Future Issuance

At June 30, 2004, the Company had reserved a total of 17,343,580 of its authorized 40,000,000 shares of common stock for future issuance as follows:

Outstanding common stock warrants	14,814,960
Possible future issuance of common stock warrants	40,000
Outstanding stock options	2,215,960
Possible future issuance under stock option plan	272,660
17,343,580

Note 4 — Related Party Transactions

Related Party Payables

During February and March 2004, one of the Company's executive officers made a series of loans to the Company in the aggregate principal amount of $46,000. Commencing in July 2004, the Company began repaying the loans on a bi-weekly basis. As of August 16, 2004, the outstanding balance is $11,000. These loans are payable on demand and have an interest rate of 10% per annum.

Placement and Other Fees

In connection with the private placement of common stock and warrants in June 2004, the Company incurred placement fees of approximately $271,000, paid to Spencer Trask Ventures, Inc. The placement fees were recorded as a reduction to amounts raised. In addition, Spencer Trask also received warrants to purchase 1,520,816 shares of the Company's common stock at a price of $0.74 per share as part of the placement fee arrangement.

In connection with the private placement of common stock and warrants in December 2003 and January 2004, the Company incurred placement fees of approximately $420,000, paid to Spencer Trask Ventures, Inc. The placement fees were recorded as a reduction to amounts raised. In addition, Spencer Trask also received warrants to purchase 657,846 shares of the Company's common stock at a price of $1.068 per share, warrants to purchase 306,795 shares of the Company's common stock at a price of $1.178 per share and warrants to purchase 423,630 shares of the Company's common stock at a price of $1.298 per share as part of the placement fee arrangement.

On March 28, 2003, the Company entered into a Consulting Agreement under which it retained Spencer Trask as its non-exclusive financial advisor and investment banker. Under this agreement, the Company agreed that until March 28, 2004, it would compensate Spencer Trask, in cash and/or warrants to purchase Common Stock, for advisory services in connection with acquisitions, mergers, combinations, private and public equity offerings, debt financing and other similar business transactions. No compensation was paid under this agreement.

Home Director, Inc.
Condensed Notes to Consolidated Financial Statements —(continued)
(Unaudited)

Bridge Financing

In May 2004, certain officers, directors and affiliates of the Company (including a family member of a director and certain affiliates of Spencer Trask Ventures, Inc.) purchased $565,000 aggregate principal amount of the Company's convertible notes and warrants to purchase an aggregate of 565,000 shares of the Company's common stock as part of a bridge financing totaling $1,015,000. In June 2004, the entire $565,000 principal amount of the notes purchased by these officers, directors and affiliates was automatically converted into units in the Company's private placement at a conversion price of $0.59 per unit. See Note 7, Liquidity.

Note 5 — Provision for Abandonment of Facility

In June 2003, the Company exited its Durham, North Carolina warehouse facility and relocated the operations to its Livermore, California facility. The Company agreed to a settlement of $657,891 to be repaid over four years. As a result, the Company recorded a discounted provision of $590,000 related to the remaining lease commitment associated with the Durham facility. In December 2003, the Company determined that certain fixed assets located in North Carolina would not be used and wrote off $93,966. There were no severance costs associated with this abandonment.

	Balance at 12/31/03	Provision	Payments	Balance at 6/30/04
Facility Abandonment	$521,343	—	$(62,415)	$458,928

At June 30, 2004 $132,548 of the balance is recorded as part of accounts payable and accrued expenses and $326,380 is recorded as other long-term liabilities.

Note 6 — Commitments and Contingencies

The Company is subject to various legal proceedings and claims, which have arisen in the ordinary course of its business and have not been fully adjudicated. It is impossible at this time for the Company to predict with any certainty the outcome of such litigation. However, management is of the opinion, based upon information presently available, that it is unlikely that any such liability, to the extent not provided for through insurance or otherwise, would be material in relation to the Company's consolidated financial position or results of operations.

On June 18, 2001, Point West Ventures, LP ("Point West") filed a complaint against HDT and Spencer Trask Ventures, Inc., the placement agent for HDT's Series B convertible preferred stock financing in 2000, in New York State Supreme Court. Point West, one of the investors in that financing, alleged misrepresentation in connection with that financing and sought rescission of its $500,000 investment. Subsequent to the filing of the complaint Point West was placed in receivership and the action against the Company and Spencer Trask was stayed and remains inactive. The receiver may determine to pursue the action at some future date.

In June 2003, the Company has received written notice from a third party alleging breach of contract and violation of trademark law in connection with the use of the "Home Director" trademark. The Company has taken what it believes is appropriate remedial action and does not believe that there is any remaining basis for a claim by the third party, nor has the third party taken further action to pursue its claim. Nevertheless, it is possible that the third party will initiate legal action seeking damages and/or injunctive relief against the Company. If any such litigation should be resolved adversely, the Company could be compelled to pay damages and/or royalties to the third party for its use of the Home Director name and/or limit or discontinue its use as a trademark.

On March 3, 2004, Robert N. Wise resigned as the President, Chief Operating Officer and a director of the Company and entered into a Separation and Release Agreement with the Company.

Home Director, Inc.
Condensed Notes to Consolidated Financial Statements —(continued)
(Unaudited)

Under the terms of this agreement, the Company retained Mr. Wise as an independent consultant for a transition period of 30 days and the Company's obligation to employ Mr. Wise as its President and Chief Operating Officer under his Employment Agreement was terminated. The Company agreed to pay Mr. Wise (i) $10,000 during the transition period, (ii) $50,000 upon his resignation, (iii) 2% of the Company's first year revenues derived from certain contracts and projects, and (iv) 1% of the Company's second year revenues derived from such contracts and projects. In addition, the Company agreed to continue to provide Mr. Wise with benefits under the Company's employee benefit plans until December 31, 2004 and to pay the remaining installments due under an automobile lease and the balance of the purchase price of the leased automobile upon expiration of the lease. The Company and Mr. Wise exchanged releases. Pursuant to his employment agreement, Mr. Wise remains subject to certain restrictions on his post-employment activities for up to 12 months after his resignation. All options to purchase shares of Common Stock granted to Mr. Wise before the merger expired upon his resignation. On January 16, 2003, the Company granted Mr. Wise options to purchase 180,000 shares of Common Stock at an exercise price of $3.75 per share. Upon Mr. Wise's resignation, 60,000 of such options expired unexercised, and under the terms of the Separation and Release Agreement, 120,000 of such options are exercisable through March 3, 2005. In the first quarter of 2004, the Company recorded a charge of approximately $130,000 related to this settlement.

Note 7 — Liquidity

Historically the Company's operations have never been self-sustaining, and it has financed its continuing operations through a series of private offerings of debt and equity and by asset-based borrowings from commercial lenders. The Company cannot predict when, if ever, its business will produce sufficient cash to reduce or eliminate its dependence on external financing as its primary source of working capital.

As a result of the Company's financing efforts in May, June and July 2004 involving the successful completion of the bridge financing and the private placement referred to below, its working capital position improved considerably. The Company believes its working capital resources (including sums available under present and potential secured credit facilities) are adequate to meet its working capital needs at least through June 30, 2005. Nevertheless, if the Company were to continue to incur losses at the rate accrued during the first two quarters of 2004, it would be required to seek additional financing which would be difficult if not impossible to obtain.

Line of Credit

As of March 31, 2004, the Company owed $300,000 under a line of credit with Venture Banking Group, and, as a result of the Company's failure to comply with certain financial covenants applicable to such line of credit, an event of default existed. On April 1, 2004, the Company obtained advances of $450,000 under the Factoring Agreement (described below) and applied approximately $300,000 of the advances to repay the line of credit, which was then terminated.

Factoring Agreement

As of June 30, 2004, the Company owed approximately $702,000 under a Factoring Agreement with Pacific Business Funding, a division of Greater Bay Bank, N.A. ("Pacific"). The Factoring Agreement provides for borrowings on the Company's eligible accounts receivable, with recourse to the Company, in the amount of 65% of the amounts owing on such accounts (each, an "advance"), subject to maximum advances of $750,000, and is secured by substantially all of the Company's assets. The making of advances under the Factoring Agreement is within the complete discretion of Pacific. Amounts advanced and uncollected are subject to a finance fee equal to Pacific's prime rate plus 6% per annum, which is subject to increase by an additional 5% per annum in the event of a default. In

Home Director, Inc.
Condensed Notes to Consolidated Financial Statements —(continued)
(Unaudited)

connection with the Factoring Agreement, the Company issued to Pacific's parent warrants to purchase 8,333 shares of the Company's common stock and recorded a $6,977 charge to interest expense in the first quarter of 2004.

The Company has notified Pacific of a default under the Factoring Agreement attributable to our failure to pay Federal withholding taxes for certain periods. Although the Company is seeking to settle these withholding tax liabilities and Pacific has continued to make advances to us under the Factoring Agreement, the Company can provide no assurance that Pacific will not exercise its default remedies, which include termination of further advances and acceleration of repayment of all outstanding advances. If Pacific exercises its default remedies, the Company would need to seek alternative financing which might not be available on terms satisfactory to it or at all.

Forbearance Agreement

Under the Factoring Agreement, the Company agreed to raise at least $2 million in an equity financing before May 1, 2004. On May 6, 2004 the Company and Pacific entered into a Forbearance Agreement under which the Company acknowledged that its failure to raise the required amount constituted an event of default and Pacific agreed to refrain from exercising its remedies with respect to the event of default until July 1, 2004 and to waive the event of default if the Company raised the required amount in an equity financing by that date. The Company satisfied this condition as a result of the Bridge Financing and Private Placement (described below.)

May 2004 Bridge Financing and June and July 2004 Private Placement

In May 2004, the Company privately sold $1,015,000 face amount of its 8% convertible notes and warrants to purchase shares of its Common Stock to accredited investors, including certain of its directors and officers and affiliates, for gross proceeds of $1,015,000. The notes matured on June 16, 2004, upon automatic conversion into investment units of the kind sold in the first equity financing of the Company. Purchasers of the notes received three-year warrants to purchase an aggregate of 1,015,000 shares of Common Stock at an exercise price of $1.00 per share. The Company recorded non-cash interest expense of approximately $77,000 associated with the warrants issued with the convertible notes sold during the second quarter of 2004.

In June and July 2004 the Company raised gross proceeds of $5.2 million ($2.2 million as of June 30, 2004) through the private placement of equity units at a price of $0.59 per unit, including proceeds from the conversion of $1,015,000 principal of notes issued in the Bridge Financing. Net proceeds of $1.8 million were received during the second quarter and are reflected in the balance sheet as of June 30, 2004 and net proceeds of approximately $2.6 million were received in July 2004. The units comprise a total of 8,813,569 shares of common stock and warrants to purchase an additional 8,813,569 shares at $0.74 per share. Spencer Trask Ventures Inc. was the placement agent for the transaction and received cash compensation of $657,000, including reimbursement for its non-accountable expenses, and warrants to purchase 3,525,427 shares of common stock at $0.74 per share.

December 2003 and January 2004 Private Placement

In December 2003 and January 2004, the Company raised gross proceeds of $3,226,315 in a private sale of equity units consisting of 3,470,679 shares of Common Stock and three-year warrants to purchase 3,470,679 shares of Common Stock at exercise prices ranging from $1.068 to $1.298 per share. Net proceeds of $1,740,000 were received in 2003 and are reflected in the balance sheet as of December 31, 2003, and the remaining proceeds of $860,000 were received in 2004. Spencer Trask was the placement agent for the transaction and received $369,421 as cash compensation and reimbursement of non-accountable expenses and five-year warrants to purchase 1,388,272 (prior to

Home Director, Inc.
Condensed Notes to Consolidated Financial Statements —(continued)
(Unaudited)

anti-dilution adjustments) shares of Common Stock at exercise prices ranging from $1.068 to $1.298 per share. All of the shares of Common Stock included in the units sold in this transaction (including the shares underlying the warrants) were registered for resale under our registration statement on Form SB-2, which was declared effective by the Securities and Exchange Commission on March 19, 2004.

INDEPENDENT AUDITOR'S REPORT

The Board of Directors
Home Director, Inc.

We have audited the accompanying consolidated balance sheets of Home Director, Inc. as of December 31, 2003 and 2002 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Home Director, Inc. as of December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 14 to the financial statements, the Company has suffered recurring losses from operations, is in default of its line of credit, and has been dependent upon financing its operations through a series of private offerings of debt and equity. These factors and the uncertainty about the adequacy of funding during 2004 raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 14. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Mahoney Cohen & Company, CPA, P.C.

New York, New York
March 8, 2004 (except for Note 16, which is April 1, 2004)

HOME DIRECTOR, INC.

Consolidated Balance Sheets
December 31, 2003 and 2002

	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$65,733	$2,557,214
Accounts receivable, net of allowances of $290,996 in 2003 and $115,897 in 2002.	1,452,934	1,226,479
Inventories, net of allowance of $847,363 in 2003 and $1,087,719 in 2002	818,421	1,499,014
Other current assets	195,128	140,366
Total current assets	2,532,216	5,423,073
Property and equipment, net	280,463	645,328
Customer lists, net of accumulated amortization of $670,321 in 2003 and $648,552 in 2002	87,075	108,844
Goodwill, net of accumulated amortization of $1,654,837 in 2003 and 2002	5,825,652	5,825,652
	$8,725,406	$12,002,897
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,770,922	$2,249,712
Payables to related parties	—	291,793
Line of credit	300,000	—
Notes payable	125,000	125,000
Current portion of capital lease obligations	116,313	125,626
Total current liabilities	$2,312,235	2,792,131
Capital lease obligations, less current portion	10,077	123,781
Other long-term liabilities	393,975	—
Commitments and contingencies (Notes 9 and 12)
Shareholders' equity:
Preferred stock, $0.01 par value as of December 31, 2003 and 2002, respectively
Authorized – 2,000,000 as of December 31, 2003 and 2002, respectively
Issued and outstanding – none as of December 31, 2003 and 2002, respectively	—	—
Common stock, $0.01 par value as of December 31, 2003 and 2002, respectively
Authorized – 40,000,000 as of December 31, 2003 and 2002, respectively
Issued and outstanding – 6,163,071 and 3,751,467 as of December 31, 2003 and 2002, respectively	61,631	37,515
Additional paid-in capital	77,582,890	75,699,296
Accumulated deficit	(71,635,402)	(66,649,826)
Total shareholders' equity	6,009,119	9,086,985
	$8,725,406	$12,002,897

See accompanying notes.

HOME DIRECTOR, INC.

Consolidated Statements of Operations
For The Years Ended December 31, 2003 and 2002

	2003	2002
Revenue	$9,251,252	$10,446,654
Costs and expenses:
Cost of revenue	7,250,744	7,021,446
General and administrative	3,194,168	3,178,643
Sales and marketing	2,366,904	2,279,489
Research and development	277,631	714,804
Depreciation and amortization	396,967	531,262
Extinguishment of certain liabilities	—	(4,515,504)
Provision for abandonment of facility	683,966	—
Total costs and expenses	14,170,380	9,210,140
Income (loss) from operations	(4,919,128)	1,236,514
Other income (expense):
Interest income	4,310	12,957
Interest expense	(70,758)	(3,258,491)
Net other income (expense)	(66,448)	$(3,245,534)
Net loss	$(4,985,576)	$(2,009,020)
Net loss per common share – basic and diluted:
Shares used in computing basic and diluted net loss per common share	3,875,811	742,723
Loss per share	$(1.29)	$(2.70)

See accompanying notes.

HOME DIRECTOR, INC.

Consolidated Statements of Changes in Shareholders' Equity
For the Years Ended December 31, 2003 and 2002

	Total Common Stock		Additional Paid-In Capital	Deficit	Accumulated Shareholders' Equity
	Shares	Amount
Balance at December 31, 2001	616,843	6,168	65,160,567	(64,460,806)	525,929
Exercise of common stock options and warrants	8,902	89	33,347	—	33,436
Compensation related to consulting services	—	—	218,943	—	218,943
Issuance of common stock warrants in connection with bridge note financing	—	—	230,481	—	230,481
Beneficial conversion for convertible debt	—	—	230,481	—	230,481
Issuance of common stock warrants as consideration for services	—	—	1,448,714	—	1,448,714
Issuance of common stock in connection with conversion of convertible debt	2,558,041	25,580	9,154,761	—	9,180,341
Recapitalization, net of merger costs	567,681	5,678	(777,998)	—	(772,320)
Net loss	—	—	—	(2,009,020)	(2,009,020)
Balance at December 31, 2002	3,751,467	$37,515	$75,699,296	$(66,649,826)	$9,086,985
Reclassification of merger costs	—	—	39,784	—	39,784
Expenses related to convertible note	—	—	(16,595)	—	(16,595)
Issuance of common stock warrants as consideration for services	—	—	144,372	—	144,372
Issuance of common stock in connection with private placement, net	2,411,604	24,116	1,716,033	—	1,740,149
Net loss	—	—	—	(4,985,576)	(4,985,576)
Balance at December 31, 2003	6,163,071	$61,631	$77,582,890	$(71,635,402)	$6,009,119

See accompanying notes.

HOME DIRECTOR, INC.

Consolidated Statements of Cash Flows
For the Years Ended December 31, 2003 and 2002

	2003	2002
Cash flows from operating activities:
Net loss	$(4,985,576)	$(2,009,020)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	396,967	531,262
Loss on disposal of assets	—	20,490
Deferred rent	9,251	71,950
Provision for abandonment of facility	683,996	—
Gain from extinguishment of certain liabilities	—	(4,515,504)
Non-cash consulting fees	—	218,943
Amortization of discount on convertible debt	—	460,962
Issuance of common stock warrants for consideration of services	144,372	1,448,714
Non-cash exercise of common stock options and warrants	—	33,436
Changes in operating assets and liabilities, net of assets and liabilities acquired:
Accounts receivable	(226,455)	13,679
Inventories	680,593	(264,696)
Other current assets	(54,762)	131,390
Accounts payable and accrued expenses	(650,741)	(1,216,669)
Net cash used in operating activities	(4,002,355)	(5,075,063)
Cash flows from investing activities:
Purchases of property and equipment	(97,870)	(58,002)
Cash acquired in Netword acquisition	—	930,673
New cash provided by (used in) investing activities	(97,870)	872,671
Cash flows from financing activities:
Borrowing under line of credit	400,000	—
(Payments) to reduce line of credit	(100,000)	—
Net payments of payables to related parties	(291,793)	(1,288,399)
Repayment of capital lease obligations	(123,017)	(287,476)
Merger costs	—	(1,407,906)
Proceeds from issuance of common stock	1,740,149	—
Proceeds from (payments of) issuance of convertible debt	(16,595)	9,180,341
Net cash provided by (used in) financing activities	1,608,744	6,196,560
Net increase (decrease) in cash (carried forward)	$(2,491,481)	$1,994,168

See accompanying notes.

HOME DIRECTOR, INC.

Consolidated Statements of Cash Flows
For the Years Ended December 31, 2003 and 2002

	2003	2002
Net increase (decrease) in cash (brought forward)	$(2,491,481)	$1,994,168
Cash and cash equivalents at beginning of year	2,557,214	563,046
Cash and cash equivalents at end of year	$65,733	$2,557,214
Supplemental Disclosure of Cash Flow Information
	2003	2002
Cash paid during the year for:
Interest	$39,347	$1,159,169
Supplemental Schedule of Non-Cash Investing and Financing Activities
Capital lease obligations incurred	$32,549	$261,428
Reclassification of merger costs	$39,784	$—
Issuance of common stock in connection with conversion of convertible debt	$—	$9,180,341

See accompanying notes.

Note 1 — Organization and Description of Business

Home Director Technologies Inc. (formerly Home Director, Inc. "HDT") was incorporated on October 13, 1999 under the laws of the State of Delaware. On December 19, 2002, HDT was acquired by Netword, Inc. (now Home Director, Inc.) in a merger of Netword's special purpose subsidiary into HDT (the "Merger"). In the Merger, HDT's stockholders received shares of Netword common stock in accordance with the exchange ratio described in the merger agreement. Upon completion of the Merger, HDT's stockholders owned approximately 86% of the outstanding Netword common stock. The Merger was treated as a reverse merger, with HDT being the acquirer for accounting purposes. The pre-acquisition financial statements of HDT became the historical financial statements of the combined companies. The transaction was accounted for as the issuance of common stock by HDT for the net monetary assets of Netword, accompanied by a recapitalization to reflect the legally issued and outstanding shares of the merged companies. Pre-acquisition stockholders' equity of HDT was retroactively restated for the equivalent number of shares of Netword received by HDT in the Merger, with differences between the par value of Netword's and HDT's stock recorded as paid-in capital. Transaction costs related to the Merger were also charged directly to equity. The transaction did not result in any additional goodwill or other intangible assets. All common share and per share amounts for all periods presented in the accompanying consolidated financial statements have been retroactively restated to reflect the effect of the Merger. References in these notes to "the Company" are references to HDT as it existed before the Merger and the combined companies after the Merger.

The Company, which is headquartered in Livermore, California, commenced operations on December 8, 1999, subsequent to acquiring the assets of and assuming certain liabilities of IBM Corporation's Home Director business unit. The Company operates in a single industry, the provision of infrastructure components for home networking, and is engaged in the design, sale and installation of home networking products and services for the new home construction market.

In January 2003, the Company transferred all of the intellectual property associated with Netword to Netword's subsidiary, Rabbit Media, Inc., and subsequently sold all of the stock of Rabbit Media, Inc. to a director and the former President of Netword. As consideration for the sale, the buyer agreed to indemnify the Company for future claims related to the Netword intellectual property in the event that such claims are not discharged by Rabbit Media, Inc. and to pay the Company 10% of any consideration that it receives from any sale of the Rabbit Media, Inc. stock within two years after the date of the agreement.

Note 2 — Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Home Director, Inc. (formerly Netword, Inc.) and its wholly-owned subsidiaries, HDT and Digital Interiors. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates include the allowance for doubtful accounts and the allowance for obsolete and slow-moving inventory. Actual results can differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original or remaining maturity of less than three months at the date of purchase to be cash equivalents.

Inventories

Inventories consist of finished goods and are stated at the lower of cost or market. Cost is determined by the weighted average costing method.

Fair Value of Financial Instruments

Carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable and accrued liabilities approximate fair value because of their short maturities.

Credit Risk, Significant Customers and Concentrations

Financial instruments that potentially subject the Company to credit risk consist principally of accounts receivable and cash investments. Receivables are unsecured. The Company provides an allowance for doubtful accounts equal to the estimated losses expected to be incurred in the collection of accounts receivable.

Cash and cash equivalents consist of cash deposits, money market funds and highly rated commercial paper held at banks. Deposits held at banks may at times exceed the amount of insurance provided. Generally, these deposits may be redeemed upon demand and therefore bear minimal risk.

As of December 31, 2003, three customers accounted for 38% and one customer accounted for 36% of the accounts receivable balance and annual revenue, respectively. As of December 31, 2002, two customers accounted for 53% and 57% of the accounts receivable balance and annual revenue, respectively.

The Company is not currently dependent upon any single manufacturer and it believes that alternative manufacturing sources would be readily available without material delay in the event of the interruption of supplies from any of its current sources.

Loss Per Share

In accordance with SFAS 128, basic and diluted net loss per common share has been computed using the weighted-average number of shares of common stock outstanding during the period.

The effect of options to purchase 477,128 and 101,206 shares of the Company's common stock outstanding during 2003 and 2002, respectively, was not included in the computation of diluted net income per share because their effect would be antidilutive.

The effect of warrants to purchase 5,769,883 and 584,439 shares of the Company's common stock outstanding during 2003 and 2002, respectively, was not included in the computation of diluted net income per share because their effect would be antidilutive.

Revenue Recognition

The Company's revenues consist primarily of sales of home networking hardware and services. The Company generally recognizes product revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is reasonably assured. The Company accrues for sales returns, rebate programs and warranty costs based on its experience.

The Company recognizes revenue on installation projects using the percentage of completion method, based primarily on revenue milestones. On certain other installation projects, the Company recognizes revenue using the percentage of completion method, based upon actual costs incurred compared to total estimated contract costs under the project. Changes to total estimated contract costs or losses, if any, are recognized in the period in which they are determined. For these other installation projects, revenue recognized in excess of amounts billed of $203,808 and $208,648 at December 31, 2003 and 2002, respectively, is classified as current assets under "Accounts Receivable." Amounts billed in excess of revenue recognized to date of $17,675 and $25,106 at December 31, 2003 and 2002, respectively, are classified as current liabilities under "Accounts Payable and Accrued Expenses."

Property and Equipment

Property and equipment is recorded at cost and depreciated using the straight-line method over their estimated useful lives which generally range from two to five years. Property and equipment includes certain equipment under capital leases. These items are depreciated over the shorter of the lease period or the estimated useful life of the equipment.

Intangible Assets

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," which is required to be applied for fiscal years beginning after December 15, 2001. The Company has adopted SFAS 142 as of January 1, 2002. SFAS 142 eliminates the amortization of goodwill and certain other intangible assets. It also requires the Company to complete a test for impairment of these assets annually, as well as a transitional goodwill impairment test within six months from the date of adoption. The results of these tests did not indicate additional impairment of the Company's recorded goodwill. The Company will perform its next impairment test as of December 31, 2004.

The summary of estimated amortization expense for customer lists is as follows:

Fiscal Year Ending December 31,
2004	$21,769
2005	21,769
2006	21,769
2007	21,768
$87,075

Research and Development Costs

Research and development costs are charged to operations as incurred.

Advertising Costs

The Company expenses advertising costs as incurred. The amount of advertising expensed during the years ended December 31, 2003 and 2002 was $71,938 and $149,852, respectively.

Income Taxes

The Company accounts for income taxes using the liability method which requires the recognition of deferred tax assets or liabilities for the temporary differences between the financial reporting and tax bases of the Company's assets and liabilities and for tax carryforwards at enacted statutory rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. The Company has not recorded any income tax expense or benefit as a result of its available net operating loss carryforwards, which are fully reserved by a valuation allowance.

Accounting for Stock-Based Compensation

As permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company has elected to account for its stock-based compensation to employees and outside directors, where appropriate, under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations and amendments. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Recent Accounting Pronouncements

In April 2002, the Financial Accounting Standards Board issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 65, Amendment of FASB Statement No. 13 and Technical

Corrections. SFAS No. 145 rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that statement, SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." The statement will require gains or losses from extinguishment of debt to be classified as operating items, as opposed to extraordinary items, unless they meet the more stringent criteria of APB No. 30. The statement requires retroactive reclassification for comparative financial statements issued after adoption.

The Company began applying SFAS No. 145 in 2003 and, as a result, for year ended December 31, 2002, has reclassified the extraordinary gain from extinguishment of certain liabilities to operating income in its comparative financial statements issued after adoption. This reclassification did not have an impact on previously reported net loss.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123," ("SFAS 148"). This statement amends FASB Statement No. 123, "Accounting for Stock-Based Compensation." ("SFAS 123") to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The amendments to SFAS 123 regarding disclosure are effective for financial statements for fiscal years ending after December 15, 2002. The Company will continue to make the appropriate fair value disclosures required.

At December 31, 2003, the Company has a stock-based compensation plan (the "Plan"), more fully described in the Company's proxy statement for its 2003 annual meeting of stockholders. The Company accounts for the Plan under the recognition and measurement principals of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based employee compensation is reflected in net income, as all options granted under the Plan had an exercise price equal to the market value of the underlying common stock on the date of grant.

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation.

	Dec 31, 2003	Dec 31, 2002
Net income (loss), as reported	$(4,985,576)	$(2,009,020)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of income tax effects	(384,400)	(46,330)
Pro forma net income (loss)	$(5,369,976)	$(2,055,350)
Net income (loss) per share:
Basic – as reported	$(1.29)	$(2.70)
Diluted – as reported	$(1.29)	$(2.70)
Basic – proforma	$(1.39)	$(2.78)
Diluted – proforma	$(1.39)	$(2.78)

Pro forma information regarding net loss is also required by SFAS 123 and has been determined as if the Company had accounted for all of its employee stock options under the fair value method of that statement. The Company computes fair value for this purpose using the minimum value option-pricing model. The weighted-average assumptions used in this model to estimate fair value and the resulting values are as follows:

	2003	2002
Expected dividend yield	0.0%	0.0%
Risk-free interest rate	4.4%	3.98%
Expected life (in years)	10.0	3.0
Weighted-average fair value per share	$3.57	$1.81

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities." This statement amends and clarifies accounting for derivative instruments, including certain derivative instruments imbedded in other contracts, and for hedging activities under SFAS No. 133. This statement is effective for contracts entered into or modified after June 30, 2003, except as for provisions that relate to SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003, which should continue to be applied in accordance with their respective dates. The adoption of this pronouncement did not have a material effect on the results of operations or financial position.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement requires that certain financial instruments that, under previous guidance, issuers could account for as equity, be classified as liabilities in statements of financial position. Most of the guidance in SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this pronouncement did not have a material effect on the results of operations or financial position.

Note 3 — Property and Equipment

At December 31, property and equipment consists of:

	2003	2002
Computer equipment and software	$592,009	$536,781
Furniture and fixtures	518,586	518,585
Office equipment	36,092	35,453
Vehicles	374,525	341,976
Leasehold improvements	44,784	35,331
	1,565,996	1,468,126
Less: Accumulated depreciation and amortization	1,285,533	822,798
	$280,463	$645,328

The cost basis of assets acquired under capital leases at December 31, 2003 and 2002 was $374,525 and $341,976, respectively.

Note 4 — Income Taxes

The Company had no income tax expense for the years ended December 31, 2003 and 2002 due to net losses. At December 31, 2003, the Company had federal and state net operating loss carryforwards of approximately $64,000,000. The federal net operating loss carryforwards expire beginning in the year 2020 and the state net operating loss carryforwards begin to expire in 2016. The deferred tax asset of $25,643,000 and $24,171,000 relating primarily to differences between book and tax treatment of net operating losses, was fully reserved as of December 31, 2003 and 2002. The Company has established a valuation allowance of $25,643,000 and $24,171,000 for the years ended December 31, 2003 and 2002 to reduce the deferred tax assets due to the uncertainty surrounding the realization of such assets. The Tax Reform Act of 1986 contains provisions that limit the ability to utilize net operating loss carryforwards in the case of certain events including significant changes in ownership interests. The Company has not evaluated whether it has undergone an ownership change pursuant to this act. If such ownership changes are found to exist, the net operating loss carryforwards as reported below could be significantly limited.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred income taxes are as follows at December 31:

	2003	2002
Deferred tax assets:
Net operating loss carryforwards	25,415,000	23,581,000
Other	228,000	590,000
Deferred tax assets	25,643,000	24,171,000
Less: Valuation allowance	25,643,000	24,171,000
Net deferred tax assets	$—	$—

Total tax expense for 2003 and 2002 differs from the amount computed by applying the federal statutory rate of 34% primarily due to the valuation allowance established against net operating loss carryforwards. The Company's effective tax rate was 0% for 2003 and 2002.

Note 5 — Capital Stock

On April 1, 2002, the Board of Directors approved a one-for-ten reverse common stock split which was subsequently approved by shareholders as of May 2, 2002. An amendment to the Company's Certificate of Incorporation effecting the stock split was filed with the State of Delaware on May 2, 2002. All common share and per common share amounts for all periods presented in the accompanying consolidated financial statements have been restated to reflect the effect of this common stock split.

As of December 31, 2003, the Company has authorized 40,000,000 shares of common stock with a par value of $0.01. The Company also has authorized 2,000,000 shares of preferred stock, which are undesignated, with a par value of $0.01.

Note 6 — Stock-Based Compensation

The Company has reserved a total of 750,000 shares of common stock for issuance under its stock option plan (the "Plan"). The Plan permits the granting of incentive stock options and non-qualified stock options. The terms of stock option grants are determined by the Board of Directors. The Company's stock options generally vest over three years and have a maximum life of ten years. Separate from the Plan, the Company has granted stock options and warrants to consultants as compensation for their consulting services. Shares available for future issuance under the Plan total 261,492 at December 31, 2003.

The following summarizes the stock option activity for the years ended December 31, 2003 and 2002:

	Options Outstanding	Weighted Average Exercise Price
Balance at December 31, 2001	$38,010	$123.37
Granted (exercise price = fair value)	20,119	3.63
Assumption of Netword options	59,342	54.30
Exercised	(7,524)	(8.64)
Cancelled	(8,741)	(155.23)
Balance at December 31, 2002	101,206	64.84
Granted (exercise price = fair value)	542,100	3.72
Exercised	—	—
Cancelled	(166,178)	(9.08)
Balance at December 31, 2003	477,128	14.82

During the year ended December 31, 2003, the Company recorded non-cash expense of $31,412 for the fair value of stock options granted as consideration for services provided to the Company. This expense, which equates to a per share amount of $0.01 for the year ended December 31, 2003, was computed using the Black-Scholes option-pricing model. The following weighted-average assumptions were used in this model: expected dividend yield of 0%, risk-free interest rate of 4.4%, expected life of 7.0 years and stock price volatility of 70%.

During the year ended December 31, 2003, the Company recorded non-cash expense of $112,960 for the fair value of stock options granted as consideration for services provided to the Company. This expense, which equates to a per share amount of $0.03 for the year ended December 31, 2003, was computed using the Black-Scholes option-pricing model. The following weighted-average assumptions were used in this model: expected dividend yield of 0%, risk-free interest rate of 4.4%, expected life of 3.0 years and stock price volatility of 70%.

Selected information regarding stock options as of December 31, 2003 follows:

Range of Exercise Prices and Weighted Average Exercise Prices	Number of Options Outstanding	Weighted Average Remaining Life in Years	Number of Options Exercisable
$2.50	12,500	9.29	6,250
3.63	16,123	8.33	9,187
3.75	377,100	9.21	114,033
7.26	23	6.99	23
50.00	49,591	0.13	49,591
60.00	1,875	0.64	1,875
79.83	7,087	7.72	197
80.00	7,875	1.19	7,875
163.28	96	6.83	96
362.84	4,858	7.06	3,129
$14.82	477,128		192,257

Note 7 — Common Stock Reserved for Future Issuance

At December 31, 2003, the Company had reserved a total of 6,548,503 of its authorized 40,000,000 shares of common stock for future issuance as follows:

Outstanding common stock warrants	5,769,883
Possible future issuance of common stock warrants	40,000
Outstanding stock options	477,128
Possible future issuance under stock option plans	261,492
6,548,503

Note 8 — Leases

The Company leases certain furniture and equipment under various non-cancellable capital leases and its office space and certain equipment under non-cancellable operating leases. Future minimum payments under the non-cancellable capital and operating leases at December 31, 2003 are as follows:

Year Ending	Capital Leases	Operating Leases
2004	$119,267	$315,397
2005	$9,161	257,326
2006	1,166	194,986
2007	—	200,493
2008	—	33,492
Total minimum payments	129,594	$1,001,695
Less: Amounts representing interest	3,204
Present value of minimum lease payments	126,390
Less: Current portion of capital lease obligations	116,313
Long-term portion of capital lease obligations	$10,077

Rent expense charged to operations during the years ended December 31, 2003 and 2002 was $283,595 and $272,319, respectively.

Note 9 — Related Party Transactions

Related Party Payables

Included in payables to related parties at December 31, 2002 is $291,793, which consists primarily of accrued fees owed to a shareholder at December 31, 2002.

Placement and Other Fees

In February 2002, Donald B. Witmer, former chairman of the Board of Directors and chief executive officer, Robert Wise, former president, chief operating officer and director of the Company, and Spencer Trask Venture Partners, LLC, an affiliate of the Company's financial adviser, Spence Trask Ventures, Inc. ("Spencer Trask"), purchased $110,000, $55,000 and $270,000 of the Company's exchangeable notes, respectively, which included 17,127 detachable warrants to purchase the Company common stock at $.70 per share. The exchangeable notes were exchangeable into convertible notes upon satisfying the minimum sale requirements of the private placement of convertible debt. These notes were exchanged for an equal principal amount of the Company's convertible notes in May 2002. Of the $705,000 proceeds received by the Company, $230,481 was assigned as the fair value of the detachable warrants. The exchangeable notes contained a beneficial conversion feature determined to be $230,481 at the date of issuance. These amounts were recorded as an increase to interest expense during the quarter ended June 30, 2002 when the notes were exchanged into secured convertible notes. In fiscal 2002 (prior to the merger with Netword), the Company sold $9,200,000 principal amount of its 8% secured convertible notes which were converted into the Company common stock at a price of $.10 per share immediately prior to the merger with Netword. Upon the merger, all outstanding shares of the Company (including the shares that were issued upon conversion of the Company's convertible notes) were exchanged for shares of Netword common stock at the rate of 36.3 shares of the Company common stock for each share of Netword common stock.

In connection with the secured convertible note offering in 2002, the Company incurred placement fees of approximately $1,369,000, of which a significant portion was payable to Spencer Trask. In addition, Spencer Trask also received warrants to purchase 407,323 shares of the Company's common stock at a price of $3.63 per share (valued at $1,038,549 using the Black-Scholes pricing model) as part of the placement fee arrangement. Both amounts were recorded as an increase to interest expense during the year ended December 31, 2002.

In connection with the private placement of common stock in December 2003, the Company incurred placement fees of approximately $227,000, paid to Spencer Trask. The placement fees were recorded as a reduction to amounts raised. In addition, Spencer Trask also received warrants to purchase 657,846 shares of the Company's common stock at a price of $1.068 per share and warrants to purchase 306,795 shares of the Company's common stock at a price of $1.178 per share as part of the placement fee arrangement.

On March 28, 2003, the Company entered into a Consulting Agreement under which it retained Spencer Trask as its non-exclusive financial adviser and investment banker. Under this agreement, the Company agreed that until March 28, 2004, it would compensate Spencer Trask, in cash and/or warrants to purchase Common Stock, for advisory services in connection with acquisitions, mergers, combinations, private and public equity offerings, debt financing and other similar business transactions. No compensation has been paid under this agreement.

Note 10 — Employee Benefit Plan

The Company has a 401(k) plan which covers substantially all employees. Employees may elect to contribute up to 15% of eligible compensation during any plan year subject to IRS limits. Matching contributions to the plan are made at the discretion of the Board of Directors. For the years ended December 31, 2003 and 2002, the Company has not made any matching contributions to the 401(k) plan.

Note 11 — Gain from Extinguishment of Certain Liabilities

Throughout early 2002, the Company completed a restructuring of several liabilities through negotiations with vendors for settlements and/or abatement, which resulted in the satisfaction of approximately $7,000,000 of debt, accounts payable and other liabilities for total payments of approximately $2,500,000. In connection with this restructuring of liabilities, the Company recorded a gain from extinguishment of certain liabilities of approximately $4,500,000.

Note 12 — Commitments and Contingencies

The Company is subject to various legal proceedings and claims, which have arisen in the ordinary course of its business and have not been fully adjudicated. It is impossible at this time for the Company to predict with any certainty the outcome of such litigation. However, management is of the opinion, based upon information presently available, that it is unlikely that any such liability, to the extent not provided for through insurance or otherwise, would be material in relation to the Company's consolidated financial position or results of operations.

On June 18, 2001, Point West Ventures, LP ("Point West") filed a complaint against HDT and Spencer Trask Ventures, Inc., the placement agent for HDT's Series B convertible preferred stock financing, in New York State Supreme Court. Point West, one of the investors in that financing, alleged misrepresentation in connection with that financing and sought rescission of its $500,000 investment. Subsequent to the filing of the complaint Point West was placed in receivership and the action against the Company and Spencer Trask was stayed and remains inactive. The receiver may determine to pursue the action at some future date.

The Company has received written notice from a third party alleging breach of contract and violation of trademark law in connection with the use of the "Home Director" trademark. The Company has taken what it believes is appropriate remedial action and does not believe that there is any remaining basis for a claim by the third party, nor has the third party taken further action to pursue its claim. Nevertheless, it is possible that the third party will initiate legal action seeking damages and/or injunctive relief against the Company. If any such litigation should be resolved adversely, the Company could be compelled to pay damages and/or royalties to the third party for its use of the Home Director name and/or limit or discontinue its use as a trademark.

Michael Liddle is employed by the Company as its chief executive officer under an employment agreement dated December 31, 2003, which expires on December 31, 2006, subject to automatic renewal for successive one-year terms unless terminated by the Company or Mr. Liddle prior to renewal. The agreement provides for an annual base salary of $216,000, subject to increase in the discretion of the Board of Directors. Mr. Liddle's annual base salary will increase to $300,000 if the Company achieves two consecutive profitable quarters, and he may be entitled to an annual cash bonus of up to 50% of his base salary, of which 75% is contingent upon the Company's achievement of certain targeted financial objectives approved by the Board of Directors and 25% is within the discretion of the Compensation Committee of the Board of Directors.

In connection with his employment, Mr. Liddle was granted options to purchase 420,464 shares of Common Stock at $1.30 per share (the market price of the Common Stock as of the date of grant), vesting in 36 equal monthly installments commencing on January 31, 2004. The number of shares of Common Stock underlying such options represents 3% of the Company's issued and outstanding Common Stock and shares of Common Stock underlying "in-the-money" warrants as of January 21, 2004. In addition to this initial grant, Mr. Liddle is entitled to receive additional stock option grants (up to a total of 1.75% of the outstanding Common Stock and "in-the-money" warrants) at the end of 2004 and again at the end of 2005, if the Company achieves certain targeted financial objectives approved by the Board of Directors for each of those years.

Under the terms of the Company's Amended and Restated Stock Option Plan, if Mr. Liddle's employment is terminated by the Company for cause, or if he terminates his employment without the Company's consent, his unexercised options will immediately expire.

If Mr. Liddle's employment is terminated without cause, he will be entitled to receive his base salary (as paid to him during the preceding 12 months or any shorter period of his employment), plus any unpaid bonus earned in the calendar year preceding such termination. If Mr. Liddle has been employed for at least six months during the calendar year in which his employment is terminated without cause, he will be eligible to receive a pro-rata portion of any bonus earned during such year, based upon the Company's achievement of applicable performance targets and subject to the discretion of the Compensation Committee of the Board of Directors. Also, in case of termination of Mr. Liddle's employment by the Company without cause, (i) all of his unvested stock options will become and remain immediately exercisable until expiration of their respective terms and (ii) he will be entitled to receive benefits under the Company's employee benefit plans after the termination date or until he obtains employee benefits in connection with new employment.

Upon termination of his employment, Mr. Liddle will be subject to a two year restriction on certain activities that compete with the Company.

Donald B. Witmer was employed as our Chairman and Chief Executive Officer under an employment agreement that expired on December 31, 2003, at which time he resigned from these positions. All options to purchase shares of Common Stock granted to Mr. Witmer before the Merger expired on December 31, 2003. On January 16, 2003, the Company granted Mr. Witmer options to purchase 180,000 shares of Common Stock at an exercise price of $3.75 per share, of which 60,000 have vested and remain exercisable through March 31, 2004 and the other 120,000 terminated upon his resignation. Mr. Witmer resigned as a director of the Company on February 12, 2004.

On March 3, 2004, Robert N. Wise resigned as the President, Chief Operating Officer and a director of the Company and entered into a Separation and Release Agreement with the Company. Under the terms of this agreement, the Company retained Mr. Wise as an independent consultant for a transition period of 30 days and the Company's obligation to employ Mr. Wise as its President and Chief Operating Officer under his Employment Agreement was terminated. The Company agreed to pay Mr. Wise (i) $10,000 during the transition period, (ii) $50,000 upon his resignation, (iii) 2% of the Company's first year revenues derived from certain contracts and projects, and (iv) 1% of the Company's second year revenues derived from such contracts and projects. In addition, the Company agreed to continue to provide Mr. Wise with benefits under the Company's employee benefit plans until December 31, 2004 and to pay the remaining installments due under an automobile lease and the balance of the purchase price of the leased automobile upon expiration of the lease. The Company and Mr. Wise exchanged releases. Pursuant to his employment agreement, Mr. Wise remains subject to certain restrictions on his post-employment activities for up to 12 months after his resignation.

All options to purchase shares of Common Stock granted to Mr. Wise before the merger expired upon his resignation. On January 16, 2003, the Company granted Mr. Wise options to purchase 180,000 shares of Common Stock at an exercise price of $3.75 per share. Upon Mr. Wise's resignation, 60,000 of such options expired unexercised and under the terms of the Separation and Release Agreement, 120,000 of such options are exercisable through March 3, 2005.

Note 13 — Provision for Abandonment of Facility

In June 2003, the Company exited its Durham, North Carolina warehouse facility and relocated the operations to its Livermore, California facility. The Company agreed to a settlement of $657,891 to be repaid over four years. As a result, the Company recorded a provision of $590,000 related to the remaining lease commitment associated with the Durham facility. In December 2003, the Company determined that certain fixed assets located in North Carolina would not be used and wrote off $93,966. There were no severance costs associated with this abandonment.

	Balance at 12/31/02	Provision	Payments	Balance at 12/31/03
Facility Abandonment	—	$590,000	$(68,657)	$521,343

Approximately $127,369 of the balance at December 31, 2003 is recorded as part of accounts payable and accrued expenses and $393,974 is recorded as other long-term liabilities.

Note 14 — Liquidity

As a result of its continuing losses, particularly during the fourth quarter of 2003, the Company faces an acute shortage of working capital. The Company currently owes $300,000 under a line of credit with Venture Banking Group and, as a result of the Company's failure to comply with certain financial covenants under the agreement governing such line of credit, an event of default currently exists. Effective as of March 23, 2004, the Company entered into a Factoring Agreement with Pacific Business Funding (described below), which provides for advances equal to 65% of the Company's eligible accounts receivable, as determined by Pacific Business Funding, subject to maximum total advances of $750,000.

On April 1, 2004, (see Note 16), the Company was advanced $450,000 under the Factoring Agreement and approximately $300,000 of this advance was used to repay the amounts outstanding under the Company's line of credit with Venture Banking Group, thereby terminating the agreement governing such line of credit.

Historically the Company's operations have never been self-sustaining, and it has financed its continuing operations through a series of private offerings of debt and equity and by obtaining advances under the Loan Agreement. The Company cannot predict when, if ever, its business will produce sufficient cash to reduce or eliminate its dependence on external financing as its primary source of working capital.

Private Placement

In December 2003 and January 2004, the Company raised net proceeds of $3,226,315 in a private placement of equity units consisting of 3,470,679 shares of Common Stock and three-year warrants to purchase 3,470,679 shares of Common Stock at exercise prices ranging from $1.068 to $1.298 per share. Net proceeds of $1,740,000 was received in 2003 and is reflected in the balance sheet as of December 31, 2003, and the remaining proceeds of $860,000 was received in 2004. The Company paid the placement agent $369,421 as cash compensation and for reimbursement of its non-accountable expenses and issued the placement agent five-year warrants to purchase 1,388,272 shares (prior to anti-dilution adjustment) of Common Stock at exercise prices ranging from $1.068 to $1.298 per share.

Loan Agreement

In July 2003, the Company entered into a Loan and Security Agreement with Venture Banking Group, a Division of Cupertino National Bank, providing for a revolving line of credit of up to

$1,000,000 at any time outstanding. Advances under the Loan Agreement are limited to 80% of the Company's eligible receivables (as defined) and bear interest at the lender's prime rate plus 0.5% (4.75% as of December 31, 2003), subject to a minimum rate of 4.75%. Amounts owing under the Loan Agreement are secured by substantially all of the Company's assets. As of December 31, 2003, the balance outstanding under the Loan Agreement was $300,000.

In October 2003 and again in February 2004, the lender notified the Company of the occurrence of an event of default under the Loan Agreement as a result of the Company's failure to comply with certain financial covenants. Although the lender has not exercised its default remedies (which include the right to demand immediate repayment of the outstanding balance), it is not providing further advances.

As a result of the recurring losses from operations, default of the line of credit, dependence upon financing operations through a series of private offerings of debt and equity and the uncertainty about the adequacy of funding during 2004, our independent auditors have included an explanatory paragraph in their report on the accompanying financial statements indicating there is substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 15 — Notes Payable

Notes payable consist of $125,000 remaining on a note payable to an individual that matured on August 24, 2001 and is currently in default. The note charged interest at 10% and accrued interest of $21,000 was recorded at December 31, 2001. No interest was accrued or paid during 2002 or 2003.

Note 16 — Subsequent Events

Effective as of March 23, 2004, the Company entered into a Factoring Agreement with Pacific Business Funding, a division of Greater Bay Bank, N.A. (the "Bank"). The Factoring Agreement provides for the Bank's purchase of the Company's eligible accounts receivable, with recourse, for a purchase price of 65% of such accounts (each, an "advance"), subject to maximum advances of $750,000, and is secured by substantially all of the Company's assets. The amounts advanced by the Bank are subject to a finance fee equal to the Bank's prime rate plus 6% per annum (10% as of April 1, 2004).

Any advances under the Factoring Agreement are within the complete discretion of the Bank. In addition, the Factoring Agreement requires that the Company raise proceeds of at least $2.0 million in an equity financing before May 1, 2004 and if the Company does not raise such proceeds in an equity financing by such date, the finance fee will be increased by 5% per annum. The term of the Factoring Agreement expires on May 5, 2005, but is terminable at will by the Bank or the Company at any time. The Company currently has no commitments with respect to any equity financing and there can be no assurance that it will be able to raise any equity financing by May 1, 2004 or thereafter.

On April 1, 2004, the Company was advanced $450,000 under the Factoring Agreement and approximately $300,000 of this advance was used to repay the amount outstanding under the line of credit with Venture Banking Group, thereby terminating the agreement governing such line of credit.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 – Indemnification of Directors and Officers.

Under our Restated Certificate of Incorporation and Amended and Restated Bylaws, our directors and officers are entitled to be indemnified to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law. Additionally, under our Restated Certificate of Incorporation and Amended and Restated Bylaws, our directors are not subject to personal liability to us or our stockholders for monetary damages resulting from a breach of fiduciary duty or failure to exercise any applicable standard of care, except that our directors may be subject to personal liability for monetary damages in circumstances involving:

•	a breach of the duty of loyalty;

•	acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends, stock purchases or redemptions under the Delaware General Corporation Law; or

•	transactions from which the director derives an improper personal benefit.

In addition, we maintain a directors' and officers' liability insurance policy to insure our directors and officers against liability asserted against, or incurred by them, in their capacities as our directors and officers, including liabilities arising under the Securities Act.

Item 25 – Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses of the Company in connection with the offering described in this registration statement. None of these costs and expenses will be paid by any of the selling stockholders.

Securities and Exchange Commission Registration Fee	$3,085.23
Legal Fees and Expenses	$60,000.00
Accounting Fees and Expenses	$15,000.00
Other Expenses	$27,000.00

Total Costs and Expenses	$105,085.23

Item 26 – Recent Sales of Unregistered Securities

Since the filing of our Registration Statement on Form SB-2 (No. 333-113408) on March 8, 2004, we have sold unregistered securities in the transactions described below.

On July 27, 2004, pursuant to a prior agreement, we sold to the firm of Kronish Lieb Weiner & Hellman LLP, our legal counsel, 84,746 shares of Common Stock in payment of $50,000 of fees for legal services previously rendered to us. These shares were issued to a single purchaser in a negotiated transaction, we reasonably believed the purchaser is an accredited investor, the certificate for the shares was endorsed with an appropriate restrictive legend, and we believe the transaction was therefore exempt from registration pursuant to Rule 506 under the Securities Act.

In June and July 2004, we sold units consisting of 8,813,569 shares of Common Stock and warrants to purchase 8,813,569 shares of Common Stock, for aggregate consideration of $5.2 million. The units were sold to persons we reasonably believed were accredited investors, without public solicitation or advertising, the certificates issued therefor were endorsed with an appropriate restrictive legend, and we believe the transaction was therefore exempt from registration pursuant to Rule 506 under the Securities Act. We paid Spencer Trask, our placement agent, cash compensation of $657,000, including reimbursement for its non-accountable expenses. In addition, we issued Spencer Trask warrants to purchase 3,525,427 shares of Common Stock at $0.74 per share.

In a May 2004 bridge financing, we sold convertible notes in the aggregate principal amount of $1,015,000 and warrants to purchase 1,015,000 shares of Common Stock at $1.00 per share for aggregate consideration of $1,015,000. On June 18, 2004, the entire $1,015,000 principal amount of the notes was automatically converted into units in the above described sale. The notes and warrants issued in the bridge financing were sold to persons we reasonably believed were accredited investors, without public solicitation or advertising, the certificates issued therefor were endorsed with an appropriate restrictive legend, and we believe the transaction was therefore exempt from registration pursuant to Rule 506 under the Securities Act. The securities issued in exchange for the notes were exempt from registration pursuant to Section 3(a)(9) of the Securities Act.

On July 2, 2004, in connection with our extension of certain engagements with Brockington Securities, Inc. and SLD Capital Corp., we issued to each warrants to purchase 250,000 shares of Common Stock at $1.00 per share. The warrants were issued to persons we reasonably believed were accredited investors, without public solicitation or advertising, the certificates for the warrants were endorsed with an appropriate restrictive legend, and we believe the transactions were therefore exempt from registration pursuant to Rule 506 under the Securities Act.

On March 30, 2004, in connection with our Factoring Agreement with Pacific Business Funding we issued warrants to purchase 8,333 shares of Common Stock at $1.20 per share to Greater Bay Bank NA, Pacific's parent entity. The warrants were issued to a single purchaser in a negotiated transaction, we reasonably believed the purchaser was an accredited investor, the certificate for the warrants was endorsed with an appropriate restrictive legend, and we believe the transaction was therefore exempt from registration pursuant to Rule 506 under the Securities Act.

During the second quarter we issued to certain of our officers, directors and senior level employees options to purchase a total of 1,515,003 shares of Common Stock under our Amended and Restated Stock Option Plan, including options to purchase 119,500 shares of Common Stock granted to Jerry Steckling, our Chief Technology Officer, in exchange for his assignment to us of certain intellectual property. There were, however, no contracts, agreements or other similar arrangements with any future value assigned to us under the agreement with Mr. Steckling. See "Certain Relationships and Related Transactions." The exercise prices of such options are equal to the fair market value on the respective grant dates. Since the stock option grants were made to a small number of informed persons who were provided with all information relevant to their investment decisions, we believe such grants were exempt from registration pursuant to Section 4(2) of the Securities Act. We plan to register under the Securities Act the offering of Common Stock pursuant to all options granted or which may be granted under our Amended and Restated Stock Option Plan.

Item 27 – Exhibits.

The following exhibits are filed with this document:

Exhibit Number	Exhibit Title†
2.1	Asset Purchase Agreement by and among Home Director, Inc., Spencer Trask Intellectual Capital Company LLC and International Business Machines Corporation, dated as of December 7, 1999.****
2.2	Agreement and Plan of Merger and Reorganization among Home Director, Inc., DI Acquisition, Inc., Digital Interiors, Inc. and Donald B. Witmer as Stockholders' Agent, dated as of October 24, 2000.****
2.3	Asset Purchase Agreement, dated May 14, 2001, by and among Digital Interiors, Inc., Los Gatos Home Theater, Inc. and Joseph J. Paris.****
2.4	Agreement and Plan of Merger, dated as of April 9, 2002, by and among Netword, Inc., Webspeak Acquisition Corp. and Home Director, Inc.*
2.5	Amendment No. 1 to Agreement and Plan of Merger, dated as of July 31, 2002, by and among Netword, Inc., Webspeak Acquisition Corp. and Home Director, Inc.*

Exhibit Number	Exhibit Title†
2.6	Amendment No. 2 to Agreement and Plan of Merger, dated as of October 25, 2002, by and among Netword, Inc., Webspeak Acquisition Corp. and Home Director, Inc.**
2.7	Stock Purchase Agreement, dated as of January 22, 2003, between Home Director, Inc. and Michael L. Wise.****
3.1	Certificate of Incorporation of Netword, Inc.††
3.2	First Certificate of Amendment to the Certificate of Incorporation of Netword, Inc.***
3.3	Restated Certificate of Incorporation of Home Director, Inc.***
3.4	Bylaws of Home Director, Inc., as amended and restated on March 3, 2004. (Incorporated by reference to the corresponding exhibit previously filed as an exhibit to Home Director's Registration Statement on Form SB-2 (No. 333-113408), filed with the Securities and Exchange Commission on March 8, 2004)
3.5	Certificate of Merger merging Webspeak Acquisition Corp. with and into Home Director, Inc.***
4.1	Form of Warrant to purchase shares of Common Stock of Netword, Inc. issued to members of Netword, LLC in connection with the merger of Netword, LLC and Netword, Inc.††
4.2	Warrant to purchase shares of Common Stock of Netword, Inc., dated May 1, 1999, issued to Pryor, Cashman, Sherman & Flynn LLP.††
4.3	Form of Subscription Agreement to purchase shares of Common Stock of Netword, Inc. executed in connection with the Rule 506 sale of 782,000 units consummated on July 28, 1999 and August 5, 1999.††
4.4	Form of Warrant to purchase shares of Common Stock of Netword, Inc. issued to purchasers in the Rule 506 offering to David Segal and to NorthStar Capital Partners LLC.††
4.5	Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated March 3, 2000, issued to the McKenna Group. ****
4.6	Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated May 4, 2001, issued to the McKenna Group.****
4.7	Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated October 5, 2000, issued to Motorola, Inc.****
4.8	Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated October 11, 2000, issued to Spencer Trask Ventures, Inc.****
4.9	Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated October 11, 2001, issued to Mary Walker.****
4.10	Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated January 25, 2001, issued to Spencer Trask Ventures, Inc.****
4.11	Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated May 14, 2001, issued to Joseph J. Paris.****
4.12	Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated October 11, 2001, issued to The Conrado Company, Inc.****

Exhibit Number	Exhibit Title†
4.13	Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated December 3, 2001, issued to Peter Blaettler.****
4.14	Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated February 6, 2002, issued to Spencer Trask Investment Partners, LLC.****
4.15	Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated February 6, 2002, issued to Donald B. Witmer.****
4.16	Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated February 6, 2002, issued to Robert N. Wise.****
4.17	Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated May 1, 2002, issued to Southport Park Limited Partnership.****
4.18	Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated May 8, 2002, issued to the Dioguardi Family Trust.****
4.19	Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated May 8, 2002, issued to Donald B. Witmer.****
4.20	Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated May 8, 2002, issued to Spencer Trask Ventures, Inc.****
4.21	Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated May 14, 2002, issued to Spencer Trask Ventures, Inc.****
4.22	Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated June 26, 2002, issued to Spencer Trask Ventures, Inc.****
4.23	Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated July 8, 2002, issued to Spencer Trask Ventures, Inc.****
4.24	Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated July 26, 2002, issued to Spencer Trask Ventures, Inc.****
4.25	Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated September 30, 2002, issued to Spencer Trask Ventures, Inc.****
4.26	Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated October 7, 2002, issued to Spencer Trask Ventures, Inc.****
4.27	Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated September 30, 2002, issued to Kirlin Securities, Inc.****
4.28	Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated October 7, 2002, issued to Kirlin Securities, Inc.****

Exhibit Number	Exhibit Title†
4.29	Warrant to purchase shares of Series B Convertible Preferred Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated April 3, 2000, issued to Spencer Trask Ventures, Incorporated.****
4.30	Warrant to purchase shares of Series C Convertible Preferred Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated July 6, 2000, issued to Spencer Trask Ventures, Incorporated.****
4.31	Amended and Restated Stock Option Plan of Home Director, Inc., as amended through May 20, 2004. (Incorporated by reference to Appendix A to Home Director's proxy statement for its 2004 Annual Meeting of Stockholders, as filed with the Securities Exchange Commission on April 30, 2004.)
4.32	Form of Award Letter for Optionees.††
4.33	Warrant to purchase shares of Common Stock of Home Director, Inc. issued to Brockington Securities, Inc. on December 9, 2003. (Incorporated by reference to the corresponding exhibit previously filed as an exhibit to Home Director's Registration Statement on Form SB-2 (No. 333-113408), filed with the Securities and Exchange Commission on March 8, 2004.)
4.34	Warrant to purchase shares of Common Stock of Home Director, Inc. issued to SLD Capital Corp. on December 9, 2003. (Incorporated by reference to the corresponding exhibit previously filed as an exhibit to Home Director's Registration Statement on Form SB-2 (No. 333-113408), filed with the Securities and Exchange Commission on March 8, 2004.)
4.35	Form of warrant to purchase shares of Common Stock of Home Director, Inc. issued to subscribers in Home Director's private placement of equity units in December 2003 and January 2004. (Incorporated by reference to the corresponding exhibit previously filed as an exhibit to Home Director's Registration Statement on Form SB-2 (No. 333-113408), filed with the Securities and Exchange Commission on March 8, 2004.)
4.36	Form of warrants to purchase shares of Common Stock of Home Director, Inc. issued to Spencer Trask Ventures, Inc. in Home Director's private placement of equity units in December 2003 and January 2004. (Incorporated by reference to the corresponding exhibit previously filed as an exhibit to Home Director's Registration Statement on Form SB-2 (No. 333-113408), filed with the Securities and Exchange Commission on March 8, 2004.)
4.37	Form of warrant issued to subscribers in Home Director, Inc.'s bridge financing in May 2004 and its private placement of equity units on June 18, 2004, June 30, 2004, July 13, 2004 and July 27, 2004. (Incorporated by reference to the corresponding exhibit previously filed as an exhibit to Home Director's Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 4, 2004.)
4.38	Form of warrant issued to Spencer Trask Ventures, Inc. in connection with Home Director's private placement of equity units on June 18, 2004, June 30, 2004, July 13, 2004 and July 27, 2004. (Incorporated by reference to the corresponding exhibit previously filed as an exhibit to Home Director's Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 4, 2004.)
5.1	Opinion of Kronish Lieb Weiner & Hellman LLP (filed herewith).
9.1	Voting Agreement, dated as of April 30, 2002, among Netword, Inc., Spencer Trask Intellectual Capital Company LLC, Spencer Trask Ventures, Inc., Cisco Systems, Inc., Motorola, Inc., Donald Witmer, Robert Wise and Daryl Stemm.*
9.2	Stockholders Agreement, dated as of July 16, 2002, among Home Director, Inc., Netword, Inc., Spencer Trask Investment Partners, LLC, Spencer Trask Intellectual Capital Company LLC, Spencer Trask Ventures, Inc., Motorola, Inc., Cisco Systems, Inc., Donald Witmer, Daryl Stemm, Kent M. Klineman, Jordan Klineman, Justine Klineman, Michael Wise, Batya Wise, David Wise, Gidon Wise, Joseph S. Reiss, Gary and Lynn Gettenberg as joint tenants, The Lawrence Charitable Trust, Klondike Resources, Inc., the Jesurum Family Limited Partnership and Stilwell Holding LLC.*

Exhibit Number	Exhibit Title†
9.3	Letter Agreement, dated as of April 30, 2002, among Netword, Inc., Spencer Trask Investment Partners, LLC, Spencer Trask Intellectual Capital Company, LLC, Spencer Trask Ventures, Inc., Donald B. Witmer, Robert Wise and Daryl Stemm.*
10.3	Employment Agreement, dated as of September 24, 2001, between Home Director, Inc. and Donald B. Witmer.****
10.4	Employment Agreement, dated as of September 24, 2001, between Home Director, Inc. and Robert N. Wise.****
10.5	Sublease Agreement, dated July 23, 2002, among Adaptec, Inc., Home Director, Inc. and Shea Center Livermore, LLC.****
10.6	Lease Agreement, dated as of April 19, 2000, by and between Southport Business Park Limited Partnership and Home Director, Inc., as amended.****
10.7	Placement Agency Agreement, dated April 10, 2002, by and between Home Director, Inc. and Spencer Trask Ventures, Inc.****
10.8	Agreement, dated as of April 17, 2003, by and between Sears, Roebuck & Co. and Home Director, Inc. Portions of this exhibit have been omitted pursuant to a grant of confidential treatment. The term "confidential treatment" and the mark "*" used throughout this exhibit mean that the material has been omitted and separately filed with the SEC.
10.9	Loan and Security Agreement, dated as of July 24, 2003, by and between Venture Banking Group, a Division of Cupertino National Bank, and Home Director, Inc., Home Director Technologies, Inc. and Digital Interiors, Inc.‡‡
10.10	Placement Agency Agreement, dated as of November 10, 2003, by and between Spencer Trask Ventures, Inc. and Home Director, Inc. (Incorporated by reference to the corresponding exhibit previously filed as an exhibit to Home Director's Registration Statement on Form SB-2 (No. 333-113408), filed with the Securities and Exchange Commission on March 8, 2004.)
10.11	Letter Agreement, dated as of December 9, 2003, by and between Home Director, Inc. and Brockington Securities, Inc. (Incorporated by reference to the corresponding exhibit previously filed as an exhibit to Home Director's Registration Statement on Form SB-2 (No. 333-113408), filed with the Securities and Exchange Commission on March 8, 2004.)
10.12	Letter Agreement, dated as of December 9, 2003, by and between Home Director, Inc. and SLD Capital Corp. (Incorporated by reference to the corresponding exhibit previously filed as an exhibit to Home Director's Registration Statement on Form SB-2 (No. 333-113408), filed with the Securities and Exchange Commission on March 8, 2004.)
10.13	Form of Subscription Agreements to purchase shares of Common Stock and Warrants to purchase shares of Common Stock between Home Director, Inc. and the several purchasers of its equity units sold on December 9, 2003, December 19, 2003 and January 21, 2004. (Incorporated by reference to the corresponding exhibit previously filed as an exhibit to Home Director's Registration Statement on Form SB-2 (No. 333-113408), filed with the Securities and Exchange Commission on March 8, 2004.)
10.14	Form of Registration Rights Agreement between Home Director, Inc. and the several purchasers of its equity units sold on December 9, 2003, December 19, 2003 and January 21, 2004. (Incorporated by reference to the corresponding exhibit previously filed as an exhibit to Home Director's Registration Statement on Form SB-2 (No. 333-113408), filed with the Securities and Exchange Commission on March 8, 2004.)
10.15	Employment Agreement, dated as of December 31, 2003, by and between Home Director, Inc. and Michael Liddle. (Incorporated by reference to the corresponding exhibit previously filed as an exhibit to Home Director's Registration Statement on Form SB-2 (No. 333-113408), filed with the Securities and Exchange Commission on March 8, 2004.)

Exhibit Number	Exhibit Title†
10.16	Employment Agreement, dated as of January 7, 2004, by and between Home Director, Inc. and Jerry Steckling. (Incorporated by reference to the corresponding exhibit previously filed as an exhibit to Home Director's Registration Statement on Form SB-2 (No. 333-113408), filed with the Securities and Exchange Commission on March 8, 2004.)
10.17	Separation and Release Agreement by and between Robert N. Wise, Home Director, Inc., Home Director Technologies, Inc. and Digital Interiors, Inc., dated as of March 3, 2004. (Incorporated by reference to the corresponding exhibit previously filed as an exhibit to Home Director's Registration Statement on Form SB-2 (No. 333-113408), filed with the Securities and Exchange Commission on March 8, 2004.)
10.18	Factoring Agreement dated March 23, 2004 by and between Home Director, Inc., Home Director Technologies, Inc. and Digital Interiors, Inc. and Pacific Business Funding, a division of Greater Bay Bank, N.A. (Incorporated by reference to the corresponding exhibit previously filed as an exhibit to Home Director's Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission on April 2, 2004.)
10.19	Forbearance Agreement dated as of May 6, 2004, between Pacific Business Funding and Home Director, Inc. (Incorporated by reference to the corresponding exhibit previously filed as an exhibit to Home Director's Quarterly Report on Form 10-QSB, filed with the Securities and Exchange Commission on May 24, 2004.)
10.20	Placement Agency Agreement dated May 28, 2004, between Home Director, Inc. and Spencer Trask Ventures, Inc. (Incorporated by reference to the corresponding exhibit previously filed as an exhibit to Home Director's Quarterly Report on Form 10-QSB, filed with the Securities and Exchange Commission on August 16, 2004.)
10.21	Form of Registration Rights Agreement between Home Director, Inc. and the several purchasers of its equity units sold on June 18, 2004, June 30, 2004 and July 27, 2004. (Incorporated by reference to the corresponding exhibit previously filed as an exhibit to Home Director's Quarterly Report on Form 10-QSB, filed with the Securities and Exchange Commission on August 16, 2004.)
10.22	Form of Subscription Agreement to purchase shares of common stock and warrants to purchase shares of common stock between Home Director, Inc. and the several purchasers of its equity units sold on June 18, 2004, June 30, 2004, July 13, 2004 and July 27, 2004 (Incorporated by reference to the corresponding exhibit previously filed as an exhibit to Home Director's Quarterly Report on Form 10-QSB, filed with the Securities and Exchange Commission on August 16, 2004.)
10.23	Form of Securities Purchase Agreement to purchase an 8% Convertible Note and warrants to purchase shares of common stock between Home Director, Inc. and the several investors in its bridge financing in May 2004. (Incorporated by reference to the corresponding exhibit previously filed as an exhibit to Home Director's Quarterly Report on Form 10-QSB, filed with the Securities and Exchange Commission on August 16, 2004.)
10.24	Confidentiality and Work Products Agreement dated January 14, 2004 between Home Director, Inc. and Jerry Steckling. (Filed herewith)
10.25	Agreement, dated as of July 1, 2004 between Home Director, Inc. and Michael Liddle, Daryl Stemm, Kent M. Klineman, Ezra P. Mager, Stephen B. Ste. Marie and Michael Wise suspending exercise of certain options and warrants. (Filed herewith)
21	List of subsidiaries of Home Director, Inc.****
23.1	Consent of Mahoney Cohen & Company, CPA, P.C., independent registered public accounting firm (Filed herewith)
23.2	Consent of Kronish Lieb Weiner & Hellman LLP (included in Exhibit 5.1).

†	Exhibits that pre-date the merger on December 19, 2002 and refer to Home Director, Inc. are references to Home Director Technologies, Inc., now a wholly-owned subsidiary of the registrant (See Exhibit 21), and exhibits that pre-date the merger and refer to Netword, Inc. are references to Home Director, Inc., the registrant.

††	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to Netword's registration statement on Form SB-1 (Reg. No. 333-86873) filed with the Securities and Exchange Commission on September 9, 1999.

*	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to Netword's Registration Statement on Form S-4 (Reg. No. 333-86873), filed with the Securities and Exchange Commission on August 2, 2002.

**	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to Amendment No. 1 to Netword's Registration Statement on Form S-4, filed with the Securities and Exchange Commission on October 28, 2002.

***	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to Home Director's report on Form 8-K, filed with the Securities and Exchange Commission on December 20, 2002.

****	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to Home Director's report on Form 10-KSB for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on March 31, 2003.

‡	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to Home Director's report on Form 10-QSB for the fiscal quarter ended June 30, 2003, filed with the Securities and Exchange Commission on August 19, 2003.

‡‡	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to Home Director's report on Form 10-QSB for the fiscal quarter ended September 30, 2003, filed with the Securities and Exchange Commission on November 17, 2003.

Item 28 – Undertakings.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)    Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)    Include any additional or changed material information on the plan of distribution.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

Insofar as indemnification arising under the Securities Act may be permitted to directors, officers and controlling persons of Home Director, Inc. pursuant to the foregoing provisions, or otherwise, Home Director, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Home Director, Inc. of expenses incurred or paid by a director, officer or controlling person of Home Director, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Home Director, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Livermore, State of California, on September 10, 2004.

HOME DIRECTOR, INC. (Registrant)
By:	/s/ Michael Liddle
Michael Liddle Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael Liddle	Chief Executive Officer and Director	September 10, 2004

Michael Liddle

/s/ Daryl Stemm	Chief Financial and Accounting Officer and Secretary	September 10, 2004

Daryl Stemm

/s/ Kent M. Klineman	Director	September 10, 2004

Kent M. Klineman

/s/ Ezra P. Mager	Chairman of the Board of Directors	September 10, 2004

Ezra P. Mager

/s/ Stephen B. Ste. Marie	Director	September 10, 2004

Stephen B. Ste. Marie

/s/ Michael L. Wise	Director	September 10, 2004

Michael L. Wise

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